Vertex Energy Operating LLC 8-K

Exhibit 2.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

SALE AND PURCHASE AGREEMENT

By and Between

EQUILON ENTERPRISES LLC d/b/a SHELL OIL PRODUCTS US and/or SHELL CHEMICAL LP and/or SHELL OIL COMPANY

(Collectively Seller)

and

VERTEX ENERGY OPERATING LLC

(Buyer)

Sale and Purchase of the Shell Mobile Refinery

May 26, 2021

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SCHEDULES

SCHEDULE	DESCRIPTION
1.01A	Seller Knowledge Individuals
1.01B	Buyer Knowledge Individuals
1.01C	Certain Permitted Encumbrances
1.01D	Environmental Fuel Credits
2.01(b)(i)	Refinery Owned Real Property
2.01(b)(ii) 201(b)(iii) 2.01(c) 2.01(f)	Improvements Easements Refinery Leased Real Property Refinery Personal Property
2.01(g) 2.01(h)	Refinery Contracts Refinery Permits
2.02(a)(iv) 2.03(a)(v)	Excluded Contracts Turnaround Contracts
2.02(a)(xiv)	Certain Excluded Assets
2.03(b) 2.06	Retained Liabilities Specified Capital Expenditures
2.08(a)(1)	Inventory Determination Procedures
2.08(a)(2)	Inventory Valuation Methodology
2.08(b)	List of Approved Field Inspectors
10.01	Employee Matters
10.02 11.10	Personal Data Protection Required Licenses and Contracts
14.03	Tax Allocation

Disclosure Letter

Section	Description
4.03	No Breach
4.04	Ownership of Assets
4.06	Ownership of the Assets
4.07(a)	Compliance with Law – Seller
4.07(b)	Compliance with Law – Assets
4.08	Refinery Permits
4.09	Proceedings; Judgments
4.10(a)	Material Contracts
4.10(b)	Material Contracts – Non-Compliance or Termination
4.11	Taxes
4.12	Affiliate Agreements
4.13(a)	HSE Permits
4.13(b)	HSE Claims
4.13(c)	Compliance with HSE Laws
4.13(d)	HSE Judgments

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EXHIBITS

EXHIBIT	DESCRIPTION
A	Buyer’s Promissory Note
B	Form of Deed for Refinery Owned Real Property
C	Form of Real Property Interest Assignment and Assumption Agreement
D	Form of Bill of Sale, Assignment and Assumption Agreement
E	Form of Shell Refinery Process License Agreement
F	Form of Shell Software License Agreement
G	Terms of Crude and Feedstock Supply Agreement
H	Form of Products Offtake Agreement
I	Form of HOF Agreement
J	Form of Terminalling Services Agreement
K	Swap Kit Agreement
L	Form of N1450
M	Form of Shell Pipeline Management Agreement

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SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of May 26, 2021 (the “Execution Date”), by and between EQUILON ENTERPRISES LLC d/b/a SHELL OIL PRODUCTS US, a Delaware limited liability company, SHELL OIL COMPANY, a Delaware corporation, and/or SHELL CHEMICAL LP, a Delaware limited partnership (collectively “Seller”), and VERTEX ENERGY OPERATING LLC, a Texas limited liability company and/or assigns (“Buyer”). Seller and Buyer are referred to individually as a “Party,” and collectively, as the “Parties.”

W I T N E S E T H:

WHEREAS, Seller owns or leases certain refining assets and other related assets located at 400 Industrial Parkway, Saraland, AL 36571, which are generally referred to as the “Mobile Refinery” and collectively, as the “Refinery”;

WHEREAS, Seller, directly or through certain of its Affiliates, desires to sell, assign, transfer, convey and deliver to Buyer, and Buyer through certain of its Affiliates desires to purchase, assume, acquire and accept from Seller (or Seller’s Affiliates, as applicable), the Assets (hereinafter defined), on the terms and subject to the conditions of this Agreement;

WHEREAS, the sale of the Refinery to Buyer is subject to Buyer’s assumption of the Assumed Liabilities (hereinafter defined) on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

1.01           Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“1031 Exchange” has the meaning set forth in Section 14.04.

“AAA” means the American Arbitration Association.

“AAA Rules” has the meaning set forth in Section 16.01.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the

Sale and Purchase Agreement

ownership of voting securities, by agreement or otherwise. It is understood that (i) an entity (hereinafter referred to as the “parent entity”) directly “controls” another entity (hereinafter referred to as the “controlled entity”) if the parent entity holds shares or equivalent ownership interest or contractual rights carrying more than 50% of the votes exercisable at a general meeting (or its equivalent) of the controlled entity or the right to appoint a majority of the members of the board of directors (or its equivalent) of the controlled entity, and (ii) a parent entity indirectly “controls” a controlled entity if a series of entities can be specified beginning with the parent entity and ending with the controlled entity such that each entity of the series owns, either directly or through one or more entities in the series, more than a 50% interest in a later entity in the series or otherwise holds (directly or indirectly) the rights with respect to the controlled entity.

“Agreement” has the meaning set forth in the preamble and, for the avoidance of doubt, shall include all Exhibits and Schedules attached hereto.

“Anti-Corruption Laws” means (i) the United States Foreign Corrupt Practices Act of 1977; (ii) the United Kingdom Bribery Act 2010; and (iii) all applicable national, regional, provincial, state, municipal or local laws and regulations that prohibit tax evasion, money laundering or otherwise dealing in the proceeds of crime or the bribery of, or the providing of unlawful gratuities, facilitation payments, or other benefits to, any Government Official or any other Person.

“Antitrust Authorities” has the meaning set forth in Section 8.01(a).

“Applicable Data Protection Laws” means all laws, rules, regulations, governmental requirements, codes as well as international, federal, state, provincial laws applicable to a Party when acting as a controller or processor of Personal Data.

“Applicable Law” means any applicable statute, law (including common law), ordinance, code (including the Code), rule or regulation promulgated, issued or enacted by any Governmental Authority having jurisdiction and any applicable Judgment or consent of or agreement with any Governmental Authority having jurisdiction, including Anti-Corruption Laws, Trade Control Laws, HSE Laws and Applicable Data Protection Laws.

“Arbitration Notice” has the meaning set forth in Section 16.01.

“ACM” means any material that contains asbestos in concentrations greater than 1%.

“Assets” has the meaning set forth in Section 2.01.

“Assumed Liabilities” has the meaning set forth in Section 2.03(a).

“Authorizations” means any and all Permits, authorizations, certificates, private letter rulings or other governmental approvals, licenses, consents, or restrictions, in whatever form, relating to compliance with any Applicable Law, including any HSE Permit, which are necessary to transfer the Assets and to enable Buyer to own, maintain, and operate the Assets substantially in the same manner as they were operated prior to the Closing Date. Authorizations shall not include Easements.

Sale and Purchase Agreement

“Base Amount” has the meaning set forth in Section 2.04.

“Benzene” means any organic, aromatic hydrocarbon with a chemical formula of C6 H6.

“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Business” means the Refinery with a nameplate capacity of approximately 91 (mbpd) processing various grades of sweet crude oil into gasoline, diesel, vacuum gas oil, jet, benzene concentrate, LPG and other miscellaneous products for sale to customers via pipeline, marine transportation and truck in the Mobile, Alabama area.

“Business Day” means any day other than a Saturday, Sunday, public holiday or other day on which commercial banks in the State of Texas are authorized by law to close.

“Business Employees” has the meaning set forth in Section 10.01(a) of Schedule 10.01.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 13.02.

“Buyer’s Promissory Note” means the promissory note attached hereto as Exhibit A.

“Buyer’s Title Objections” has the meaning set forth in Section 7.07.

“Casualty” means a damage or destruction of all or any material portion of the Assets by a Casualty Event.

“Casualty Event” means any loss, damage or destruction of Assets as a result of any fire, explosion, collision, earthquake, windstorm, flood or other casualty event or any condemnation by any Governmental Authority, but for the avoidance of doubt excluding any loss, damage or destruction as a result of events that arise in the ordinary course, such as depreciation or ordinary wear and tear.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq.

“Change in Control” means, and shall be deemed to have occurred upon any transaction, or series of related transactions, that results or would be reasonably likely to result in the transfer, whether directly or indirectly including by operation of law, of more than 50% of the Equity Interests of Buyer or its subsidiaries, including the transfer of more than 50% of the Equity Interests in any business entity that owns or controls, directly or indirectly, more than 50% of the Equity Interests of Buyer.

“Claim” means a dispute, claim, or controversy whether based on contract, tort, strict liability, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of an agreement).

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“Claim Notice” has the meaning set forth in Section 13.04(a).

“Closing” means the closing of the Contemplated Transactions in accordance with the terms and conditions of this Agreement.

“Closing Date” means the time and date established for the Closing pursuant to Section 3.01(a).

“Closing Date Payment” has the meaning set forth in Section 2.09.

“Closing Documents” means the agreements, documents, instruments and certificates executed and delivered by the Parties or their Affiliates at the Closing pursuant to Section 3.02 and any other agreements, documents, instruments or certificates executed in connection with or as required under this Agreement, including the Commercial Agreements.

“COBRA” has the meaning set forth in Section 10.04(f) of Schedule 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” has the meaning set forth in Section 10.02 of Schedule 10.01.

“Commercial Agreements” means individually and collectively the Crude and Feedstock Supply Agreement, the Products Offtake Agreement, the HOF Agreement, the Shell Pipeline Management Agreement and the N1450 Agreement.

“Confidential Information” has the meaning set forth in Section 17.15(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement between Seller and Buyer dated, June 3, 2020.

“Consent Decree” means all provisions of the Consent Decree entered on October 29, 2010 by the United States District Court for the Southern District of Texas in the case captioned United States of America, State of Alabama, and State of Louisiana v. Shell Chemical, LP, Civil Action Case No. 4:10cv1042 that pertain to the Refinery or to both the Refinery and the petroleum refinery located in St. Rose, Louisiana, but specifically excluding any provisions that pertain solely to St. Rose, Louisiana.

“Consent Order” means Alabama Department of Environmental Management – Consent Order No. CO 16-066-CAP (effective June 15, 2016); relating to High Pressure and Low-Pressure Flares compliance with requirements of NSPS Subpart Ja.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the sale of the Assets to Buyer; (ii) the execution and delivery of the Closing Documents; and (iii) the performance by the Parties of their respective covenants and Obligations under this Agreement.

Sale and Purchase Agreement

“Contract” means any contract, agreement, commitment, lease or other Obligation or arrangement (whether written or oral), but excluding any contract, agreement, commitment, Obligation or arrangement relating to Intellectual Property, any employee benefit plan, and any Excluded Contract.

“Corrective Action” means all activities, whether undertaken pursuant to judicial or administrative order or otherwise, reasonably necessary to comply with applicable HSE Laws to investigate, test, monitor and, if required, clean up, abate, remove, dispose, treat, cover, remediate (including by natural attenuation or bioremediation), protect from human or environmental exposure or in any other commercially reasonably way address Hazardous Substances in the environment but in each case, only to the extent that any of the activities as described herein is required under applicable HSE Laws.

“Corrective Action Orders” means any order, decree, directive, settlement (including consent decree) or any other similar requirement or demand issued by, or entered into with, any applicable Governmental Authority to perform Corrective Action pursuant to any HSE Law relating to the ownership, operation or use of any of the Assets; provided, however, that the term “Corrective Action Order” does not include any HSE Law in and of itself or recommendations by any Governmental Authority not required by Applicable Law.

“Covid-19 Response” means actions taken by the Seller Companies or their Affiliates at their reasonable discretion in order to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19.

“Crude and Feedstock Supply Agreement” means a Crude and Feedstock Supply Agreement, between the Parties, which shall be negotiated in accordance with the agreed terms attached hereto as Exhibit G.

“Data Controller” means the Person that alone or jointly with others determines the purposes and means of the Processing of Personal Data.

“Data Room” means the electronic data room(s) maintained by Intralinks, Inc. on behalf of Seller for the posting of documents for review by Buyer in connection with the Contemplated Transactions.

“De Minimis Amount” has the meaning set forth in Section 13.08(b)(i).

“Decommissioning and Restoration Obligations” means all present (to the extent required to be performed in the future) and future Obligations to:

(a)               close, decommission, dismantle and/or remove the Refinery and all Improvements, foundations, pipelines, piping, Equipment and other facilities located on or within the Real Property;

(b)               assess, safely restore, remediate, and/or reclaim any Environmental Condition, and sustainably reuse the Real Property;

Sale and Purchase Agreement

(c)	any Obligations under items (a) and (b) above that relate to Seller’s interests in the Easements,

all in accordance with generally accepted oil refining practices and terminal industry practices, as applicable, Applicable Law, and the Contracts.

“Deed” has the meaning set forth in Section 3.02(a)(i).

“Deposit” has the meaning set forth in Section 2.05(a).

“Disclosure Letter” means the disclosure letter delivered by Seller to Buyer (including any supplement or amendment thereto pursuant to Section 6.03) setting forth certain disclosures pursuant to, and certain exceptions to, the representations and warranties of Seller contained in Article IV.

“Dispute” has the meaning set forth in Section 16.01.

“Easements” means easements, licenses (that are in the nature of easements rather than in the nature of leases), rights-of-way, servitudes, surface use agreements, leases, franchises, and similar agreements granting the right to use the Real Property

“Effective Time” has the meaning set forth in Section 3.03.

“Electing Party” has the meaning set forth in Section 14.04.

“Employee List” has the meaning set forth in Section 10.01(a) of Schedule 10.01.

“Environmental Condition” means any condition at, on, under, within or migrating to or from the Real Property, in each case arising out of the presence of any Hazardous Substances or a Release on, at, or underlying the Real Property.

“Environmental Fuel Credits” means all of those emissions credits, allowances, offsets, compliance instruments, allotments, renewable identification numbers, low-carbon fuel standard credits, certificates, authorizations, and other credits (relating to applicable fuel quality standards, renewable fuel and emissions standards, and other matters) as described in Schedule 1.01D.

“Environmental Testing” means any environmental test, inspection or invasive investigation of the Assets for the purpose of creating new data, such as taking environmental samples, analysis of samples, or drilling of groundwater wells, including but not limited to any ASTM Phase II environmental site assessment.

“Equipment” means all furnishings, furniture, computer hardware, telecommunications equipment, fittings, machinery, refining process units, tools, apparatus, tanks, meters, pumps, engines, compressors, pipes, valves, connections, regulators, sewers, appliances, signs and all other articles of Personal Property of every kind whatsoever (excluding Improvements and Refinery Non-Hydrocarbon Inventory), in all cases owned by or leased to a Seller Company, that in the Ordinary Course of Business are located on the Real Property or are used in or held for use

Sale and Purchase Agreement

by a Seller Company for operation, repair, construction, improvement or maintenance of the Refinery.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), other equity interests, and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“ERISA” means the Employee Retirement Security Act of 1974, as amended or any successor law, and the rules, regulations, and forms promulgated thereunder.

"ERISA Affiliate" means any entity (whether or not incorporated) which is or was, at the relevant time, together with any Seller, treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

“Execution Date” has the meaning set forth in the preamble.

“Excluded Assets” has the meaning set forth in Section 2.02(a).

“Excluded Contracts” has the meaning set forth in Section 2.02(a)(iv).

“Excluded Permits” has the meaning set forth in Section 2.02(a)(iv).

“Extended Outside Date” has the meaning set forth in Section 15.02.

“Field Inspector” has the meaning set forth in Section 2.08(b).

“Field Inspector Report” has the meaning set forth in Section 2.08(b).

“Financial Audit” has the meaning set forth in Section 4.14(c).

"Financial Statements" means the audited annual financial statements in respect of the Purchased Assets, including the notes thereto, as more particularly described in Section 4.14.

“Financing” means the loans and other financing amounts to be provided for the purpose of Buyer’s purchase of the Assets or the Contemplated Transactions on the Closing Date.

“Financing Source Affiliate” has the meaning set forth in Section 13.15(b).

“Financing Commitments” means the commitment letter(s) and fee letters (whether one or more) contemplated in such commitment letters and any other loan documents or other letter agreements or other understandings to which Buyer is a party, in each case necessary for the Financing, as the same may be amended pursuant to Section 5.09.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Financing, including the parties to the Financing Commitments and any joinder agreements or credit agreements relating thereto, together with their

Sale and Purchase Agreement

Affiliates, officers, directors, employees, limited partners, stockholders, managers, members, agents and representatives involved in the Financing and their successors and assigns.

"Fringe Benefit Plan" means any fringe benefit plan under Code Sections 125, 127, 129, 132, or 137 and any bonus, incentive compensation, deferred compensation, restricted stock, other stock-based incentive, salary continuation, bonus plan, employment-related change in control benefit, retention agreement and any other payment or benefit which is not within the meaning of a Pension Plan or Welfare Plan. The term "Fringe Benefit Plan" shall also include any terminated fringe benefit plan previously maintained, sponsored or contributed to by any Seller or any ERISA Affiliate which, as of the date of this Agreement, has not distributed all of its assets or satisfied all of its Liabilities.

“Fundamental Representations” has the meaning set forth in Section 13.07.

“Governmental Authority” means the United States and any foreign or domestic state, county, city or other political subdivision and any department, commission, board, bureau, agency, commission, officer, official, court, tribunal, arbitrator, board or bureau or other instrumentality thereof and any self-regulatory organization, such as a securities exchange.

“Government Official” means an official or employee of any Governmental Authority, including any person acting in official capacity for a Governmental Authority, regardless of rank or position; any official or employee of a company wholly or partially controlled by a government (e.g., a state-owned oil company), but excluding employees seconded to such companies; a political party or any official of one; any candidate for political office; any officer or employee of a public international organization, such as the United Nations or World Bank; and immediate family members (spouse, dependent child, parent or household member) of any of the Persons listed above.

“Hazardous Substance” means any: (i) such substance as defined by any HSE Law; (ii) petroleum product or additive (i.e., gasoline, diesel fuel, motor oil, waste or used oil, heating oil, or kerosene, together with crude oil and any other fraction or derivative thereof); (iii) asbestos, polychlorinated biphenyls, or perfluoroalkyl and polyfluoroalkyl substances; (iv) natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel; (v) substance which is explosive, corrosive, reactive, flammable, infectious, radioactive, carcinogenic, or mutagenic; (vi) urea formaldehyde foam insulation; (vii) transformers or other equipment which contain dielectric fluid; (viii) freon and other chlorofluorocarbons; (ix) radon gas; (x) hazardous material, toxic substance, toxic pollutant, solid waste, municipal waste, industrial waste, hazardous waste, pollutant or contaminant under any HSE law; and (xi) other chemical, material or substance exposure to which or whose discharge, emission, disposal, or Release is prohibited, limited, or regulated under any HSE Law.

“HOF Agreement” means an agreement pursuant to which the Buyer will purchase HOF from the Seller in accordance with the form attached hereto as Exhibit I.

“HSE Claim” means any administrative, regulatory or judicial action, suit, demand, directive, claim, lien, Information Request or investigation, Proceeding or written notice of noncompliance (including liability or responsibility for the costs of enforcement proceedings,

Sale and Purchase Agreement

Corrective Action, governmental response, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) exposure to any Hazardous Substances; (ii) any Release; or (iii) the failure to comply with any HSE Laws in effect and as interpreted on or prior to the Execution Date or the Closing Date, as applicable.

“HSE Laws” means any and all applicable local, state, and federal laws, statutes, ordinances, regulations, orders, Permits, or requirements (including consent decrees, judicial decisions, judgments, injunctions and administrative orders issued or approved thereunder) each as amended, together with all implementing regulations, each as amended, pertaining to or regulating pollution, environmental protection, health and safety of persons, pipeline safety, natural resource damages, conservation of resources, wildlife, waste management, the use, storage, generation, production, treatment, release, emission, discharge, remediation, removal, disposal or transport or any other activity related to a Hazardous Substance or any other environmental matter, including: CERCLA; RCRA; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq. (also known as the “Clean Water Act”); the Safe Drinking Water Act of 1974, 42 U.S.C. Section 3009f et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; the Hazardous Liquid Pipeline Safety Act, 49 U.S.C. Section 60101 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Sections 1801 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Sections 2011 et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.

“HSE Liabilities” means any Loss, Obligation, Proceeding, or Claim (including HSE Claims) arising under or in connection with any HSE Law (including HSE Permits) related to or arising out of the ownership, operation or use of the Assets or HSE Matters related thereto, including any Obligation under HSE Law to take Corrective Action with respect to any Environmental Condition, or any Hazardous Substances elsewhere which have emanated from or onto any Real Property or which have arisen from activities or non-performance related to the Assets or for which any Seller Company may be legally responsible, and irrespective of whether the cause of the Obligation is unknown, has been known or should have been known or understood by the Seller Companies or their Representatives prior to the Closing Date. Without limiting the generality of the foregoing, “HSE Liabilities” shall include:

(a)                contamination, compromise or alteration of, or damage or impact to, any of the components of the earth including underground, ambient air, surface, land (including all underground spaces and cavities and all lands submerged under water), soil, water (including surface and ground water), organic and inorganic matter and living organisms and the natural systems that include the components referred to herein and all personal and real property (including all improvements and appurtenances) within, upon, under or over any of the foregoing;

(b)                Non-compliance with any HSE Law in effect at any time;

(c)                any Release, whether same has been contained to the Real Property or has emanated, migrated or escaped to another property; and

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(d)                damages and losses suffered by Third Parties as a result of any of the occurrences in items (a) through (c) of this definition.

“HSE Matters” means matters relating to condition of or impacts to the environment including, deposits, Releases into air, water, sewage systems and land from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, transmission and handling of Hazardous Substances or matters otherwise relating to the health and safety, including occupational health and safety, of any Person or damage to the environment, property or assets.

“HSE Permit” means any certificate, consent, Permit (including applications for renewal or modifications of the foregoing pending as of Closing), plan, or other similar Authorization of any applicable Governmental Authority required by HSE Laws in effect on or prior to the Execution Date or the Closing Date, as applicable, for the ownership, operation or use of the Assets as they are operated by an applicable Seller Company as of the Execution Date or Closing Date, as applicable.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means any and all buildings, structures, fixtures or other improvements owned by or leased to the Seller Companies that are attached or affixed to the Assets, including process units, storage tanks, control houses, office buildings, laboratory facilities, warehouses, boiler houses, wharf, dock, monitoring wells, power plants, waste water treatment facilities, all piping and pipelines, or portions thereof and other similar facilities.

“Indemnified Party” means the Person or Persons indemnified, or entitled to be indemnified, held harmless or defended pursuant to this Agreement, including a Buyer Indemnified Party and a Seller Indemnified Party.

“Indemnifying Party” means the Party having the Obligation to indemnify, defend and hold harmless pursuant to this Agreement.

“Information Request” means a formal request for information issued pursuant to Section 114 of the Clean Air Act, Section 104(e) of CERCLA, Section 3007 of RCRA, or Section 308 of the Clean Water Act.

“Inspector” has the meaning set forth in Section 2.08(c).

“Intellectual Property” means all rights in intellectual property of any type throughout the world, including rights arising from or in respect of the following: (a) foreign or domestic patents, including design patents and utility patents; (b) trademarks, service marks, trade names, trade dress, brand names, and other indicia of source of origin, whether or not registered, logos, Internet domain names, web sites, URLs and goodwill associated therewith; (c) all published and unpublished works of authorship, copyrights (registered or unregistered), databases, computer source code, object code, executable code, programs and other software (including machine readable code, printed listings of code, software documentation and related property and information, whether embodied in software, firmware or otherwise); (d) all trade secrets, inventions (whether patentable or unpatentable and whether or not reduced to practice) and all

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improvements thereto, technology, formulas, know-how, goodwill, confidential information, tangible and intangible proprietary information or materials, including, production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals and technical data; and (e) without limitation, all applications filed, applications to be filed, renewals, reissues, reexaminations, divisionals, continuations, continuations in part, extensions and registrations relating to any of the foregoing clauses (a)-(d) above; and (f) the right and power to assert, defend and recover title to any of the foregoing and all rights to assert, defend, and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing.

“Interim Period” means the period from the Execution Date until the earlier of the Closing or the termination of this Agreement pursuant to the terms and conditions herein.

“Inventory Balance” has the meaning set forth in Section 2.08(d).

“Inventory Deposit” has the meaning set forth in Section 2.08(a).

“Inventory Notice Date” has the meaning set forth in Section 2.08(c).

“Inventory Statement” has the meaning set forth in Section 2.08(c).

“Inventory Value” has the meaning set forth in Section 2.08(a).

“IT” means information technology.

“IT Equipment” means Equipment used by Seller in connection with IT services for the Operations, including personal computers and peripherals, printers, scanners, mobile computing devices, mobile telephones, desk phones and PBX systems, servers, storage, racks, voice and data network devices, and other IT hardware.

“IT System” means all networks, services, databases, IT infrastructure components or tools and any Intellectual Property that is an integral part of any IT Equipment and Software, including Seller’s Software and Third-Party Software used in the Operations.

“Judgments” means any judgments, orders, decisions, injunctions, decrees or awards of any federal, state, local or foreign court, arbitrator or administrative or other Governmental Authority having jurisdiction.

“Known” “Knowledge” or “To the Knowledge of” (or similar phrase) means, in the case of Seller, the actual knowledge after reasonable independent investigation or inquiry of the individuals listed in Schedule 1.01A, and, in the case of Buyer, the actual knowledge without after reasonable investigation or inquiry of the individuals listed in Schedule 1.01B.

“Lead” means any form of lead or compound containing lead including but not limited to tetraethyl lead, lead chromate, lead oxide, and lead carbonate.

“Liens” means any and all liens, mortgages, charges, pledges, security interests, burdens, Easements, rights of way, zoning ordinances, mineral exceptions, rights of first offer, rights of first refusal, purchase options or other encumbrances of any nature whatsoever, including those arising under any Contracts.

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“Loss” or “Losses” means any and all costs, losses (but excluding lost profits except to the extent awarded to a Third Party), liabilities, fines, penalties, Obligations (including corrective and remedial obligations), damages (but excluding any indirect, special, punitive, exemplary and consequential damages other than such damages as may be awarded to a Third Party), and expenses (including reasonable legal fees and expenses and reasonable fees and expenses of other consultants, in each case as incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder, but excluding internal overhead expenses).

“Material Adverse Effect” means an effect, event, fact, circumstance or development (“Effect”) that, individually or in the aggregate, has had, or would reasonably be expected to have a material adverse effect on the business, properties, financial condition or results of Operations, taken as a whole; provided, however, that in no event shall any Effect that results from any of the following be deemed to constitute a Material Adverse Effect: (i) this Agreement or any actions required to be taken in compliance with this Agreement, the Contemplated Transactions, or the pendency or announcement thereof; (ii) changes or conditions generally affecting the petroleum refining, marketing, transportation or pipeline industry (including feedstock pricing, refining, marketing, transportation, pipeline, terminaling and trading, generally or regionally); (iii) changes in general economic, capital market, regulatory or political conditions in the United States or elsewhere (including interest rate and currency fluctuations); (iv) changes or proposed changes in Applicable Law occurring after the Execution Date; (v) changes or proposed changes in accounting principles (including the generally accepted accounting principles in the United States) occurring after the Execution Date; (vi) acts of war, insurrection, sabotage or terrorism occurring after the Execution Date, other than such acts that are specifically directed towards the Assets; (vii) any epidemic, pandemic, disease outbreak (including Covid-19) or other health crisis or public health event, or the worsening of any of the foregoing; (viii) where the Effect derives from a Retained Liability under which Seller would be liable hereunder; or (ix) the Seller Companies’ failure, in and of itself, to meet operational or financial expectations or projections.

“Material Contract” means any Refinery Contract (i) to which a Seller Company is a party or by which the Assets are bound and (ii) that (A) involves payments to or from the Seller Companies in excess of $250,000 on an annual basis; or (B) is a Collective Bargaining Agreement and including those Contracts listed on Section 4.10(a) of the Disclosure Letter.

“[***]” means [***], Inc.

“[***] Contract” means that certain [***] contract between Seller and [***] dated [***].

“Multi-Site Framework Contracts” means those contracts or agreements (including global, regional or enterprise framework agreements and any related call-offs thereto or workorders issued thereunder) between Seller, or any Affiliate of Seller, and a Third Party pursuant to which Seller or its Affiliate also receives goods or services in respect of assets or locations other than the Refinery.

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“N1450 Agreement” means a N1450 Agreement entered between the Parties in accordance with the form attached hereto as Exhibit L.

“New Seller Information” has the meaning set forth in Section 6.03(a).

“Non-Group IT Equipment” means IT Equipment which is not owned by a Seller Company or an Affiliate of a Seller Company.

“Obligations” means any duties, responsibilities, liabilities and obligations, costs and expenses of whatever kind and nature, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether based in common law or statute or arising under contract or by action of any Governmental Authority or otherwise.

“OFAC” has the meaning set forth in Section 5.08(a).

“Offer” has the meaning set forth in Section 10.01(b) of Schedule 10.01.

“Operations” means those activities conducted by the Seller Companies in the Ordinary Course of Business of operating the Assets.

“Ordinary Course of Business” means, with respect to a subject Party’s activities at a specified time, only those activities (a) in the normal and routine course of the subject Party’s day-to-day business in all material respects consistent with the subject Party’s custom and practice at such time (including with respect to nature, scope, quantity and frequency); (b) that do not require authorization by the board of directors or shareholders of such Party (or by any Person or group of Persons exercising similar authority) and do not require any other separate or special authorization of any nature; and (c) are similar in nature, scope, quantity and frequency to activities customarily taken, without any separate or special authorization in the normal and routine course of the day-to-day operations of other Persons that are in the same line of business as such Party, provided that, for purposes of this Agreement, “Ordinary Course of Business” includes (i) any Covid-19 Response and (ii) all reasonably necessary actions taken in contemplation of, or in preparation for the sale of, the Assets, the Closing, and any other Contemplated Transactions.

“Organizational Documents” means the articles of incorporation, articles of organization, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating or company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Outside Date” has the meaning set forth in Section 15.01(b).

“Party” and “Parties” has the meaning set forth in the preamble.

"Pension Plan" means each "employee pension benefit plan" as defined in Section 3(2) of ERISA. The term "Pension Plan" includes an "employee pension benefit plan" which is subject to an exemption under ERISA. The term "Pension Plan" shall also include any terminated "employee pension benefit plan" previously maintained, sponsored, or contributed to by any Seller or an ERISA Affiliate which, as of the date hereof, has not distributed all of its assets in full satisfaction of accrued benefits or satisfied all of its Liabilities.

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“Permits” means any permits (including temporary permits), Spill Prevention, Control and Countermeasures Plans, Facility Response Plans, Emergency Response Action Plans, Stormwater Pollution Prevention Plans, licenses, approvals, registrations, orders, waivers, variances or other authorizations issued, required or granted by any Governmental Authority to construct or operate the Refinery. Permits shall not include Easements.

“Permitted Encumbrances” means, with respect to the Assets, any of the following matters:

(i)               such items as set forth in Schedule 1.01C;

(ii)              any (A) undetermined or inchoate Liens constituting or securing the payment of expenses which were incurred incidental to the operation, repair, construction, improvement or maintenance of the Assets and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ or other similar liens, security interests or charges for liquidated amounts arising in the Ordinary Course of Business incidental to the conduct of the Operations or the operation, repair, construction, improvement or maintenance of the Assets, securing amounts the payment of which is not delinquent and that will be paid by the applicable Seller Company during the course of Operations or, if delinquent, that are being contested in good faith in the Ordinary Course of Business with any action to foreclose or attach any of the Assets on account thereof properly stayed;

(iii)            any Liens for Taxes not yet due and payable or that are being contested by the applicable Seller Company or its Affiliates in good faith with any pending action to foreclose any of the Assets on account thereof properly stayed;

(iv)             any Liens created by Applicable Law or which arise from leases, Easements or other real property interests for rental or for compliance with the terms of such leases, Easements or other real property interests, provided all payments by the applicable Seller Company of the debt secured is not delinquent or, if delinquent, is being contested by the applicable Seller Company in good faith in the Ordinary Course of Business with any action to foreclose or attach any of the Assets on account thereof properly stayed;

(v)               all reservations of record of minerals, oil and/or gas in and under or that may be produced from any of the lands constituting part of the Real Property or on which any of the Assets are located, other than mineral, oil and/or gas reservations that materially interfere with the Operations;

(vi)             all Easements and restrictive covenants, and all discrepancies, shortages in area, conflicts in boundary lines (including any gores, gaps or strips separating any of the contiguous boundary lines of the various parcels comprising the Refinery Owned Real Property, encroachments or protrusions, or overlapping of improvements, defects, irregularities and other matters affecting the Real Property or the Improvements, including any of the foregoing reflected in the Survey, which individually or in the aggregate do not (A) have a Material Adverse Effect on the Operations as conducted by the Seller Companies on a historical basis for the 36 months

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prior to the Closing Date or (B) have a Material Adverse Effect on the value of the Assets taken as a whole as of the Closing Date;

(vii)          any defect that has been cured by the applicable statutes of limitations or statutes for prescription;

(viii)        any defect affecting (or the termination or expiration of) any Easement or other real property interest which has been replaced prior to Closing at a Seller Company’s sole cost by an Easement or other real property interest constituting part of the Assets covering substantially the same rights to use the land or the portion thereof used by a Seller Company in connection with the Operations;

(ix)             rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets or the Operations and all Applicable Laws of such authorities, including any building or zoning ordinances;

(x)               the terms and conditions of existing leases, licenses and similar agreements to the extent such constitute Assets or are assigned to Buyer by a Seller Company in connection with the Contemplated Transactions;

(xi)             the limitations on use of certain parcels of the Real Property for, inter alia, residential, agricultural and day care uses, all as more particularly described in the Deeds;

(xii)          acts done or suffered to be done by, and Judgments against, Buyer and those claiming by, through or under Buyer;

(xiii)        the terms and conditions of any agreement or contract entered into by the Parties in accordance with the terms of this Agreement or the Closing Documents; and

(xiv)        reservations of water rights and/or rights to extract water, or lack of water rights.

“Person” means any individual, corporation, partnership, association, trust, limited liability company or any other entity or organization, including a Governmental Authority or instrumentality thereof.

“Personal Data” means any information relating to an identified or identifiable individual, unless otherwise defined under Applicable Laws, related to the protection of individuals, the processing of such information, and security requirements for and the free movement of such information.

“Personal Property” means any tangible property that is not Real Property or Improvements.

“PFAS” means perfluoroalkyl substances, including but not limited to perfluorooctanoic acid.

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“Premium CBOB Agreement” means the Premium CBOB Agreement between the Parties, in accordance with the form attached hereto as Exhibit I.

“Primarily” means that an asset is, as of the Execution Date, or during the six months prior to the Execution Date has been, used for more than 50% of the time in the Operations.

“Proceeding” has the meaning set forth in Section 4.09.

“Processing” means any operation that is performed on Personal Data, whether or not by automatic means, such as collection, recording, storage, organization, alteration, use, disclosure (including the granting of remote access), transmission or deletion of Personal Data.

“Property Taxes” has the meaning set forth in Section 14.02.

“Purchase Price” has the meaning set forth in Section 2.04.

“RCIP” has the meaning set forth in Section 8.13(d)(i).

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901.

“Real Property” means the real property interests owned or leased by the Seller Companies and relating to the Assets, together with all facilities or Improvements as of the Execution Date or hereafter located thereon prior to the Closing and all Easements, option agreements, and similar land-related agreements or interests relating to the foregoing.

“Real Property Interest Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(ii).

“Receiving Party” has the meaning set forth in Section 17.15(e).

“Refinery” has the meaning set forth in the recitals.

“Refinery Books and Records” means all known operating records and data in the possession of the Seller Companies relating Primarily to and necessary for the Operations and compliance with HSE Laws, subject to the applicable Seller Company’s record retention policy, including all books, records, supplier lists and records, training materials and equipment, training records (including certifications), maintenance and inspection reports, equipment lists, repair notes and archives, and technical drawings. Notwithstanding the preceding sentence, “Refinery Books and Records” specifically excludes: (i) any of the Seller Companies’ or their respective Affiliates’ business plans, strategies, cost and pricing information, accounting records, supplier lists and records, proprietary training materials and equipment, equipment lists, technical drawings, and contracts and financial records that address or reflect activities outside of the Operations; (ii)  any of the Seller Companies’ or their respective Affiliates’ company minute books and records, Tax Returns, Tax records that relate to a Seller Company’s or its Affiliates’ business generally or other materials that do not pertain to the Assets or ongoing day-to-day operation of the Assets; (iii) training, personnel, and medical records (including certifications) of employees, including Transferred Employees, except as specified in Section 10.03(f) of Schedule 10.01; (iv) hiring exams for Transferred Employees; (v) any transfer pricing information; and (vi) materials that are

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subject to any applicable legal privileges, including attorney work product and attorney-client communications. “Refinery Books and Records” specifically includes any records (i) required to be maintained pursuant to the Consent Decree; (ii) necessary to obtain a Certificate of Completion pursuant to the Consent Decree; and (iii) necessary to seek and obtain judicial termination of the Consent Decree.

“Refinery Contracts” has the meaning set forth in Section 2.01(g).

“Refinery Hydrocarbon Inventory” has the meaning set forth in Section 2.01(d).

“Refinery Leased Real Property” has the meaning set forth in Section 2.01(a).

“Refinery Non-Hydrocarbon Inventory” has the meaning set forth in Section 2.01(e).

“Refinery Owned Real Property” has the meaning set forth in Section 2.01(a).

“Refinery Permits” has the meaning set forth in Section 2.01(g).

“Refinery Personal Property” has the meaning set forth in Section 2.01(f).

“Regular CBOB Agreement” means the Regular CBOB Agreement, in the form attached hereto as Exhibit J.

“Release” means any spilling, leaking, seeping, pumping, pouring, emitting, emptying, injecting, discharging, escaping, leaching, dumping, disposing or releasing of a Hazardous Substance into the environment of any kind whatsoever.

“Repair Costs” has the meaning set forth in Section 8.07(b).

“Repair Cost Dispute” has the meaning set forth in Section 8.07(d).

“Representative” means, with respect to a Person, such Person’s and its Affiliates’ respective owners, directors, officers, managers, employees, agents, consultants, advisors (including such Person’s accountants, counsel, environmental consultants, financial advisors, lenders and investment bankers) and other authorized representatives of such Person.

“Represented Employee” has the meaning set forth in Section 10.02 of Schedule 10.01.

“Restricted Party” means any Person (i) targeted by national, regional or multilateral trade or economic sanctions under Trade Control Laws; or (ii) directly or indirectly owned or controlled or acting on behalf of such Persons, including their Affiliates and Representatives.

“Retained Liabilities” has the meaning set forth in Section 2.03(b).

“Rolling Stock” means all vehicles, trucks, tractors, and trailers, in each case whether owned, leased or subject to a contract of purchase and sale, or lease commitment, that are Primarily used by the Seller Companies in the operation, repair, construction, improvement or maintenance of the Assets, excluding trucks and trailers used for delivery of refined petroleum products to retail gasoline stations.

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“Seller” has the meaning set forth in the preamble.

“Seller Captive Insurer” has the meaning set forth in Section 8.13(a).

“Seller Company” means each of the constituent companies comprising Seller and.

“Seller Indemnified Parties” has the meaning set forth in Section 13.01.

“Seller Insurance Policies” has the meaning set forth in Section 8.13(a).

“Seller’s Intellectual Property” means any Intellectual Property owned by Seller or an Affiliate of Seller.

“Seller’s Software” means any Software and online services in relation to which Seller or an Affiliate of Seller owns any applicable Intellectual Property.

“Sena” means Shell Energy North America (US), L.P.

“Shell IP-address” means any internet protocol address assigned to Seller or Affiliate of Seller.

“Shell Refinery Process License Agreement” means the Process License Agreement in the form attached as Exhibit E to this Agreement.

“Shell Pipeline Management Agreement” means an agreement entered between the Parties in the form attached hereto as Exhibit M.

“Shell Software License Agreement” means the Shell Software License Agreement between the Parties in the form attached hereto as Exhibit F.

“SOFR” means the arithmetic average of the Secured Overnight Financing Rate published by the Federal Reserve Bank of New York for each day from and excluding the due date for payment through and including the date that is one day before the date that payment in full is made. In the event the SOFR is not published on any day, the SOFR published on the preceding Business Day shall be used.

“Software” means computer software including computer programs, applications and databases in any form, including source code and object code, operating systems and specifications, firmware, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, data formats, internet web sites, web content and links, all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations.

“Specified Capital Expenditures” has the meaning set forth in Section 2.06.

“St. Rose Refinery” means the refinery of that same name located in St. Rose Louisiana.

“Sum Recovered” has the meaning set forth in Section 13.13(e).

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“Survey” means a survey of the Real Property conducted by a surveyor licensed by the American Land Title Association and certified to Buyer.

“Swap Kit Purchase Agreement” means the Swap Kit Purchase Agreement attached hereto as Exhibit M.

“Taking” or “Taken” means taken by condemnation or eminent domain or by agreement in lieu thereof with any Person authorized to exercise such rights.

“Tax Allocation” has the meaning set forth in Section 14.03.

“Tax” or “Taxes” means all United States federal, state, local or foreign income, profits, gross receipts, branch profits, windfall profits, license, premium, escheat, environmental, capital stock, severance, real or personal property, ad valorem, intangible property, occupation, production, franchise, capital gains, employment, withholding, social security (or similar), disability, registration, stamp, payroll, goods and services, alternative or add-on minimum tax, or any other taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any Governmental Authority, including environmental taxes imposed pursuant to Chapter 38 of the Code, and similar state laws, excise taxes, customs duties, utility, property, sales, use, value added, transfer and fuel taxes, or other like assessment or charge of any kind whatsoever, together with any interest, fines, penalties or additions to tax attributable to or imposed on or in respect thereof imposed by any Governmental Authority, whether or not disputed, and including (i) any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person and (ii) all applicable sales, use, excise, business, occupation or other tax, if any, relating to this or any other service, supply or operating agreement.

“Tax Benefit” means, with respect to any Losses subject to indemnity under Article XIII, an amount by which the net Tax liability of the Indemnified Party (or a group filing a Tax Return that includes such Indemnified Party) is actually reduced in any Tax period as a result of such Losses or the amount of Tax refund that is generated as a result of such Losses, and any related interest received from the applicable Governmental Authority.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Taxes and any amendment thereof.

“Terminaling Agreement” means the form of Terminalling Agreement attached hereto as Exhibit J.

“Third Party” means a Person other than Seller, Buyer, or any of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 13.05(a).

“Third Party Estimate” has the meaning set forth in Section 8.07(d).

“Third Party Intellectual Property” means Intellectual Property owned by a Third Party (other than in relation to the IT Systems) which is used by a Seller Company in the Operations and

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which is necessary to allow Buyer to carry on the Operations in substantially the same manner and to substantially the same extent as at the Closing Date by Seller.

“Third Party Software” means any Software, other than Seller’s Software, which is used by a Seller Company as of the Execution Date, including as installed on IT Equipment owned or used by a Seller Company, and/or as licensed, sublicensed or otherwise provided to a Seller Company by an Affiliate of the Seller Company.

“Title Commitment” means that certain commitment for title insurance from the Title Company with respect to the Real Property, as File No. NCS-984954-HOU1, with a commitment date of April 22, 2021, including any updates and bring downs thereto.

“Title Company” means First American Title Company.

“Trade Control Laws” means any applicable trade or economic sanctions or embargoes, Restricted Party lists issued by the respective authorities, controls on the imports, export, re-export, use, sale, transfer, trade, or otherwise disposal of goods, services or technology, anti-boycott legislation or similar laws or regulations, rules, restrictions, licenses, orders or requirements in force from time to time, including without limitation those of the European Union, the United Kingdom, the United States of America or under Applicable Laws.

“Trademarks” means with regard to the Seller Companies and their respective Affiliates: (i) any and all trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, trade dress, word marks, word mark registrations, word mark applications and trade names owned by a Seller Company or any Affiliate of the Seller Companies, including the name “Shell”, and the Shell emblem and logos used by or licensed to the Seller Companies in connection with any of the Assets; and (ii) the goodwill of the Assets in connection with which such Trademarks have been used.

“Transfer Taxes” has the meaning set forth in Section 14.01.

“Transferred Employee” has the meaning set forth in Section 10.03(b) of Schedule 10.01.

“Turnaround” means that certain planned performance of required maintenance and improvements to the Refinery, including asset integrity scheduled to be completed in Q4 of 2021.

“Turnaround Costs” has the meaning set forth in Section 2.03(a)(v).

“Turnaround Contracts” has the meaning set forth in Section 2.03(a)(v).

“USW” has the meaning set forth in Section 10.02 of Schedule 10.01.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., and any similar state or local law.

"Welfare Plan" means each "employee welfare plan" as defined in ERISA Section 3(1), including medical reimbursement benefits provided under a Fringe Benefit Plan subject to Code

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Section 125 and health reimbursement arrangements. The term "Welfare Plan" includes an "employee welfare plan" which is subject to an exemption under ERISA. The term "Welfare Plan" shall include any terminated "employee welfare plan" previously maintained, sponsored, or contributed to by any Company or any ERISA Affiliate which, as of the date hereof, has not distributed all of its assets or satisfied all of its Liabilities.

“Willful Breach” means, with respect to a Party, a breach that is a consequence of an act or omission by such Party with the knowledge (actual or constructive) that such act or omission would, or would be reasonably expected to, cause a breach or default of any of such Party’s Obligations under any provision of this Agreement.

1.02           Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

(a)                All references herein to Articles, Sections, Exhibits and Schedules are to Articles and Sections of and Exhibits and Schedules attached to and forming part of this Agreement, unless the contrary is specifically stated;

(b)                The headings of the Articles, Sections and subsections of this Agreement and the headings contained in the Exhibits and Schedules hereto are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof or thereof;

(c)                If a word or phrase is defined, its other grammatical forms have a corresponding meaning. The defined terms are those set forth as defined in Article I, which are identified by initial capitalization, and those terms defined in this Section 1.02 that are uncapitalized. A defined term has its defined meaning throughout this Agreement and each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(d)                In the event of any conflict between the main body of this Agreement and the Exhibits and Schedules hereto (other than exceptions and limitations on the representations and warranties in this Agreement that are set forth in the Disclosure Letter), the provisions of the main body of this Agreement shall prevail;

(e)                Except where specifically stated otherwise, any reference to any law, statute, regulation, rule, or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time and, with respect to a law, statute or regulation, shall include any successor thereto and any rules and regulations promulgated thereunder; provided however, that any such references to any law, statute, regulation, rule or agreement made in Article IV or Article V shall only include such amendments, supplements, rules, regulations and agreements as in effect at the Effective Time, unless otherwise provided;

(f)                 Whenever the words “include,” “including,” or “includes” appear in this Agreement, they shall be read as if followed by the words “without limitation” or words having similar import;

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(g)                Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa;

(h)                A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document;

(i)                 A reference to any party to this Agreement or another agreement or document includes the party’s permitted successors and assigns;

(j)                 A reference to a writing includes a facsimile transmission or a portable document format (“.pdf”) or similar transmission of it and any means of reproducing of its words in a tangible and permanently visible form;

(k)                The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(l)                 The term “cost” includes expense and the term “expense” includes cost;

(m)              The phrase “and/or” when used in a conjunctive phrase, means any one or more of the Persons specified in or the existence or occurrence of any one or more of the events, conditions or circumstances set forth in that phrase; provided, however, that when used to describe the obligation of one or more Persons to do any act, it means that the obligation is the obligation of each of the Persons but that it may be satisfied by performance by any one or more of them;

(n)                “Shall” and “will” have equal force and effect;

(o)                Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable on the date in question in Houston, Texas;

(p)                References to “$” or to “dollars” means the lawful currency of the United States of America;

(q)                All references to “day” or “days” means calendar days unless specified as a “Business Day.” No action shall be required of the Parties except on a Business Day, and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day;

(r)                 Time periods within or following which any payment is to be made or an act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day;

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(s)                 For purposes of Article IV, the words “delivered to,” “provided to,” “made available to” or words of similar import mean posted to the Data Room or physically delivered to Buyer; and

(t)                 The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
PURCHASE AND SALE OF THE ASSETS

2.01           Purchase and Sale. Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall (or shall cause each applicable Seller Company to) sell, assign, transfer, convey and deliver (subject to Section 8.02 or Article IX, as applicable) to Buyer as of the Effective Time, and Buyer shall purchase, assume, acquire and accept from Seller (and each other Seller Company, as applicable) as of the Effective Time, all of the right, title and interest of each of the Seller Companies in and to the following assets (other than the Excluded Assets) subject to the Permitted Encumbrances (the “Assets”):

(a)                The Refinery;

(b)                The Real Property owned in fee by the Seller Companies, including certain buffer and greenbelt properties and all subsurface mineral rights owned by the Seller Companies, if any, associated with such real property, that is described in Schedule 2.01(b)(i) (collectively the “Refinery Owned Real Property”) together with all of the Seller Companies’ right, title and interest in and to all Easements, including the Easements described on Schedule 2.01(b)(ii), and all privileges, and appurtenances related thereto and together with all Improvements located thereon whether such Improvements are owned or leased and whether such Improvements are located on the Refinery Owned Real Property or the Easements and including those Improvements described on Schedule 2.01(b)(iii);

(c)                Any leasehold estates and related lease or sublease agreements, licenses that are in the nature of leases (rather than in the nature of Easements) or other similar occupancy agreements with respect to the Real Property pursuant to which Seller is lessor, including those described on Schedule 2.01(c) (collectively, the “Refinery Leased Real Property”);

(d)                All hydrocarbon inventory as of the Effective Time (including tank bottoms, heels, inventory below suction level and line fill owned by the Seller Companies for use Primarily on behalf of or supplied to customers of the Refinery (subject to the location demarcation outlined below) (collectively, the “Refinery Hydrocarbon Inventory”), including each of the following:

(i)                 All crude oil, blendstock feedstock and intermediate petroleum products that are shipped by barge or ship where such crude oil, blendstock and feedstock is located inside the Refinery fence line at the point of custody transfer, or that is purchased by Seller on a FOB basis.

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(ii)              All crude oil, blendstock and feedstock that is not shipped by barge or ship that is in transit to or from the Refinery or held in off-site storage, including hydrocarbons in process units or in interconnecting piping or other lines at the Refinery;

(iii)            all refined and intermediate product inventories, including sulfur that are at the Refinery; and

(iv)             all additives held for use by the Refinery (excluding Seller or third-party branded additives used in finished products)

provided, that, in all cases (x) excluding all finished and unfinished products that have left the Refinery and are en route to any customer to the extent title has passed to the customer, and (y) including the total contents of all applicable storage tanks and in line, propellant and unit fill at the Refinery or off-site storage, regardless of whether above or below the off-take pipe, including bottom sediment and water;

Buyer understands that during the Interim Period STUSCO will sell crude to Seller in the ordinary course of Business pursuant to the prices and terms set forth in existing crude agreements between the parties, and such crude may be delivered after the Effective Time. For any such crude delivered after the Effective Time, Buyer will accept and pay for the crude at the price and on the terms of the existing contracts between STUSCO and Seller.

(e)                All non-hydrocarbon inventories as of the Effective Time owned by the Seller Companies for use Primarily in the Operations consisting of (collectively, the “Refinery Non-Hydrocarbon Inventory”):

(i)                 chemicals, catalyst and precious metals located at the Refinery or are designated to be used at the Refinery (including catalyst and precious metals located in process units) and other non-hydrocarbon inventories located at the Refinery, and

(ii)              stores inventories, including maintenance and capital spares, joints, valves and parts that are located (A) at the Refinery and used or held for use Primarily in the Operations, (B) at any off-site storage facility and used exclusively in the Operations, or (C) at the Seller Companies’ other facilities to the extent that such inventories stored off-site can be allocated by Seller Companies among the Refinery and the Seller Companies’ other facilities;

(f)                 The Equipment, Rolling Stock, and other Personal Property owned or leased by the Seller Companies exclusively used or held for use in the ownership, operation or use of the Refinery (but excluding Refinery Hydrocarbon Inventory and Refinery Non-Hydrocarbon Inventory) (collectively, the “Refinery Personal Property”) including the property described in Schedule 2.01(f);

(g)                The rights and Obligations of the Seller Companies under (i) the Contracts set forth in Schedule 2.01(g) and (ii) the Contracts assigned to Buyer pursuant to Section 8.02(b) (collectively, the “Refinery Contracts”);

Sale and Purchase Agreement

(h)                The rights and obligations of the Seller Companies in and to the Permits relating solely to the Refinery or the Operations, to the extent assignable from Seller to Buyer (collectively, the “Refinery Permits”) that are described in Schedule 2.01(h);

(i)                 The financial responsibility for Environmental Fuel Credits relating to the Refinery or the Operations accruing after the Effective Time; and

(j)                 The Refinery Books and Records.

2.02           Excluded Assets.

(a)                Without limiting the generality of the foregoing, Seller (or an applicable Seller Company) shall retain and not sell, convey, transfer or deliver to Buyer, and Buyer shall not purchase or have any rights in, the following assets and properties (collectively, the “Excluded Assets”):

(i)             All cash, cash equivalents, cash deposits, bank accounts, certificates of deposit, savings and other similar cash or cash equivalents;

(ii)              Any accounts receivable and other prepaid expenses or deposits;

(iii)            All Intellectual Property of the Seller Companies or any Third-Party Intellectual Property, other than the Intellectual Property included in the Refinery Contracts and/or the Refinery Permits assigned to Buyer, and that which is expressly and non-exclusively licensed to Buyer pursuant to the Shell Refinery Process License Agreement or the Shell Software License Agreement;

(iv)             All Contracts described in Schedule 2.02(a)(iv), including Multi-Site Framework Contracts, and any Contracts not assigned to Buyer pursuant to Section 8.02 (collectively, the “Excluded Contracts”);

(v)               General books and records that comprise a Seller Company’s permanent accounting or Tax records;

(vi)             Actions, deposits, prepayments, refunds, causes of action, rights of recovery defenses, rights of setoff, counterclaims or rights of recoupment of any kind or nature (including any such item relating to Taxes), in each case relating to the Excluded Assets or the Retained Liabilities;

(vii)          Any Claim, right or interest in or to any refund, rebate, abatement or other recovery of Taxes that are allocated to Seller pursuant to Article XIV or Taxes that are part of the Retained Liabilities;

(viii)        All the Seller Companies’ rights to causes of action, lawsuits, Judgments, Claims and demands of any nature, for Losses suffered by any Seller Company during such Seller Company’s ownership, operation or use of the Assets, and for any Retained Liabilities;

Sale and Purchase Agreement

(ix)             All Permits of the Seller Companies that are not assigned to or otherwise transferable to Buyer pursuant to Section 2.01(h) or Section 8.02 (the “Excluded Permits”);

(x)               Except as set forth in Section 8.12, Article IX or as expressly and non-exclusively licensed to Buyer pursuant to the Shell Software License Agreement, Seller’s Software, the Third Party Software, IT Systems, IT Equipment, the Non-Group IT Equipment, and any and all related Contracts, subscriptions, and licenses, including relating to IT maintenance, support, and services;

(xi)             The financial responsibility for Environmental Fuel Credits relating to the Refinery or the Operations (including the operation of any Affiliate of Seller, as a fuel supplier, “mobile source” obligation or otherwise, whether or not relating to the Refinery) accruing prior to the Effective Time, regardless of whether the reporting and compliance obligations are required by Applicable Law to be performed by Buyer after the Effective Time;

(xii)             Any claim, right or interest in or to any Trademarks;

(xiii)        All ethanol owned or controlled by any of Seller’s Affiliates, whether located on the Assets or otherwise, including any environmental RIN credits related to such ethanol. For the avoidance of doubt, Buyer is responsible for RVO compliance in relation to any Obligations after the Effective Time and Seller will not remit any ethanol or ethanol credits, whether banked or otherwise, to Buyer;

(xiv)         All the business of Seller or Seller’s Affiliates that operate independent of the Assets and the Operations which include, but are not limited to: Retail Marketing; Trading and Supply; Chemicals; Aviation; Lubricants; LNG; Upstream; New Energies; and Integrated Gas;

(xv)           Seller’s functional organizations which do not provide support Primarily to the Assets and are not located at the Refinery Owned Real Property (e.g. Finance, Legal, Human Resources, etc.); and

(xvi)         All rights, interests, assets and properties described in Schedule 2.02(a)(xvi).

(b)                With respect to any Excluded Assets that the Seller Companies will remove from the Assets but which, as of the Closing Date, remain located at or on the Assets or any other Real Property constituting part of the Assets, after the Closing Date, Buyer shall grant to the Seller Companies and their respective Affiliates and their respective Representatives reasonable access to such property from and after the Closing Date for a reasonable period not to exceed one hundred-eighty (180) days to permit the Seller Companies and their respective Affiliates and their respective Representatives to review and remove such Excluded Assets and make any other appropriate arrangements with respect thereto. Seller agrees that it will consult with Buyer in advance of taking any such actions following the Closing Date with a view towards establishing a mutually agreeable plan for such review and removal so that these actions will not unreasonably interfere with the normal operation of the Assets.

Sale and Purchase Agreement

2.03           Assumed Liabilities and Retained Liabilities.

(a)                As of the Effective Time, Buyer shall, without any further action on the part of Buyer or any Seller Company, assume and agree to pay, perform and discharge when due, subject to the other provisions of this Agreement and the Closing Documents, each of the following Obligations (collectively, the “Assumed Liabilities”) (provided that the Assumed Liabilities shall not include the Retained Liabilities or reduce or obviate any of Seller’s indemnification, defense, save or hold harmless obligations related to such Retained Liabilities under this Agreement):

(i)              All Obligations of the Seller Companies arising before, on or after the Effective Time in connection with the ownership or use of the Assets or the Operations;

(ii)            all HSE Liabilities;

(iii)            all Decommissioning and Restoration Obligations;

(iv)             except for the Turnaround Contracts, all Obligations of the Seller Companies to the extent arising out of, incurred in connection with or related to the Refinery Contracts or any other Contracts to the extent assigned to Buyer pursuant to Section 8.02, but only such Obligations for goods or services received by or on behalf of Buyer or its Affiliates after the Effective Time or are otherwise performable on or after the Effective Time;

(v)               in the event Closing occurs prior to Seller’s performance of the Turnaround, all Obligations to the extent arising out of, incurred in connection with or related to the Turnaround and without regard to whether such Obligations are incurred prior to or after the Effective Time, and in accordance with Schedule 2.06 (the “Turnaround Costs”), and all Obligations arising out of the Contracts described in Schedule 2.03(a)(v), but only to the extent such Obligations are assignable and are associated with the performance of the Turnaround (the “Turnaround Contracts”);

(vi)             all Obligations for Taxes assumed by Buyer as set forth in Article XIV; and

(vii)          all Obligations related to Transferred Employees to the extent assumed by Buyer as set forth in Schedule 10.01.

(b)                Seller shall (or shall cause each applicable Seller Company to) retain, subject to the other provisions of this Agreement and the Closing Documents, each of the following (collectively, the “Retained Liabilities”):

(i)          all Obligations of the Seller Companies arising out of, relating to or otherwise in respect of the items set forth in Schedule 2.03(b);

(ii)              all Obligations of the Seller Companies arising out of, relating to or otherwise in respect of the Excluded Assets and the Excluded Contracts (to the extent 8.02(b) does not apply);

Sale and Purchase Agreement

(iii)            except for the Turnaround Contracts and Turnaround Costs, all Obligations of the Seller Companies to the extent arising out of, incurred in connection with or related to any Contract assigned to Buyer from Seller pursuant to this Agreement, but only such Obligations for goods or services received by or on behalf of any Seller Company prior to the Effective Time or are otherwise performable prior to the Effective Time;

(iv)             all Obligations of the Seller Companies for Taxes for taxable periods ending at or prior to the Effective Time, except to the extent such Taxes are allocated to Buyer pursuant to Article XIV;

(v)               all Obligations related to Transferred Employees to the extent retained by Seller as set forth in Schedule 10.01 or as imposed on Seller by the applicable provisions of ERISA with respect to Pension Plans and Welfare Plans maintained by Seller prior to Closing;

(vi)             all Obligations relating to any lawsuits or arbitrations pending against a Seller Company as of the Closing Date (as evidenced by written service of process or commencement of arbitration proceedings), to the extent related to or arising from the ownership, operation or use of the Assets by a Seller Company prior to the Closing Date, including any pending lawsuits or arbitrations set forth in Section 4.09 of the Disclosure Letter;

(vii)          all Obligations with respect to any HSE Claims arising or accruing prior to the Closing Date, but only to the extent such HSE Claim is (x) based on personal injury (whether resulting from a class action lawsuit or otherwise); and (y) is attributable to ACM, Benzene, or PFAS;

(viii)        all Obligations with respect to any HSE Claims arising or accruing prior to the Closing Date attributable to Lead to the extent, and only to the extent, such Obligations become known on or before the expiration of eighteen months from the Closing Date. (For the avoidance of doubt, Buyer will be responsible for all Obligations with respect to any HSE Claims arising or accruing prior to the Closing Date attributable to lead to the extent such Obligation become known after the expiration of eighteen months from the Closing Date); and

(ix)             all Obligations relating to the Consent Decree and the Consent Order other than the Assumed Liabilities, including the obligation to expeditiously pursue the termination of the Consent Decree.

2.04           Purchase Price. The aggregate purchase price for the Assets shall be: (a) $75,000,000.00 (the “Base Amount”); plus (b) the purchase price for the Refinery Hydrocarbon Inventory which shall be determined and paid pursuant to Section 2.08; plus (c) the amount of any Specified Capital Expenditures paid pursuant to Section 2.06 (such Base Amount, as finally adjusted pursuant to the foregoing and as further provided in Section 2.09 being the “Purchase Price”).

2.05       Deposit.

(a)                Concurrently with the execution of this Agreement, and in exchange for the exclusivity set forth in Section 6.4 and for other good and valuable consideration, Buyer shall

Sale and Purchase Agreement

issue the Promissory Note, pursuant to which Buyer irrevocably agrees to pay to Seller an amount equal to ten million dollars in accordance with the terms of such Promissory Note (the “Deposit”). Other than with respect to the exclusivity provided for in Section 6.4, this Agreement will not become a legally binding and enforceable Obligation of Seller until the Deposit is converted to cash. The Parties agree that, upon the Execution Date, this Agreement shall become a legally binding and enforceable obligation of Buyer, and such obligation includes the obligation to deliver the Deposit to Seller, without regard to whether Buyer completes any Third-Party transaction. The Deposit shall be held by Seller pursuant to this Agreement and shall be disbursed as provided in Section 2.05(b) below. For the avoidance of doubt, the amount of the Deposit refunded to Buyer, retained by Seller or applied to the Purchase Price at Closing shall include any interest or other income earned thereon, if any.

(b)                The Parties’ rights and Obligations with respect to the Deposit shall be governed by this Agreement. Disbursal of the Deposit shall occur in accordance with one of the following provisions, whichever shall apply:

(i)               if the Closing occurs, then the amount of the Deposit shall be credited towards the Purchase Price; and

(ii)              if this Agreement is terminated for any reason, the Deposit shall be retained or disbursed as provided in Section 15.04(b).

For the avoidance of doubt, retention of the Deposit by Seller pursuant to Section 15.04(b) shall in no way limit Seller’s remedies for breach of this Agreement.

2.06           Specified Capital Expenditures. The Base Amount shall be increased as a reimbursement to Seller in an amount equal to the portion of any expenditures described on Schedule 2.06 expended by Seller Companies with respect to the Assets during the Interim Period (collectively, the “Specified Capital Expenditures”), provided, however, if the Turnaround occurs prior to the Closing Date Buyer shall be responsible for all Turnaround Costs up to a maximum of $13,000,000. Seller shall provide Buyer with appropriate documentation supporting such capital expenditures, except with respect to the Turnaround Cost in the event the Turnaround is performed by Seller prior to the Closing Date in accordance with Schedule 2.06. All Specified Capital Expenditures shall be determined and expended at Seller’s sole discretion.

2.07           Method of Payment. All amounts to be disbursed or paid pursuant to the terms of this Agreement shall be made in immediately available U.S. funds, by wire transfer (a) to a U.S. bank account designated by Seller or by any other means acceptable to Seller if payable to Seller and (b) to a U.S. bank account designated by Buyer or by any other means acceptable to Buyer if payable to Buyer.

2.08           Refinery Hydrocarbon Inventory.

(a)                Seller shall make a good faith estimate ten Business Days prior to the Closing Date of the estimated value of the Refinery Hydrocarbon Inventory as of such date and provide a copy thereof to Buyer setting forth the ownership, types, characteristics, and volumes, on a tank, truck, pipeline, site or other location basis, of all Refinery Hydrocarbon Inventory.

Sale and Purchase Agreement

Seller shall measure the Refinery Hydrocarbon Inventory in accordance with the measurement procedures set forth in Schedule 2.08(a)(1) and shall value the Refinery Hydrocarbon Inventory in accordance with the valuation procedures set forth in Schedule 2.08(a)(2). Buyer shall be permitted to have Representatives present to observe any measurements taken by Seller. At the Closing, Buyer shall pay Seller an amount (the “Inventory Deposit”) equal to 100% of such estimated Inventory Value as reasonably estimated by Seller five Business Days prior to the Closing Date.

(b)                An independent inspector (the “Field Inspector”) shall be engaged by Seller from among the list of potential Field Inspectors set forth on Schedule 2.08(b). The Field Inspector shall measure the Refinery Hydrocarbon Inventory as of the Effective Time at the locations of the Refinery Hydrocarbon Inventory on the Closing Date. The Refinery Hydrocarbon Inventory shall be measured by the Field Inspector in accordance with the procedures set forth in Schedule 2.08(a)(1). The Field Inspector shall issue a written report (the “Field Inspector Report”) to both Buyer and Seller within 20 Business Days after the Closing Date setting forth the volumes and quantities of the Refinery Hydrocarbon Inventory as of the Effective Time. The fees and expenses of the Field Inspector shall be borne 50% by Seller and 50% by Buyer.

(c)                As soon as practicable, but in any event no later than 10 Business Days following receipt of the Field Inspector Report, Seller shall cause to be prepared and delivered to Buyer a statement, together with supporting calculations and information setting forth the volume of the Refinery Hydrocarbon Inventory as measured by the Field Inspector as of the Effective Time (the “Inventory Statement”) and the value of the Refinery Hydrocarbon Inventory, which shall be determined in accordance with the procedures set forth in Schedule 2.08(a)(2) (collectively, the “Inventory Value”). Buyer shall give Seller notice of its acceptance of or objection to the computations in the Inventory Statement (and, if any objection, setting forth in reasonable detail the amounts in dispute and the reasons therefor and solely on the basis that the Seller’s calculation of the Inventory Value was not prepared in accordance with this Agreement or the methodology set forth on Schedule 2.08(a)(2)) no later than 20 days following its receipt of the Inventory Statement (the date of Seller’s receipt of such acceptance or rejection, or the expiration of such 20 day period with no notice having been given, shall be the “Inventory Notice Date”). If Buyer fails to give such notice before the end of such 20-day period, then the Inventory Statement will be deemed final and binding upon the Parties. If Buyer gives notice to Seller of Buyer’s objection within such 20 days, and Buyer and Seller are unable to resolve the issues in dispute within seven days after Seller’s receipt of such notice of objection, then each of Buyer’s and Seller’s positions with respect to the computation of the Inventory Value will be submitted to an independent and qualified party mutually selected by the Parties such as an accounting firm or independent inspector (the “Inspector”), for final resolution. If the computation of the Inventory Value is submitted to the Inspector for resolution, (x) each Party will furnish to the Inspector such work papers and other documents and information relating to the disputed issues as the Inspector may request and are available to that Party and will be afforded the opportunity to present to the Inspector any materials relating to such issues and to discuss the same with the Inspector; (y) the Inspector’s determination or computation of the Inventory Value shall be binding and conclusive on the Parties and will be deemed to be the final Inventory Value (and judgment thereupon may be entered in any court having jurisdiction over the Party against which the same is sought to be enforced); and (z) the fees and expenses of the Inspector for such determination will be borne 50% by Seller and 50% by Buyer.

Sale and Purchase Agreement

(d)                If the sum of the Inventory Value minus the Inventory Deposit (the “Inventory Balance”) is greater than zero, then Buyer shall pay to Seller, without offset or deduction, an amount equal to the Inventory Balance by wire transfer of immediately available funds to such account or accounts of Seller, as may be designated by Seller. If the amount of the Inventory Balance is less than zero, then Seller shall pay to Buyer, without offset or deduction, an amount equal to the Inventory Balance by wire transfer of immediately available funds to such account or accounts of Buyer, as may be designated by Buyer. All undisputed amounts of the Inventory Balance shall be paid by the relevant Party to the other Party within five Business Days of the Inventory Notice Date. All disputed amounts of the Inventory Balance shall be paid by the relevant Party to the other Party within five Business Days of the resolution of such disputed amounts. All amounts payable pursuant to this Section 2.08(d) (both disputed and undisputed amounts) shall bear interest from and including the date payment is scheduled to be made to, but excluding, the date of payment at a rate per annum equal to the lesser of (i) SOFR plus 3%, or (ii) the maximum rate permitted by Applicable Law. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

(e)                Each Party agrees that, following the Closing, it shall not take any actions with respect to the accounting books, records, policies and procedures of itself or its Affiliates that would obstruct or prevent the preparation of the Inventory Statement as provided in this Section 2.08. From the Closing through the final determination of the Inventory Value in accordance with this Section 2.08, (i) Seller shall provide Buyer with access at all reasonable times to the personnel and working papers utilized in determining the Inventory Statement for purposes of confirming Seller’s calculation of same, and (ii) Seller and Buyer shall provide one another access at all reasonable times to the personnel, properties, and books and records of the Refinery for purposes of determining the Inventory Value, including permitting the Parties and their respective advisors to participate in the taking of the physical inventory. The Parties shall cooperate with each other in the preparation of the Inventory Statement if and as requested by the other Party.

(f)                 Except as expressly set forth in this Section 2.08, Buyer and Seller shall each bear its own expenses incurred in connection with the preparation and review of the Inventory Statement.

2.09           Closing Adjustments. At the Closing, Buyer shall pay to Seller (or Seller’s designee), in immediately available funds by wire transfer to an account designated by Seller, an amount (the “Closing Date Payment”) equal to the Base Amount, as adjusted by the following:

(a)                Increased by an amount equal to the Inventory Deposit pursuant to Section 2.08(a);

(b)                Increased by an amount equal to the Specified Capital Expenditures as set forth on and in accordance with Schedule 2.06;

(c)                Increased by an amount equal to any prepaids made by Seller or any Seller Company on behalf of the Assets;

Sale and Purchase Agreement

(e)                Reduced by an amount equal to the credit, if any, payable in connection with a Casualty pursuant to Section 8.07(e);

(f)                 Increased or reduced, as applicable, by an amount, if any, equal to the pro-ration of lease and rental payments pursuant to Section 8.08(a);

(g)                Reduced by an amount, if any, equal to the pro-ration of Property Taxes to Seller pursuant to Section 14.02;

(h)                Increased by any amount paid by Seller for all audits performed after the Execution Date at the request of Buyer, including the Financial Audit less one million dollars which will be paid by Seller;

(i)                 Increased by the amount of the Swap Kit which shall be deemed fully paid upon receipt of the wire transfer; and

(j)                 Increased or reduced, as applicable, by any other amounts agreed to in writing by the Parties.

ARTICLE III
CLOSING

3.01           Place and Time.

(a)                Subject to the Parties’ satisfaction or waiver of the conditions precedent set forth in Article XI and Article XII, the Closing shall take place at 10:00 a.m. local time, at the offices of Seller at 150 N. Dairy Ashford Road, Houston, Texas 77079, on the fifth Business Day following the satisfaction or waiver of all such conditions that are contemplated by this Agreement to be satisfied or waived at or prior to the Closing (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) or on such other date, place or time on or prior to the Outside Date as the Parties may otherwise mutually agree in writing (the “Closing Date”); provided, however, that, if such fifth Business Day is after the first day of a calendar month, then the Closing Date shall be the first day of the calendar month next following the month in which such fifth Business Day occurs, provided that the first day in such calendar month is a Business Day, failing which the next calendar month in which the first day is a Business Day shall be the month in which Closing will occur. The Parties shall, prior to the Closing Date, utilize such procedures and agreements which are mutually agreeable to all Parties to provide for the Closing Date Payment and executed originals of the Closing Documents and joint written instructions or other assignment documents as are required by the Parties to be held in escrow.

(b)                The Parties shall use First American Title Insurance Company to act as escrow agent for the Contemplated Transactions. The Parties shall utilize such procedures and agreements which are reasonable and mutually agreeable to the Parties to provide for the release of, as of 10:01 a.m. Central Time on the Closing Date, (i) the Closing Date Payment, (ii) executed originals of the Closing Documents, and (iii) joint written instructions or other assignment documents as are required by the Parties, which will all be held in escrow by the escrow agent.

Sale and Purchase Agreement

(c)                Upon release of the documents and receipt of payments as contemplated by and in accordance with Section 3.02, the Closing shall be deemed to have occurred and legal title to and beneficial ownership of the Assets shall be deemed to have passed to Buyer as of the Effective Time and all right, title and interest in and to the Closing Date Payment shall be deemed to have passed to Seller.

(d)                Buyer shall assume operational control of the Assets at the Effective Time upon Seller’s written notification to Buyer of Seller’s receipt of the Closing Date Payment by wire transfer. On the Closing Date, the Seller Companies shall conduct the Operations in all material respects in the Ordinary Course of Business, without additional consideration and without liability, for the benefit of Buyer until Buyer assumes operational control of the Assets as provided in the preceding sentence.

3.02           Transactions and Deliveries at or Prior to Closing.

(a)                At the Closing, Seller (or other Seller Companies, as applicable) shall execute (as applicable) and deliver to Buyer the following:

(i)                 one or more deed(s) for the Refinery Owned Real Property substantially in the form attached hereto as Exhibit B (the “Deed”), pursuant to which each applicable Seller Company grants and conveys its right, title and interest in and to the Refinery Owned Real Property to Buyer;

(ii)              one or more assignment and assumption agreement(s), substantially in the form attached hereto as Exhibit C (the “Real Property Interest Assignment and Assumption Agreement”), pursuant to which each applicable Seller Company conveys its right, title and interest in and to the Easements, Refinery Leased Real Property and other real property rights and interests constituting the Assets (other than the Refinery Owned Real Property);

(iii)            one or more bills of sale, assignment and assumption agreement(s) substantially in the form attached hereto as Exhibit D (the “Bill of Sale, Assignment and Assumption Agreement”), pursuant to which each applicable Seller Company grants and conveys its right, title and interest in and to the Assets (other than the Assets to be conveyed pursuant to Sections 3.02(a)(i) and 3.02(a)(ii);

(iv)             a certificate dated as of the Closing Date and signed by an authorized officer of Seller, certifying as to the fulfillment by Seller of the conditions set forth in Sections 11.01 and 11.02 (except to the extent of any waiver thereof);

(v)               a certificate certifying to the adoption of resolutions of each Seller Company authorizing the execution of this Agreement (only in the case of Seller) and the Closing Documents to which it is a party and the consummation of the Contemplated Transactions and the Closing Documents to which it is a party (in each case to the extent required by such Seller Company’s Organizational Documents);

(vi)             incumbency certificates, duly executed by an authorized officer of each Seller Company attesting to the due appointment and authorization of individuals signing this

Sale and Purchase Agreement

Agreement (only in the case of Seller), any Closing Document to which it is a party or any agreement related to the Contemplated Transactions to which it is a party;

(vii)          a certificate of good standing in respect of each Seller Company, in each case issued by the Secretary of State of its state of formation;

(viii)	a current certificate of Seller’s qualification to do business in the State of Alabama;

(ix)             a certificate of non-foreign status in accordance with U.S. Treasury Regulations Section 1.1445-2(b) from each Seller Company conveying Real Property or an Easement;

(x)	the Shell Refinery Process License Agreement;
(xi)	the Crude and Feedstock Supply Agreement;
(xii)	the Shell Software License Agreement;
(xiii)	the Terminaling Agreement;
(xiv)	the Swap Kit Purchase Agreement;

the Products Offtake Agreement

(xv)	the Shell Pipeline Management Agreement and

(xvi)         any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions (it being expressly understood by the Parties, however, that such instruments shall not require a Seller Company or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in or as expressly contemplated by this Agreement or the Closing Documents).

(b)                At the Closing, Buyer shall execute (as applicable) and deliver to Seller the following:

(i)	the Closing Date Payment;
(ii)	the Real Property Interest Assignment and Assumption Agreements;
(iii)	the Bill of Sale, Assignment and Assumption Agreements;

(iv)             a certificate dated as of the Closing Date and signed by an authorized officer of Buyer, certifying as to the fulfillment of the conditions set forth in Sections 12.01 and 12.02;

(v)               a certificate certifying to the adoption of resolutions of Buyer, authorizing the execution of this Agreement and the Closing Documents to which it is a party, and

Sale and Purchase Agreement

the consummation of the Contemplated Transactions to which it is a party (in each case to the extent required by Buyer’s Organizational Documents);

(vi)             an incumbency certificate, duly executed by authorized officers of Buyer attesting to the due appointment and authorization of individuals signing this Agreement on behalf of Buyer, any Closing Document to which it is a party or any agreement related to the Contemplated Transactions to which it is a party;

(vii)	a certificate of good standing issued by the Secretary of State of its state of formation;
(viii)	current certificates of Buyer’s qualification to do business and good standing in the State of Alabama;
(ix)	the Shell Refinery Process License Agreement;
(x)	the Crude and Feedstock Supply Agreement;
(xi)	the Shell Software License Agreement;
(xii)	the Terminaling Agreement;
(xiii)	the Swap Kit Purchase Agreement;

the Products Offtake Agreement

(xiv)	the Shell Pipeline Management Agreement;

(xv)           a resale certificate and any other certificates or instruments necessary for the sale and transfer of the Refinery Hydrocarbon Inventory and the Refinery Non-Hydrocarbon Inventory without any sales, excise or use Taxes of any Governmental Authority all to be in form reasonably satisfactory to Seller; and

(xvi)         any other documents, instruments or agreements contemplated hereby or reasonably necessary to consummate the Contemplated Transactions (it being expressly understood by the Parties, however, that such instruments shall not require Buyer or any other Person to make any additional representations, warranties or covenants, express or implied, not contained in or as expressly contemplated by this Agreement or the Closing Documents).

(c)                All of the transactions identified in this Section 3.02 shall occur simultaneously, and none shall be deemed completed until all are completed. Unless otherwise expressly provided for herein, all transfers of assets and liabilities, as well as all other actions related to the Closing, shall be deemed to have occurred at the Effective Time.

3.03           Possession and Control. Unless otherwise expressly provided for herein, possession and control of the Operations, and transfer of title and risk of loss to the Assets from Seller to Buyer shall be effective as of 12:00:01 a.m. Central Standard Time on the Closing Date (the “Effective Time”).

ARTICLE IV

Sale and Purchase Agreement

SELLER’S REPRESENTATIONS AND WARRANTIES

Except for matters set forth in the Disclosure Letter and subject to Section 17.08, Seller hereby represents and warrants to Buyer as follows as of the Execution Date and as of the Closing Date:

4.01           Organization and Good Standing. Each Seller Company is duly organized and validly existing under the Applicable Laws of the jurisdiction of its formation. Each Seller Company is duly qualified or licensed to conduct business and is in good standing under the Applicable Laws of each jurisdiction where such license or qualification is necessary and required, except where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. Each Seller Company has the requisite power and authority to carry on its business and to own or lease and to operate its properties in the places where such business is conducted and such properties are owned, leased or operated by it.

4.02           Authority. Each Seller Company has full power and authority to execute and deliver the Closing Documents to which it is a party and to perform its obligations thereunder, and the execution and delivery of the Closing Documents to be delivered by each Seller Company and the performance of its obligations thereunder have been duly and validly authorized by such action, corporate or otherwise, necessary on behalf of the applicable Seller Company. This Agreement constitutes and, upon delivery, the Closing Documents will constitute, legal, valid and binding agreements of each applicable Seller Company enforceable against each applicable Seller Company in accordance with its respective terms and conditions, except as such enforceability may be limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws (regardless of whether enforceability is considered in a Proceeding at law or in equity).

4.03           No Breach. Except for the HSR Act and other antitrust statutes, rules or regulations applicable to the Contemplated Transactions and consents and waivers that are customarily obtained following the closing in transactions of this nature and subject to obtaining the consents and waivers set forth in Section 4.03 of the Disclosure Letter, the execution, delivery and performance of this Agreement, the Closing Documents and the consummation of the Contemplated Transactions and the compliance by an applicable Seller Company with any of the provisions hereof and thereof does not and will not (a) violate any provision of the Organizational Documents of such Seller Company, (b) violate, or result in a breach of, any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or, except for this Agreement, result in the creation of any Lien upon the Assets owned by it under any of the terms, conditions or provisions of any Material Contract to which such Seller Company is a party, or by which the Assets owned by it are otherwise bound, (c) violate any Applicable Law to which a Seller Company is subject, or by which a Seller Company or its assets or properties may be bound, or (d) require the consent or approval of any Third Party, other than, in the cases of clauses (b) through (d) as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

Sale and Purchase Agreement

4.04           Real Property. Subject to the Permitted Encumbrances:

(a)                (i) the Refinery Owned Real Property, (ii) the Refinery Leased Real Property and (iii) the Easements constitute all the fee and leasehold interests in Real Property used by the Seller Companies in connection with the ownership, operation and use of the Assets;

(b)                there are no unexercised options, rights of first offer or rights of first refusal to purchase any portion or interest in the Refinery Owned Real Property or the Refinery Leased Real Property;

(c)                other than as set forth on Schedule 2.01(c), none of the Seller Companies has leased, licensed, subleased or granted occupancy rights to any Third Party in any portion of the Real Property;

(d)                there are no pending, or to Seller’s Knowledge, threatened condemnation or eminent domain proceedings against any Seller Company involving a partial or total Taking of any of the Refinery Owned Real Property or the Refinery Leased Real Property;

(e)                to Seller’s Knowledge, all electric, gas, water, sewage, communications and other utilities necessary and sufficient for the Ordinary Course of Business at the Refinery are available; and

(f)                 none of the Seller Companies has received or sent any written notice of termination, cancellation, breach, or default to any party or from any party with respect to any Refinery Leased Real Property and, to Seller’s Knowledge, there are no existing defaults, and there is no event which, with the giving of notice or the passage of time or both, would result in a default with respect to any Refinery Leased Real Property; and

(g)                Seller has delivered to Buyer true and complete copies of the Real Property Interests attached to the Real Property Interest Assignment and Assumption Agreement. Except as set forth in Section 4.04 of the Disclosure Letter, Seller has full legal power and authority to sell, assign, transfer and convey its rights under the Real Property Interests to Buyer in accordance with this Agreement, and such assignment will not affect the validity, enforceability or continuity of any of the Real Property Interests.

4.05           Brokers. None of the Seller Companies has retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finder’s fees or similar compensation with respect to this Agreement, the Closing Documents or the Contemplated Transactions for which Buyer or any Affiliate of Buyer will have any liability or obligation.

4.06           Ownership of the Assets and Use of Assets. Except as set forth in Section 4.06 of the Disclosure Letter and except for the Intellectual Property, the Seller Companies have good and valid title to, or a valid leasehold interest in, or otherwise own the rights to possess, use and obtain the benefits of all of the Assets, free and clear of any Liens, other than Permitted Encumbrances. The Assets, taken as a whole, are adequate for the uses to

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which they are operating as of the Execution Date and the same will be true as of the Closing Date.

4.07           Compliance with Laws.

(a)                Except as set forth in Section 4.07(a) of the Disclosure Letter, in connection with this Agreement, Seller (i) is in compliance with all Applicable Laws, except where the failure to so comply would not have a Material Adverse Effect, and (ii) has not (within the 4 year period prior to the Execution Date) received any written notification from any applicable Governmental Authority that it is not in compliance with any Applicable Laws.

(b)                To Seller’s Knowledge and except as set forth in Section 4.07(b) of the Disclosure Letter, the Assets are in compliance with all Applicable Laws, except for violations, non-compliances or other matters, if any, that would not reasonably be expected to result in a Material Adverse Effect.

(c)                Notwithstanding the foregoing, Seller makes no representations or warranties in this Section 4.07 with respect to Taxes, employment related matters or HSE Laws (including HSE Permits) for which the sole and exclusive representations and warranties of Seller are set forth in Section 4.11, Schedule 10.01, and Section 4.13, respectively.

4.08           Refinery Permits. Except (i) as set forth in Section 4.08 of the Disclosure Letter, (ii) where the failure to have a Permit would not reasonably be expected to result in a Material Adverse Effect, and (iii) with respect to HSE Permits, which are addressed in Section 4.13(a), the Refinery Permits are in full force and effect, and the applicable Seller Company is in material compliance with the Refinery Permits, and the Refinery Permits together with the HSE Permits described in Section 4.13(a), comprise all the permits, licenses and approvals necessary for operating the Refinery in the Ordinary Course of Business.

4.09           Proceedings; Judgments. Except as set forth in Section 4.09 of the Disclosure Letter and except with respect to Tax matters, which are addressed in Section 4.11, and HSE Claims, which are addressed in Section 4.13(b), there are no actions, lawsuits, arbitrations, or other proceedings before any Governmental Authority (each a “Proceeding”) pending, or to Seller’s Knowledge, threatened in writing and there are no Judgments that remain unsatisfied (excluding Judgments related to HSE Laws) in either case, (i) against any Seller Company with respect to the Assets, (ii) that are binding on any Seller Company, or (iii) that are seeking to restrain or prohibit this Agreement, the Closing Documents or any agreement, instrument or transaction contemplated hereby or thereby, or to obtain damages, a discovery order or other relief in connection with this Agreement, the Closing Documents or the Contemplated Transactions.

4.10           Contracts and Commitments.

(a)                Section 4.10(a) of the Disclosure Letter sets forth a true, correct and complete list of all Material Contracts that exist as of the Execution Date. Seller has delivered to Buyer true and complete copies of all Material Contracts set forth in Section 4.10(a) of the Disclosure Letter.

Sale and Purchase Agreement

(b)                Except as set forth in Section 4.10(b) of the Disclosure Letter and except for matters that would not reasonably be expected to result in a Material Adverse Effect, each Material Contract listed in Section 4.10(a) of the Disclosure Letter is in full force and effect and is a legal, valid and binding obligation of a Seller Company, enforceable against such Seller Company in accordance with its terms (and to Seller’s Knowledge, against each counterparty thereto), except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a Proceeding at law or in equity). Except as set forth in Section 4.10(b) of the Disclosure Letter and the applicable Seller Company is not, nor, to Seller’s Knowledge, is any other party thereto, in default under any of the Material Contracts set forth in Section 4.10(a) of the Disclosure Letter, and the applicable Seller Company has not received written notice of any actual or threatened cancellation or termination of any such Material Contract from any party thereto. Seller shall be permitted to supplement and amend Sections 4.10(a) and 4.10(b) of the Disclosure Letter prior to the Closing with respect to Material Contracts (or amendments thereto) that, in the Ordinary Course of Business during the Interim Period, (i) a Seller Company has entered into or (ii) have expired or been terminated.

4.11           Taxes. Except as set forth in Section 4.11 of the Disclosure Letter, (a) all material Tax Returns required to be filed by or on behalf of a Seller Company related to the Seller Companies’ ownership, operation or use of the Assets have been duly and timely filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; (b) all material Taxes payable by or on behalf of a Seller Company (whether or not shown on a Tax Return) related to the Seller Companies’ ownership, operation or use of the Assets have been fully and timely paid; (c) other than extensions made in the Ordinary Course of Business, no agreement, waiver, or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation) has been executed or filed with the Internal Revenue Service or any other taxing authority by or on behalf of a Seller Company related to the Seller Companies’ ownership, operation or use of the Assets; (d) no claim has ever been made in writing by any Governmental Authority in a jurisdiction where a Seller Company does not file Tax Returns related to such Seller Company’s ownership, operation or use of the Assets owned or operated by it that such Seller Company is or may be subject to Taxes in that jurisdiction with respect to such Assets; (e) the applicable Seller Companies have complied with all Applicable Laws relating to the payment and withholding of Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party, including all information reporting, backup withholding, and maintenance of required records with respect thereto, in each case related to such Seller Companies’ ownership, operation or use of the Assets; (f) all deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or any other Governmental Authority of the Tax Returns related to a Seller Company’s ownership, operation or use of the Assets owned or operated by it have been fully paid; and (g) to Seller’s Knowledge, there are no pending Tax audits or investigations by any Governmental Authority in progress with respect to a Seller Company’s ownership,

Sale and Purchase Agreement

operation and use of the Assets, nor has Seller received any written notice from any Governmental Authority that it intends to conduct such an audit or investigation.

4.12           Affiliate Agreements. Except as set forth in Section 4.12 of the Disclosure Letter and except for Contracts for hydrocarbons or Contracts for administrative services provided by Shell Oil Company or its Affiliates in the areas of human resources, benefits management, legal, finance, risk and insurance, public and governmental affairs, and other similar administrative functions, no Seller Company is a party to any Contract with any Affiliate of such Seller Company that provides for the purchase or sale of goods to or from, or the provision of services to or from, the Refinery.

4.13           HSE. To Seller’s Knowledge:

(a)                HSE Permits. Except as set forth in Section 4.13(a) of the Disclosure Letter, the HSE Permits are in full force and effect, and the applicable Seller Company is in material compliance with the HSE Permits, and the HSE permits, together with the Refinery Permits described in Section 4.08, comprise all the permits, licenses and approvals necessary for operating the Refinery in the Ordinary Course of Business.

(b)                HSE Claims. Except as set forth in Section 4.13(b) of the Disclosure Letter, there are no HSE Claims pending or threatened in writing against a Seller Company related to the ownership, operation or use of the Assets.

(c)                Compliance with HSE Laws. Except as set forth in Section 4.13(c) of the Disclosure Letter, each Seller Company is substantially in compliance with all applicable HSE Laws related to the ownership, operation or use of the Assets.

(d)                HSE Judgments. Except as set forth in Section 4.13(d) of the Disclosure Letter, no Seller Company and none of the Assets are the subject of any pending Judgment that remains unsatisfied under any HSE Laws requiring any material Corrective Action or the payment of a material monetary fine or penalty or restricting or limiting in any material respect the Operations.

(e)                Consent Decree/Consent Order. Seller is in full and complete compliance with all requirements imposed by the Consent Decree and the Consent Order with the exception to those requirements applicable exclusively to the St. Rose Refinery.

Notwithstanding anything to the contrary, the representations and warranties in this Section 4.13 and 4.16 are Seller Company’s sole and exclusive representations with regard to HSE matters and Hazardous Substances for purposes of Section 13.02(a).

4.14           Financial Statements.

(a)                The Financial Statements have been prepared in accordance with US GAAP consistently applied throughout the periods to which they relate.  The balance sheets contained in the Financial Statements fairly present, in all material respects, the financial position of the Business as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present, in all material respects, the revenues, earnings and results of operations of the Assets for the periods indicated.  The Financial Statements are accurate and complete in all material respects.

Sale and Purchase Agreement

(b)                Historically, financial statements have not been prepared for the Business as the Business has not operated as a separate, stand-alone enterprise. The Financial Statements have been prepared from the historical accounting records of Seller in anticipation of a potential transaction to separate the Assets from the other business activities of Seller and its other Affiliates as though the Assets had been managed as a separate, stand-alone enterprise for all periods presented. As the Assets have been historically managed and financed as part of a larger group, its accounts reflect certain charges for functions provided by Sellers that have been identified as related party transactions. It is possible that the terms of the related party transactions are not the same as the terms that might otherwise result from transactions between unrelated parties. All adjustments have been reflected that are necessary for a fair presentation of the financial statements for the Business as of their respective dates. The allocations have been made on a reasonable basis and have been consistently applied for each period presented. The Financial Statements may not necessarily reflect the financial position, results of operations or cash flows that the Business might have had in the past, or might have in the future, if it had existed as a separate, stand-alone enterprise.

(c)       The representations set forth in Section 4.14(a) and Section 4.14(b) shall only apply with respect to the audited financial statements for fiscal years ending on December 3, 2018 and December 31, 2019. The Parties agree that Seller will cooperate with Buyer to prepare audited financials, at Buyer’s sole cost, for 2020 and Q1 and Q2 of 2021 (the “Financial Audit”), and the representations and warranty in this Section 4.14(a) and Section 4.14(b) shall apply to such audited financials upon completion.

4.15        Gifts and Benefits. No employee or agent of Seller acting on the behalf of Seller has directly or indirectly, given or agreed to give, to any customer, supplier, governmental employee or any actual or purported agent of any of the foregoing who is or may be in a position to help or hinder Seller or the Business (or assist Seller in connection with any actual or proposed transaction relating to the Business): (a) any illegal gift or benefit or (b) any gift or similar benefit which if not continued or repeated in the future, would have a Material Adverse Effect on the relationship of the Business with such Person.

4.16       Disclaimer. EXCEPT FOR (AND WITHOUT LIMITING) THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTER), THE ASSETS ARE SOLD “AS IS, WHERE IS” AND ALL REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, AS TO SELLER, THE ASSETS, THE ASSUMED LIABILITIES, THE OPERATIONS AND THE BUSINESS ASSOCIATED WITH THE ASSETS ARE EXCLUDED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED IN SELLER’S REPRESENTATIONS AND WARRANTIES IN ARTICLE IV (INCLUDING THE RELATED PORTION OF THE DISCLOSURE LETTER), SELLER AND THE SELLER COMPANIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE (WHETHER EXPRESS OR IMPLIED), AT LAW OR IN EQUITY, WITH RESPECT TO THE ASSETS, THE OPERATIONS, OR THE ASSUMED LIABILITIES, AND EACH

Sale and Purchase Agreement

SELLER COMPANY EXPRESSLY DISCLAIMS ANY SUCH OTHER WARRANTIES (EXPRESS OR IMPLIED), INCLUDING AS TO THEIR (A) TITLE, (B) ABSENCE OF PATENT OR LATENT DEFECTS, (C) SAFETY, (D) STATE OF REPAIR, (E) QUALITY, (F) MERCHANTABILITY, (G) FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER, (H) COMPLIANCE WITH APPLICABLE LAWS, (I) ENVIRONMENTAL OR PHYSICAL CONDITION (SURFACE AND SUBSURFACE), (J) FEDERAL, STATE OR LOCAL INCOME OR OTHER TAX CONSEQUENCES, AND (K) CONTRACTUAL, ECONOMIC OR FINANCIAL INFORMATION AND DATA, OR FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME OR PROFITS. THE SELLER COMPANIES DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (WHETHER ORALLY, IN WRITING, ELECTRONICALLY OR BY OR THROUGH ANY OTHER MEDIUM) TO BUYER OR ITS REPRESENTATIVES, INCLUDING WITH RESPECT TO THE SELLER COMPANIES, THE ASSETS (INCLUDING ANY LIABILITIES, OWNERSHIP, LEASE, MAINTENANCE, OR OPERATION THEREOF), OR THE ASSUMED LIABILITIES. FURTHER, THE QUALITY, ACCURACY OR COMPLETENESS OF ANY FILES, RECORDS, BOOKS AND RECORDS (INCLUDING REFINERY BOOKS AND RECORDS) OR OPERATING MANUALS CONVEYED AS PART OF THE ASSETS, AND BUYER’S SUBSEQUENT USE OF SUCH MATERIALS SHALL BE AT BUYER’S OWN RISK. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER COMPANIES MAKE NO REPRESENTATION OR WARRANTY REGARDING ANY THIRD PARTY BENEFICIARY RIGHTS OR OTHER RIGHTS WHICH BUYER MIGHT CLAIM UNDER ANY STUDIES, REPORTS, TESTS OR ANALYSES PREPARED BY ANY THIRD PARTIES FOR THE SELLER COMPANIES OR ANY OF THEIR AFFILIATES, EVEN IF THE SAME WERE MADE AVAILABLE FOR REVIEW BY BUYER OR ITS AGENTS, REPRESENTATIVES OR CONSULTANTS. MOREOVER, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER COMPANIES MAKE NO REPRESENTATIONS OR WARRANTIES REGARDING OR WITH RESPECT TO INTELLECTUAL PROPERTY IN THIS AGREEMENT. ANY REPRESENTATIONS OR WARRANTIES REGARDING OR WITH RESPECT TO INTELLECTUAL PROPERTY ARE SET FORTH IN THE SHELL REFINERY PROCESS LICENSE AGREEMENT.

ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Seller as follows as of the Execution Date and as of the Closing Date:

5.01           Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Buyer is duly qualified or licensed to conduct business and is in good standing under the Applicable Laws of each jurisdiction where such license or qualification is necessary and required, except where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect. Buyer has the requisite power and authority to carry on

Sale and Purchase Agreement

its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

5.02           Authority. Buyer has full company power and authority to execute, deliver and enter into this Agreement and the Closing Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement, the Closing Documents to which it is a party and the Contemplated Transactions have been duly and validly authorized by all requisite company action on behalf of Buyer. This Agreement, and upon delivery, the Closing Documents will constitute legal, valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws (regardless of whether enforceability is considered in a Proceeding at law or in equity).

5.03           No Waiver. No investigations, inspections, surveys or tests made by or on behalf of Buyer at any time shall affect, mitigate, waive, diminish the scope of, or otherwise affect any representation or warranty made by Seller in or pursuant to this Agreement.

5.04           No Breach. Except for the HSR Act and other antitrust statutes, rules or regulations applicable to the Contemplated Transactions and consents and waivers that are customarily obtained following the closing in transactions of this nature, the execution, delivery and performance of this Agreement, the Closing Documents and the consummation of the Contemplated Transactions and the compliance by Buyer with any of the provisions hereof and thereof does not and will not (a) violate any provision of the Organizational Documents of Buyer, (b) violate any Applicable Law to which Buyer is subject, or by which Buyer or its assets or properties may be bound, or (c) require the consent or approval of any Third Party, other than, in the cases of clauses (b) and (c) as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

5.05           Compliance with Laws. In connection with this Agreement, Buyer (i) is in compliance with all Applicable Laws, except where the failure to so comply would not have a Material Adverse Effect; and (ii) has not received any written notification from any applicable Governmental Authority that it is not in compliance with any Applicable Laws.

5.06           Proceedings; Judgments. There are no Proceedings pending, or to Buyer’s Knowledge, threatened in writing seeking to restrain or prohibit this Agreement, the Closing Documents or any agreement, instrument or transaction contemplated hereby or thereby, or to obtain damages, a discovery order or other relief in connection with this Agreement, the Closing Documents or the Contemplated Transactions, and there are no Judgments that remain unsatisfied that would reasonably be expected to have a material and adverse impact on the ability of Buyer to consummate the Contemplated Transactions.

5.07           Brokers. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finders’ fees or similar compensation with respect to this Agreement, the Closing Documents or the Contemplated Transactions for which Seller or any Affiliate of Seller will have any liability or obligation.

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5.08           OFAC.

(a)                Neither Buyer nor any of its partners, members, shareholders or other direct or indirect owners or holders of Equity Interests of Buyer nor any Person who controls (directly or indirectly through intermediaries) Buyer is identified on (a) the U.S. Department of Treasury’s Office of Foreign Assets Controls’ (“OFAC”) List of Specially Designated Nationals and Blocked Persons, (b) the Bureau of Industry and Security of the United States Department of Commerce’s “Denied Persons List,” “Entity List” or “Unverified List,” (c) the Office of Defense Trade Controls of the United States Department of State’s “List of Debarred Parties” or (d) any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation.

(b)                Buyer is not and is not controlled by a “foreign person” as that term is defined under §800.216 of 31 C.F.R. Part 800 on “Regulations Pertaining to Mergers, Acquisitions, and Takeovers by Foreign Persons.”

5.09           Financing. Buyer has delivered to Seller true and complete copies of the executed Financing Commitments in connection with the Financing. As of the Execution Date, none of the Financing Commitments have been amended or modified, no such amendment or modification is contemplated and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded. The Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of Buyer, and, to Buyer’s Knowledge, the other parties thereto (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Applicable Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There are no conditions precedent related to the funding of the full amount of the Financing other than those set forth in the Financing Commitments. There are no side letters or other contracts or arrangements (oral or written) related to the Financing (except for customary fee letters and engagement letters, a complete copy of each of which has been provided to Seller, with only the fee amounts and certain other terms (none of which would adversely affect the conditions, amount or availability of the Financing) redacted, relating to the Financing between Buyer and the providers of the Financing) other than the Financing Commitments. To Buyer’s Knowledge, no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Financing Commitments. Buyer is not aware of any fact or occurrence that makes any of the representations or warranties of Buyer relating to Buyer in any of the Financing Commitments inaccurate in any material respect. Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Financing Commitments. Buyer has fully paid all commitment fees or other fees required by the terms of the Financing Commitments to be paid on or before the Execution Date. Subject to the conditions set forth in the Financing Commitments and subject to the satisfaction of the conditions contained in Article XI, the aggregate proceeds contemplated by the Financing Commitments, together with other financial resources of Buyer including unrestricted cash, cash equivalents and marketable securities (net of any applicable Tax liabilities) of Buyer on the Closing Date, will be sufficient for Buyer to consummate the Contemplated Transactions and to pay all related fees and expenses.

Sale and Purchase Agreement

5.10           No Knowledge of Misrepresentations or Omissions. As of the Execution Date, Buyer has no Knowledge that any representation or warranty of Seller in this Agreement is not true and correct in all material respects, and Buyer has no Knowledge of any material errors in, or material omissions from, the Schedules or the Disclosure Letter.

5.11           Independent Decision. Buyer acknowledges that Buyer has made its own independent investigation, analysis, verification and judgment of the commercial potential, condition and usefulness of the Assets, taking into consideration all current Applicable Laws and the likelihood that such laws and requirements will change in the future, and is not relying upon any information provided in the data room or any projections from Seller regarding prospective Operations. Buyer has such knowledge and experience in business and financial affairs in general as to be capable of evaluating the merits and risks of purchasing the Assets. EXCEPT AS EXPRESSLY PROVIDED IN SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES IN ARTICLE IV (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE LETTER), BUYER ACKNOWLEDGES THAT THE assets (including the operations THEREOF) and assumed liabilities are sold TO and ASSUMED AND accepted BY Buyer “as is, where is” and “with all faults”, in their present condition and state of repair, with no representations or warranties whatsoever, express or implied, of their merchantability, fitness for a particular purpose, condition, design, operation, capacity, quality, value or otherwise. Additionally, in no event shall any projection as to the financial condition, financial results, status of assets, projects, availability of feedstock or markets, capital or operational expense projections or any other projections made by or on behalf of Seller to Buyer be relied upon by Buyer, and Buyer acknowledges that Seller makes no representation or warranty and specifically disclaims any representation or warranty with regard to same.

ARTICLE VI
COVENANTS AND AGREEMENTS OF SELLER

Seller covenants and agrees as follows:

6.01           Access and Information. Subject to the provisions of Section 7.03, Section 17.15 and Section 10.03(f) of Schedule 10.01 and upon reasonable notice, Seller shall grant, or cause to be granted, to Buyer and its Representatives access during normal business hours throughout the Interim Period to the Refinery Books and Records (subject to any confidentiality agreements, applicable legal restrictions (including employee consents) and any applicable legal privileges). Subject to the provisions of Section 10.03(e) and Section 10.03(f) of Schedule 10.01, during the Interim Period, Seller shall use commercially reasonable efforts to furnish, or cause to be furnished, to Buyer and its Representatives data and information concerning the Assets and the Operations that may reasonably be requested by Buyer for the purposes of business separation or other transition related activities. Notwithstanding the preceding sentences to the contrary, nothing in this Agreement shall be construed to permit Buyer or its Representatives to have access to, and the Refinery Books

Sale and Purchase Agreement

and Records shall not include, any files, records, contracts or documents of the Seller Companies or their respective Affiliates relating to (a) a Seller Company’s or its Affiliate’s inter-company or intra-company feedstock and product pricing information, internal transfer prices, hedging activity records and hydrocarbon inventory valuation procedures and records; (b) the negotiation or execution of this Agreement; (c) any information the disclosure of which would result in a violation of Applicable Law; or (d) any information the disclosure of which would jeopardize any privilege available to Seller or its Affiliates relating to such information or would cause Seller or its Affiliates to breach a material confidentiality obligation or other material contractual obligation to any Third Party; provided, that, in the case of subsection (d), in the event Seller determines that the provision of any requested access to Buyer would cause Seller or its Affiliates to breach a material confidentiality obligation or other material contractual obligation to any Third Party, Seller will take all reasonable steps within its control to obtain the requisite waivers or other relief from such obligations in order to provide Buyer with the requested access.

6.02           Conduct of Business.

(a)                During the Interim Period, Seller shall conduct (and shall cause the Seller Companies to conduct) the Operations consistent with the applicable Seller Company’s customary practices, including routine maintenance and routine preventive maintenance activities, and capital expenditures and projects as are in the applicable Seller Company’s operational plans for such period, subject in each case to any amendments or alterations by Seller or its Affiliates in response to changing market conditions and opportunities. Seller shall (and shall cause the Seller Companies to use commercially reasonable efforts to maintain satisfactory relationships with employees, suppliers, distributors, customers, collective bargaining units and others having business relationships with respect to the Assets. Without limiting the generality of the preceding provisions, Seller shall not (and shall cause the Seller Companies not to) during the Interim Period, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed

(i)                 sell, lease, exclusively license to others or otherwise dispose of a material portion of any assets that would constitute Assets if held as of the Effective Time, except for the Refinery Hydrocarbon Inventory sold in the Ordinary Course of Business consistent with past practice, or acquire any asset other than in the Ordinary Course of Business, consistent with past practice;

(ii)              except as made in the Ordinary Course of Business with respect to a Seller Company’s compensation program, plan, policy, or practice (including annual consideration for increases in base salary and bonus pay), or as otherwise required by contract or Applicable Law, make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Business Employee (excluding retention and related bonuses paid or payable by the applicable Seller Company in connection with the transition activities contemplated herein and except for the case whereby a Seller Company, in the Ordinary Course of Business, amends, waives or terminates an employee benefit plan for such Seller Company’s US employee population, in which case Seller will inform Buyer within 30 days of such planned change to such employee benefit plan);

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(iii)            enter into any settlement of any pending or threatened litigation, or enter into any amendment of any existing settlement agreement, where the provisions thereof will have a Material Adverse Effect on the Assets or the Operations as conducted by the Seller Companies as of the Execution Date and the Closing Date (Seller shall provide Buyer with reasonable prior notice in the event a Seller Company enters into any settlement of any pending or threatened litigation related to the Assets, unless such settlement solely involves the settlement of an employment-related claim or has no Material Adverse Effect on the Assets or the Operations); or

(iv)             consent to the entry of (or amendment to) any decree or order by, or enter into (or amend) any other agreements with, any Governmental Authority that will have a Material Adverse Effect on the Assets or the Operations as conducted by the Seller Companies as of the Execution Date or the Closing Date.

(b)                Notwithstanding any provision to the contrary contained in this Agreement, Buyer acknowledges on behalf of itself and its Affiliates that nothing in this Section 6.02 shall be construed to restrict or limit the Seller Companies’ or their respective Affiliates’ ability, (i) to conduct their own business and operate the Assets as determined by the Seller Companies and their respective Affiliates in their sole and absolute discretion, or (ii) to implement any reasonably required Covid-19 Response.

6.03           Disclosure Letter.

(a)                Seller may from time to time prior to the Closing, by written notice to Buyer, supplement or amend the Disclosure Letter (including adding new Sections to the Disclosure Letter related to provisions of this Agreement that do not contemplate qualification by the Disclosure Letter) with new or updated information with respect to matters that occur or arise after the Execution Date to correct any disclosed item or matter that would constitute a breach of any representation or warranty of Seller in Article IV as of the Closing Date (such new or additional information being “New Seller Information”). For purposes herein “New Seller Information” shall not include information that is updated in the Ordinary Course of Business during the Interim Period (e.g., updated Employee Lists) and is provided to Buyer prior to the Closing.

(b)                For purposes of determining whether Buyer’s conditions set forth in Section 11.02 have been fulfilled, the Disclosure Letter shall be deemed to exclude the New Seller Information.

(c)                Notwithstanding Section 6.03(b), if Buyer receives New Seller Information from Seller and Buyer has a right to terminate this Agreement pursuant to Section 15.01(b) as a result of the conditions set forth in Section 11.02 not being satisfied but Buyer elects to proceed with the Closing a the Closing does occur, then the New Seller Information shall be deemed to be accepted by Buyer and Buyer shall be deemed to have waived and not be entitled to make a Claim thereon under this Agreement (including pursuant to Article XIII) or otherwise. If Buyer receives

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New Seller information and Buyer does not have a right to terminate this Agreement pursuant Section 15.01(b) as a result of the conditions set forth in Section 11.02 not being satisfied, then the Disclosure Letter shall be updated to include the New Seller Information and Buyer shall be entitled to make a Claim thereon under this Agreement, subject to the Indemnification limitations.

6.04           Exclusivity. In consideration of the substantial expenditures of time and expense to be undertaken by Buyer in connection with the consummation of the transactions contemplated by this Agreement, for a period ending on the earlier of (a) December 31, 2021, (b) the Closing Date, and (c) the termination of this Agreement Seller shall deal exclusively with Buyer with respect to the sale of the Assets or the Business. In addition, during such time period, Seller shall not, and shall direct its officers, directors, financial advisors, accountants, attorneys, and other Affiliates (collectively, together with Seller, the "Selling Group") not to (a) solicit submission of proposals or offers from any Person other than Buyer (or their Affiliates) relating to any acquisition or purchase of all or any substantial part of the Refinery, the sale or issuance of any equity interests of Seller or any entity formed by Seller or any Affiliate thereof to which any of the equity interests or any assets or properties of the Business may be contributed, or any merger or consolidation of any Seller or of any entity formed by the Seller or its Affiliates to which any assets or properties of the Business may be contributed (each an "Acquisition Proposal"), (b) participate in any discussions or negotiations regarding, or furnish any information to any Person other than Buyer (and its representatives), or otherwise cooperate in any way or assist, facilitate, or encourage any Acquisition Proposal by any Person other than Buyer, or (c) enter into any agreement or understanding, whether oral or written, that would prevent the consummation of the transactions contemplated hereby. Seller agrees to (w) notify Buyer immediately if any member of the Selling Group receives any indication of interest, request for information, or offer in respect of an Acquisition Proposal, (x) inform the persons sending such indication, request, or offer that Seller is bound by an exclusivity arrangement (without any reference to Buyer or its respective Affiliates), (y) communicate to Buyer in reasonable detail the terms of any such indication, request, or proposal, and (z) provide to Buyer copies of all written communications relating to any such indication, request, or proposal. Except as provided in the proviso contained in this paragraph above, Seller represents that no member of the Selling Group is a party to or bound by any agreement with respect to an Acquisition Proposal other than under this Agreement.

6.05           Appropriate Action; Consents; Filings. Buyer, on the one hand, and Seller, on the other hand, shall use all commercially reasonable efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all consents, licenses, Permits, waivers, approvals, authorizations, or Orders required under Law (including all foreign and domestic (federal, state, and local) governmental and regulatory rulings and approvals and parties to Contracts) in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under applicable Law; provided, however, that Buyer and Seller shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its

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advisors prior to filing and, if requested, to accept all reasonable additions, deletions, or changes suggested in connection therewith. Buyer, on the one hand, and Seller, on the other hand, shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Prior to the Closing Date, Buyer and Seller shall use commercially reasonable efforts and cooperate to (i) respond at the earliest practicable date to any requests for additional information made by any Governmental Authority with respect to all filings made under applicable Laws, (ii) take all actions reasonably necessary to cause the waiting periods for all filings made under applicable Laws to terminate or expire as soon as practical and (iii) take or cause to be taken all actions reasonably necessary to obtain any appropriate approvals of any Governmental Authority, all to the end of expediting consummation of the transactions contemplated hereby. Buyer and Seller each agree to promptly inform each other of any material communication from any Governmental Authority regarding any of the transactions contemplated hereby and shall permit each other to review in advance any proposed communication to any Governmental Authority, subject to applicable Law, and provided that neither Party shall be required to provide the other with any documents or other materials related to a Party's valuation of the transactions contemplated by this Agreement.

6.06           Notification of Certain Matters. Each Party shall promptly provide the other Party (after they have notice thereof) with written notice of, and keep such other Party advised as to, the existence of any Material Adverse Effect, or of any condition, circumstance or event that is reasonably likely to result in a Material Adverse Effect, and (b) Buyer, on the one hand, and Seller, on the other hand, shall promptly provide the other party (after such Person has notice thereof) with written notice of, and keep the other party advised as to any pending or threatened Claim that challenges the transactions contemplated hereby. Each Party shall promptly notify the other Party in writing with respect to any matter hereafter arising or discovered that, if existing or known on the date hereof, would have been required to be set forth or described in the applicable Schedule or Disclosure Letter on the date hereof or would cause the representations and warranties of such Party, made pursuant to this Agreement not to be correct and complete as of the date hereof or the date on which such matter arose or was discovered. Should any such matter require any change to the Disclosure Letter or any Schedule, Seller shall promptly deliver a supplement to the Disclosure Letter specifying such change. To the extent such matter existed as of or before the date hereof and causes or constitutes a breach of any of the representations or warranties made hereunder, such notice shall not be deemed to amend or replace any part of the Disclosure Letter and at the election of the other Party: (i) the other Party shall be entitled to continue to hold its rights under this Agreement and seek indemnification from the Party giving notice after the Closing Date in respect of the substance of the matter of the written notice made pursuant to this Section 6.06, or (ii) be deemed to have amended the Schedules or Disclosure Letter, as applicable, to have qualified the representations and warranties contained in Section 4 or 5, as applicable, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development, provided, however, if any such amendment to a Schedule or Disclosure Letter involves a Material Adverse Effect, any resulting breach of a representation or warranty shall not be deemed cured, and the applicable Party shall continue to hold all its rights under this Agreement resulting from such breach. To the extent such matter did not exist as of or before the date hereof or did not cause or

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constitute a breach of any of the representations or warranties made hereunder, unless the non-breaching Party has the right to terminate this Agreement by reason of such development and exercises that right, subject to the proviso below, the written notice pursuant to this Section 6.06 shall be deemed to have amended the Schedule or Disclosure Letter, as applicable, to have qualified the representations and warranties contained in Section 4 or 5, as applicable, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of such development.

ARTICLE VII
COVENANTS AND AGREEMENTS OF BUYER

Buyer covenants and agrees as follows:

7.01           Confidentiality. Buyer acknowledges that all information provided to it and any of its Affiliates and Representatives by the Seller Companies and their respective Affiliates and Representatives is subject to the terms of Section 17.15.

7.02           Notification. From the Execution Date through and including the Closing Date, Buyer shall promptly notify Seller if Buyer obtains Knowledge that any representation or warranty of Seller or any other Seller Company in the Agreement or any agreement contemplated hereby or information set forth in the Schedules or the Disclosure Letter is not true and correct, or if Buyer obtains Knowledge of any errors in, or omissions from, the Schedules or the Disclosure Letter.

7.03           Pre-Closing Access and Inspections.

(a)                During the Interim Period, Buyer shall not contact or communicate with any of Seller’s or any other Seller Company’s employees, contractors, customers, suppliers or distributors of the Assets except as expressly provided in this Agreement or with Seller’s prior written consent provided at Seller’s sole discretion.

(b)                Any inspection or investigation conducted by Buyer or its Representatives prior to the Closing: (i) shall be conducted in accordance with Applicable Laws, including any applicable HSE Laws and antitrust laws and in such manner as not to interfere with the Operations or the Assets; (ii) shall not entitle Buyer to conduct Environmental Testing, including any sampling or testing of soil or ground or surface water at, or under, any Real Property associated with the Assets. Buyer being limited to the onsite physical inspection of the Assets and Real Property and review of the Seller Companies’ or their respective Affiliates’ records or any other publicly available materials or information with regard to these matters; and (iii) shall be conditioned upon Buyer’s compliance with all of Seller’s site-specific requirements, including those regarding health, safety, security and the environment.

(c)                Buyer and Seller (or another Seller Company) may meet prior to the Closing to plan for business separation or other transition related activities. If Buyer and Seller (or another Seller Company) conduct any pre-Closing business separation, transition, or other similar activities at the Refinery or on or at the Assets, Buyer bears the risk of injury to any of its Representatives during such activities at the Refinery, the other Assets or the Operations and shall indemnify, defend and hold the Seller Indemnified Parties harmless for all Losses to the extent caused by, arising from or related to the acts or omissions of Buyer and its Representatives in conducting any such activities.

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7.04           Post-Closing Access. From and after the Effective Time, Buyer will, and will cause its Affiliates to, afford to Seller and its Representatives (i) reasonable access during normal business hours to personnel and to such properties and records, including personnel and medical records, that were transferred to Buyer, (ii) permission to take from the Assets and/or Buyer copies of any books, records, or accounts relating to the Assets and/or relating to the employees who were employed in the Operations by Seller or its Affiliates through and including the Closing Date, and (iii), if requested, will furnish to Seller such additional information and cooperate with Seller in such other respects, including making the Transferred Employees available to Seller at Seller’s expense as witnesses or deponents as Seller may reasonably request for each of the following to the extent such matter does not involve a Dispute between Buyer and Seller: (a) financial reporting; (b) Tax or similar purposes; (c) purposes of investigating claims; or conducting litigation or administrative proceedings with Third Parties or Governmental Authorities; or (d) any other proper purpose; provided that Seller shall indemnify, defend and hold the Buyer Indemnified Parties harmless (subject to Article XIII) for all Losses to the extent caused by, arising from or related to the acts or omissions of Seller and its Representatives from such access. Buyer will, and will cause its Affiliates to, keep and maintain the records that Seller and its Representatives have access to pursuant to this Section 7.04, such records to be maintained for a period of seven years from the Closing Date or such longer periods as may be required by Applicable Laws; provided, further, that if Buyer desires to destroy or dispose of such records during such period, then Buyer will first offer to Seller in writing at least 60 days before such destruction or disposition to surrender them to Seller and, if Seller does not accept such offer within 20 days after receipt of such offer, then Buyer may take such action. Seller’s right to post-Closing access to the Assets shall include the right to access Excluded Assets that remain located at the Assets pursuant to Section 2.02.

7.05           Litigation. With respect to all litigation and other matters set forth in the Disclosure Letter and any other matters that constitute Retained Liabilities and for so long as a Seller Company is contesting or defending such matter, Buyer shall cooperate to the extent commercially reasonable with such Seller Company and its Affiliates and their respective counsel, at such Seller Company’s expense, in their efforts to conduct or resolve such litigation, including by making available to them such documents and witnesses as may be deemed necessary or useful therefor in such Seller Company’s sole but reasonable discretion.

7.06           Trademarks. No license to any of the Trademarks is granted to Buyer by this Agreement, the Closing Documents, or by the transfer of the Assets to Buyer, and Buyer is precluded from any use and agrees not to make any use of Trademarks on or in connection with the sale of any of its products or services as a means of identity or in any of its communications or in connection with Buyer’s operation of the Assets. Buyer acknowledges and agrees with Seller that the Trademarks, and all rights to which and the goodwill represented thereby and pertaining thereto, are being retained by the Seller Companies and their respective Affiliates. Without limiting the generality of the preceding, Buyer will not be entitled to use the name “Shell” or any variations or derivations thereof (including any

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logo, trademark or design containing such name) or any logo, service mark, trade name or trademark that constitutes an Excluded Asset. Accordingly, as soon as reasonably practical after the Closing, but in any event within 90 days after the Closing Date with regards to Assets that are visible to the public, and within 180 days after the Closing Date with regards to Assets that are not visible to the general public, Buyer shall remove from, or paint or cover over as appropriate, any logo, service mark, trade name or trademark indicating that such assets were owned or operated by a Seller Company or any of its Affiliates (including signs displaying such Seller Company’s or its Affiliates’ emergency contact telephone number(s) or otherwise using or displaying the name “Shell”, in whole or in part). As promptly as practicable after the Closing but in any event within 20 days, Buyer shall post Buyer’s emergency contact telephone number in place of any Seller Company’s or its Affiliates’ emergency contact telephone number(s). In the event that Buyer breaches this Section 7.06, Seller shall be entitled to specific performance of this Section 7.06 and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

7.07           Title Policies; Surveys. Buyer acknowledges that Seller has delivered at Seller’s expense, a copy of the Title Commitment committing the Title Company to issue title insurance under an ALTA extended coverage policy of owner’s insurance (ALTA2006 Extended Owner’s Policy) to the Buyer in the amount of the Purchase Price allocated to Seller’s fee owned Real Property (“Buyer’s Title Policy”), providing for a deletion of the standard exceptions and bearing a date later than the Effective Date, together with copies of all recorded documents referenced therein and a copy of the Survey. Seller shall pay the premium for Buyer’s Title Policy, but any endorsements to the Buyer’s Title Policy shall be Buyer’s responsibility. As of the Execution Date Buyer has notified Seller in writing of all of Buyer’s objections to the title exceptions set forth in the Title Commitment which (a) are not Permitted Encumbrances or (b) in Buyer’s reasonable determination, would result in a Material Adverse Effect on Buyer’s ownership or operation of the Refinery Owned Real Property (“Buyer’s Title Objections”). Seller agrees to use commercially reasonable efforts to mitigate, cure or remove Buyer’s Title Objections prior to the Closing Date. Seller’s inability to mitigate, cure or remove any or all of Buyer’s Title Objections, (1) shall not provide Buyer with a right to terminate this Agreement, (2) shall not cause any delay in the Closing, and (3) shall deem any such remaining Buyer’s Title Objections as permitted title exceptions and thus Permitted Encumbrances upon Closing. Buyer shall have the right to update Buyer’s Title Objections within fifteen (15) Business Days prior to the Closing Date. Immediately upon receipt of the updated Title Commitment, Buyer shall notify Seller in writing if Buyer objects to any new title exceptions set forth in the Updated Title Commitment which (a) are not Permitted Encumbrances or (b) in Buyer’s reasonable determination, would result in a Material Adverse Effect on Buyer’s ownership or operation of the Refinery Owned Real Property (“Buyer’s Updated Title Objections”). Seller agrees to use commercially reasonable efforts to mitigate, cure or remove Buyer’s Updated Title Objections prior to the Closing Date, or as soon thereafter as is reasonably practicable. Notwithstanding the foregoing, Seller shall cause all monetary liens, including any mortgages or deeds of trust, affecting the Refinery Owned Real Property and the Refinery Owned Leased Property to be released and/or satisfied at or prior to Closing.

Seller shall not be required to remove or cure any other matter whether contained in the Title Commitment or the Updated Title Commitment. Seller shall not be obligated to bring any

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Proceedings, convey or acquire any interest in real property, incur any expense or liability with respect to the removal or cure of any matter contained therein or encumbering the Refinery Owned Real Property, provided that Seller shall be obligated to perform each and every one of the foregoing actions if and to the extent it is within Seller’s reasonable capability to do so without imposing undue expense or other allocation of resources. Nothing in this Section 7.07 shall relieve Seller from a remedy Buyer may have from Seller’s breach of any representation or warranty contained in Article IV.

7.08           Reserved.

7.09           Financing.

(a)       Obligations of Buyer.

(i)                 Buyer shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Financing Commitments, including using reasonable best efforts to (A) negotiate definitive documentation for and consummate the Financing contemplated by the Financing Commitments at or prior to the Closing, and (B) enforce its rights under the Financing Commitments in the event of a breach by the Financing Sources of their Obligations thereunder (including by bringing, and pursuing in good faith, appropriate legal Proceedings against the Financing Sources party to the Financing Commitments). In the event any portion of the Financing becomes unavailable on the terms and conditions described in the Financing Commitments, Buyer shall use it reasonable best efforts to obtain alternative Financing from alternative sources in the aggregate in an amount sufficient to consummate the Contemplated Transactions; provided, that any such alternative Financing shall not be reasonably expected to prevent, impede or delay the consummation of the Contemplated Transactions. Buyer shall keep Seller informed on a reasonably current basis and in reasonable detail with respect to all material activity and developments concerning the status of its efforts to arrange the Financing. In addition, Buyer shall promptly provide Seller with copies of all executed definitive agreements with respect to the Financing. Buyer shall refrain from taking, directly or indirectly, any action that would result in a failure of any of the conditions contained in the Financing Commitments or in any definitive agreement related to the Financing. Buyer shall have the right from time to time to amend, supplement or otherwise modify, or waive any of its rights under, the Financing Commitments; provided, that any such amendment, supplement or other modification to or waiver of any provision of the Financing Commitments that amends the Financing shall not, without the prior written consent of Seller, be reasonably expected to prevent, impede or delay the consummation of the Contemplated Transactions.

(ii)              Without limiting the generality of the foregoing, Buyer shall notify Seller promptly, and in any event within five (5) Business Days after it becomes aware thereof, (A) of any termination of the Financing Commitments or any definitive agreement related to the Financing, (B) of any breach or default by any party to any Financing Commitments or definitive agreements related to the Financing, (C) of the receipt by Buyer of any written notice or other communication (other than negotiations of the definitive agreements with respect to the Financing) from any Financing Source with respect to any breach, default, termination or repudiation by any party to any Financing Commitment or any definitive agreement related to the Financing or (D) if for any reason, including, for the avoidance of doubt, because Buyer believes that one or more

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conditions to the closing of the Financing will not be satisfied at or prior to Closing, Buyer no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Financing Commitments and the related fee letters on the terms described therein. In such event, Seller may, in its sole discretion, terminate this Agreement in accordance with Section 15.01(c).

(iii)            For purposes of this Agreement, references to “Financing” shall include any alternative financing required to be obtained in the circumstances provided in this Section 7.08, and references to “Financing Commitments” shall include such documents as related to such alternative Financing.

(iv)             In connection with any Financing, (A) no Seller Company shall be required to become subject to any Obligations with respect to such agreements or documents except as set forth in the Financing Commitments approved by Seller, and (B) nothing shall obligate any Seller Company to provide a solvency certificate or any similar certificate or to provide any information that would violate any applicable obligations of confidentiality or result in a violation of Applicable Law or loss of any attorney-client communication, attorney work product privilege or any other legal privilege. Buyer acknowledges and agrees that no Seller Company nor any of their respective Affiliates or Representatives shall have any responsibility for, or incur any Obligation to any Person under or in connection with, the arrangement of any Financing that Buyer may raise in connection with the Contemplated Transactions. Buyer shall indemnify, defend, save and hold harmless the Seller Indemnified Parties from and against all Claims and Losses to the extent caused by, arising from or incurred in connection with or related to any Financings or Financing Commitments.

7.10           One-Call; Utilities.

(a)                No later than 20 days after Closing, Buyer will contact every appropriate one-call agency in the vicinity of any of the Assets and have the contact information for one-calls changed from any applicable Seller Company’s name to Buyer’s name. Buyer shall also provide revised maps to the one-call agencies where appropriate or required. Buyer shall promptly notify Seller that all such notices and revised maps have been provided.

(b)                No later than 20 days after Closing, Buyer will contact the utility provider(s) for the Assets and have the billing and contact information for utility services changed from the name of any applicable Seller Company’s name to Buyer’s name. Buyer shall promptly notify Seller that all such notices have been provided to the applicable utility providers. Buyer shall bear the costs associated with any new utility connections or meters that may be required for Buyer's assumption of utility services.

7.11           Notification of Transfer of Equity Interests.

(a)                Buyer shall notify Seller if at any time prior to the Closing Date:

(i)                 Equity Interests representing 5% or more of the fully diluted Equity Interests of Buyer (or any Affiliate of Buyer that is a party to a Closing Document) have been sold, transferred, assigned, conveyed, exchanged or otherwise disposed of to any Person, including any Person that already holds Equity Interests in Buyer; or

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(ii)              To Buyer’s Knowledge, Equity Interests of a Person have been sold, transferred, assigned, conveyed, exchanged or otherwise disposed of that represent 5% or more of such Person and such Person, directly or indirectly, holds 5% or more of the fully-diluted Equity Interests of Buyer (or any Affiliate of Buyer that is a party to a Closing Document).

(b)                Should either of the actions occur as described in Section 7.11(a), then Buyer shall provide Seller with such information as Seller shall request as is necessary for Seller to complete its required integrity due diligence screening on Buyer or such Affiliate of Buyer (as applicable).

7.12           Rights in Respect of Documents and Records.

(a)                BUYER RELEASES THE SELLER COMPANIES AND THEIR RESPECTIVE AFFILIATES FROM ANY LOSS, LIABILITY, OR DAMAGE ARISING FROM, ASSOCIATED WITH, OR RELATED TO BUYER’S USE OF ALL FILES, RECORDS, BOOKS AND RECORDS (INCLUDING THE REFINERY BOOKS AND RECORDS) OR OPERATING MANUALS CONVEYED AS PART OF THE ASSETS.

(b)                EXCEPT TO THE EXTENT BUYER HAS RECEIVED RELIANCE LETTERS FROM THIRD PARTIES, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT BUYER SHALL INDEMNIFY, DEFEND AND HOLD THE SELLER INDEMNIFIED PARTIES HARMLESS AGAINST ALL CLAIMS AND LOSSES CAUSED BY BUYER’S CLAIMING OR ATTEMPTING TO EXERCISE ANY RIGHTS (WHETHER AS A THIRD PARTY BENEFICIARY OR OTHERWISE) UNDER, ANY STUDIES, REPORTS, TESTS OR ANALYSES PREPARED BY ANY THIRD PARTIES FOR THE SELLER COMPANIES OR ANY OF THEIR AFFILIATES.

(c)                WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NONE OF THE DOCUMENTS, INFORMATION OR OTHER MATERIALS PROVIDED TO BUYER AT ANY TIME OR IN ANY FORMAT BY THE SELLER COMPANIES OR ANY OF THEIR AFFILIATES CONSTITUTES LEGAL ADVICE, AND BUYER (i) WAIVES ALL RIGHTS TO ASSERT THAT IT RECEIVED ANY LEGAL ADVICE FROM ANY SELLER COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES, EMPLOYEES, AGENTS, REPRESENTATIVES OR COUNSEL, OR THAT IT HAD ANY SORT OF ATTORNEY-CLIENT RELATIONSHIP WITH ANY OF SUCH PERSONS, AND (ii) AGREES TO INDEMNIFY, DEFEND AND HOLD THE SELLER INDEMNIFIED PARTIES AGAINST ANY SUCH ASSERTION MADE BY OR ON BEHALF OF ANY OF BUYER’S AFFILIATES.

ARTICLE VIII
COVENANTS AND AGREEMENTS OF SELLER AND BUYER

Buyer and Seller covenant and agree as follows:

8.01           Antitrust Approvals.

(a)                Within 30 days after Execution Date or as otherwise mutually agreed by the Parties, Buyer and Seller shall file or cause to be filed with the Federal Trade Commission, the

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United States Department of Justice, any State Attorney General (collectively, “Antitrust Authorities”) any notifications required to be filed under the HSR Act or any other antitrust laws, statutes, rules or regulations applicable to the Contemplated Transactions. Buyer and Seller shall consult with each other as to the appropriate time for filing such notifications and shall agree upon the timing of such filings. Buyer shall pay the filing fees under the HSR Act and any comparable state laws and regulations. Buyer and Seller shall each bear their respective costs (including legal fees) for the preparation of any filing.

(b)                Buyer and Seller shall respectively use commercially reasonable efforts to: (i) respond promptly to any requests for additional information and documentary materials made by any Antitrust Authority; (ii) make any further filings or submissions that may be necessary, proper or advisable in connection therewith; and (iii) obtain all required antitrust approvals at the earliest possible date so as to enable the Parties to close the Contemplated Transactions. Buyer and Seller shall consult with each other prior to any meetings, by telephone or in person, with the staff of any Antitrust Authority, and each Party shall have the right to have a Representative present at any such meeting (subject to the approval of the relevant Antitrust Authority). Buyer and Seller shall give each other reasonable advance notice of any notification, submission or other communication which it proposes to make or submit to any Antitrust Authority and to provide each other with copies of a draft notification, submission or correspondence and any supporting documentation or information reasonably requested by the other Party, provided that no Party shall be required to disclose any Confidential Information under this subsection. Each Party agrees to consider in good faith any comments of the other Parties to any such notification, submission or communication.

(c)                Buyer agrees to use its best efforts and to promptly take any and all steps to avoid or eliminate each and every impediment under any antitrust law, statute, rule or regulation that may be asserted by any Antitrust Authority or any other Person with respect to the Contemplated Transactions, including providing information; and proposing, negotiating, committing to, and effecting (by consent decree, hold separate orders, or otherwise) any remedy, including the sale, divestiture, disposition, or holding separate of any of its own assets or the Assets to be directly or indirectly acquired in the Contemplated Transactions as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any decree, temporary restraining order, injunction, Judgment, or other order in any suit or Proceeding which would otherwise have the effect of materially delaying or preventing the Closing of the Contemplated Transactions. In addition, Buyer shall defend through litigation on the merits any Claim asserted before any Governmental Authority that would restrain or prevent the Closing of the Contemplated Transactions by the Outside Date.

8.02           Assignments.

(a)                With respect to any Contract or Permit that is not a Refinery Contract or a Refinery Permit that (i) (A) Buyer would like to be assigned to it as of Closing, (B) Seller has agreed to such assignment, and (C) requires consent by a Third Party for the assignment thereof to Buyer, or (ii) Seller desires to assign to Buyer as of Closing and requires consent by a Third Party for the assignment thereof to Buyer, then, in each case, Seller shall take such actions as are commercially reasonable and necessary, and Buyer shall cooperate with Seller in all commercially reasonable respects, to effect assignment thereof to Buyer as of the Closing Date. It is understood

Sale and Purchase Agreement

that such actions by Seller shall not include any requirement of the Seller Companies or their Affiliates to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party. Seller shall initiate termination procedures on any Contracts mutually agreed by the Parties to be effective upon the Closing provided that such terminations do not require the Seller Companies or their Affiliates to expend money or grant any accommodation (financial or otherwise) to the counterparties to such Contracts.

(b)                In the event that a Seller Company is unable to obtain the requisite approval for assignment of any Contract or Permit that is not a Refinery Contract or Refinery Permit, or in the event a Refinery Contract or Refinery Permit is required to be amended or supplemented to effect such assignment and is not so amended or supplemented as of the Closing Date, and such assignment is reasonably necessary to operate the Assets in the Ordinary Course of Business as conducted by such Seller Company or its Affiliates on a historical basis for the 12 months prior to the Closing Date without giving rise to a Material Adverse Effect on the Assets, at the written request of Buyer on or before the Closing Date or within 90 days after the Closing Date (except where such action would be unlawful, prohibited by the terms of such Refinery Contract or Refinery Permit, or requires the payment of termination fee or any other damages), Seller shall (x) retain any such Refinery Contract or Refinery Permit and shall enter into an arrangement with Buyer to provide Buyer with the economic and functional benefits of such Refinery Contract or Refinery Permit, provided, that Buyer shall perform the Seller Companies’ and their Affiliates’ Obligations thereunder arising on or after the Closing Date (and indemnify, defend and hold the Seller Companies and their Affiliates harmless against all Losses suffered in the event Buyer breaches any Obligations thereunder) until such Refinery Contract or Refinery Permit is assigned to Buyer or expires at the earliest opportunity in accordance with its terms, or is properly amended or supplemented, and (y) take all commercially reasonable and necessary actions required to assign to Buyer, or amend or supplement, any such Refinery Contract or Refinery Permit as soon as practicable after the Closing Date.

(c)                Notwithstanding Seller’s obligations pursuant to Section 8.02(a), the assignment to Buyer of any Refinery Contract, Turnaround Contract or Refinery Permit to be transferred to Buyer that requires consent for assignment, or amendment or supplement, may be effected after the Closing Date. Except as otherwise provided in this Agreement, the Purchase Price shall not be subject to adjustment, and the Closing of the Contemplated Transactions shall not be delayed, by reason of any inability to obtain consent for assignment of any Refinery Contract or Refinery Permit or any such amendment or supplement. Buyer acknowledges that certain consents to the Contemplated Transactions may be required from parties to Refinery Contracts or Refinery Permits (written or otherwise) to which any of the Seller Companies or their Affiliates is a party, and such consents may not be obtained (provided that Seller has complied with its Obligations under Section 8.02 (b). Except as otherwise provided in this Agreement, Buyer agrees that the Seller Companies and their Affiliates shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Contemplated Transactions by this Agreement or because of the default, acceleration or termination of any such agreement, contract, license, lease, Easement or Permit as a result thereof (provided that Seller has complied with its obligations under Section 8.02(b)). Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached and no condition of Buyer shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default,

Sale and Purchase Agreement

acceleration or termination or any Claim or Proceeding commenced or threatened by or on behalf of any Persons arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination (provided that Seller have complied with its obligations under Section 8.02(b)).

8.03           Transition Plan.

(a)                Promptly following the execution of this Agreement, Representatives of Buyer and Seller shall meet to develop a transition plan identifying resources, timelines, and other milestones needed for operation of the Assets after the Closing; provided, however, that, nothing in this Section 8.03 or such transition plan shall restrict or limit the Seller Companies’ or their respective Affiliates’ ability to conduct their own business and operate the Assets prior to Closing.

(b)                During the Interim Period, Seller shall provide Buyer with contact information for Seller’s or any Seller Company’s counterparties under any existing Multi-Site Framework Contracts or other Contracts that are not Refinery Contracts that Buyer desires to be in effect as of or after the Closing Date. Buyer shall be solely responsible for negotiating and effecting any such replacements, and no Seller Company shall be obligated to allow “call-offs” to Buyer under such Multi-Site Framework Contract at any time.

8.04           Other Governmental Approvals. Buyer and Seller shall cooperate with each other and take all reasonable steps necessary to obtain Authorizations for the sale of the Assets from all applicable Governmental Authorities.

8.05           Other Actions. Buyer and Seller shall otherwise use their respective commercially reasonable efforts to cause (a) the satisfaction of all covenants and agreements in this Article VIII and all conditions precedent in Article XI and Article XII, in each case, applicable to it, and (b) the Closing, to occur as soon as reasonably practicable after the Execution Date.

8.06           Collection of Amounts Owed to a Party. In the event any Party receives any funds or other property that belongs to another Party pursuant to the terms of this Agreement, the receiving Party shall receive and hold such funds and/or property in trust for the benefit of the rightful Party and shall promptly forward such funds and/or property to the rightful Party. It is the intention of the Parties that, as between the Parties, Seller shall be entitled to all income attributable to the Operations conducted prior to the Effective Time and Buyer shall be entitled to all income attributable to the Operations conducted after the Effective Time. Each Party shall pay to the other Party, promptly after receipt thereof, any amount received by said Party from any Third Party with respect to rentals, fees or other revenues relating to the Operations and attributable to the ownership period of the other Party; and products delivered, services performed or other obligations performed by the other Party and attributable to the ownership period of such other Party.

8.07           Casualty and Condemnation.

(a)                In the event there is an occurrence of a Casualty prior to the Closing Date, Seller shall notify Buyer thereof as soon as reasonably practicable.

Sale and Purchase Agreement

(b)                In the event a Casualty occurs prior to the Closing Date, then Seller shall elect, at its option, to either (i) subject to Buyer’s right of termination outlined in (c), repair or replace the affected Asset at Seller’s cost prior to the Closing, in which case Buyer’s Obligation to effect the Closing shall not be affected, but the Closing Date shall be deferred until 10 Business Days after repairs or replacement have been completed and the affected Asset has been restored to a similar grade, quality and condition, (ii) terminate this Agreement if the costs to repair or replace the affected Assets exceeds the Base Amount, at Seller’s reasonable discretion, or (iii) negotiate with Buyer to reduce the Purchase Price by an amount agreed to by Seller and Buyer to reflect the cost to repair or replace the affected Asset(s) (the “Repair Costs”), in which case, the Closing Date shall not be deferred.

(c)                If Seller elects to proceed with clause (i) of Section 8.07(b) Buyer shall have the option of terminating this Agreement in the event the repairs or replacements are not substantially completed within three hundred sixty five days (365) days after the date of such Casualty, unless Seller has made commercially reasonable efforts to replace or repair the affected Assets and such delay is due to circumstances outside of Seller’s reasonable control.

(d)                If Seller elects to proceed with clause (iii) of Section 8.07(b) and the Parties do not agree on the Repair Costs within 15 days of Buyer’s receipt of Seller’s notice of Casualty (a “Repair Cost Dispute”), either Party may request an engineering company mutually agreed to by the Parties to evaluate the affected Assets and deliver to the Parties its written estimate of the Repair Costs (the “Third Party Estimate”) within 15 days of the engineering company’s engagement. The fees and expenses to obtain the Third-Party Estimate shall be borne 50% by Seller and 50% by Buyer.

(i)                 If the Third Party Estimate is less than or equal to 40% of the Base Amount, then Buyer’s Obligation to proceed to Closing in accordance with the terms of this Agreement shall not be affected (provided however, the Closing Date shall not occur prior to 10 Business Days after the receipt of the Third Party Estimate) and the Purchase Price shall be reduced by the Third Party Estimate and if the Parties do not agree to the amount of the Repair Costs within 5 Business Days after Closing, then the Parties shall submit the Repair Cost Dispute to binding arbitration under the dispute resolution procedures in Article XVI for resolution after Closing with a post-Closing adjustment to the Purchase Price equal to the finally-determined Repair Costs.

(ii)              If the Third Party Estimate is greater than 40% of the Base Amount, then either Party may elect, by giving written notice to the other of its election within 15 days of receipt of the Third Party Estimate, to terminate this Agreement without further obligation under this Agreement (other than those Sections which expressly survive termination which shall continue in effect). If neither Party elects to terminate as provided in this Section 8.07(d)(ii), then, Buyer’s Obligation to proceed to Closing in accordance with the terms of this Agreement shall not be affected and if the Parties do not agree to the amount of the Repair Costs within 5 Business Days after Closing, then the Parties shall submit the Repair Cost Dispute to binding arbitration under the dispute resolution procedures in Article XVI for resolution after Closing with a reduction of the Purchase Price at Closing by the Third Party Estimate and a post-Closing adjustment to the Purchase Price equal to the finally-determined Repair Costs.

Sale and Purchase Agreement

(e)                Any adjustment of the Purchase Price pursuant to Section 8.07(d) which is necessary to reflect a final determination of Repair Costs after the Closing shall be made as follows: (i) an adjustment in favor of Buyer shall be paid in immediately available funds by Seller to Buyer; and (ii) an adjustment in favor of Seller shall be paid in immediately available funds to the extent the Purchase Price had been reduced pursuant to this Section 8.07. Any such reduction, refund or payment shall be made within 10 Business Days after such final determination.

(f)                 If prior to the Closing Date, any portion of the Refinery Owned Real Property shall be Taken, which individually or in the aggregate (a) have a Material Adverse Effect on the Operations as conducted by the Seller Companies on a historical basis for the 36 months prior to the Closing Date or (b) have a Material Adverse Effect on the value of the Assets taken as whole as of the Closing Date, then Buyer may terminate this Agreement. Unless Buyer elects to terminate this Agreement in accordance with the foregoing, Buyer and Seller shall nonetheless complete the Contemplated Transactions in accordance with this Agreement, and the Purchase Price shall not be reduced; provided, however, that Seller’s rights to any award resulting from such taking of any portion of the Refinery Owned Real Property shall be assigned by Seller to Buyer at the Closing.

8.08           Payment of Certain Expenses Due and Payable After the Closing Date.

(a)                The Closing Date Payment shall be increased by the pro-rated amount of all lease and rental payments made by the Seller Companies or their Affiliates prior to the Closing Date in respect of the Assets but that are attributable to periods after the Effective Time. The Closing Date Payment shall be decreased by the pro-rated amount of all lease and rental payments in respect of the Assets to be made by Buyer after the Effective Time but that are attributable to periods prior to the Effective Time. The Parties shall share information among themselves prior to the Closing Date to identify and pro-rate such amounts.

(b)                If Buyer receives invoices for emissions fees, permit fees and utility bills in connection with the Operations, for any period prior to the Effective Time, then Buyer will promptly forward such invoices to Seller. If any Seller Company receives invoices for emissions fees, permit fees and utility bills for any period on or after the Effective Time, Seller shall promptly forward the invoices to Buyer.

(c)                Buyer shall pay, as and when due, all emissions fees, permit fees and utility bills due and payable after the Effective Time, and Seller shall reimburse Buyer within 30 days after invoice for any amounts under such bills attributable to any period prior to the Effective Time.

(d)                If a Party makes any payment to a Third Party pursuant to any assigned Contract and such payment is made in respect of work performed, services provided or goods delivered during a period that includes the Effective Time, or the Effective Time intervenes between the making of such payment and the performance of the work or services or delivery of goods, then the Parties will allocate the burden of such payment in a manner that reflects the relative benefit of such work performed, services provided or goods delivered to each Party; provided, however, it shall be presumed that any work performed, services provided or goods delivered prior to the Effective Time are for the benefit of a Seller Company and any work performed, services provided or goods delivered after the Effective Time are for the benefit of Buyer or its Affiliates.

Sale and Purchase Agreement

(e)                Notwithstanding anything to the contrary set forth in this Section 8.08, if Buyer performs the Turnaround and Seller receives any invoice(s) in relation to the Turnaround that is not otherwise reimbursed as a Closing Adjustment in accordance with Schedule 2.06, Seller will promptly forward such invoice(s) to Buyer, and Buyer shall pay such invoice(s) when due. If any invoice is paid by Seller, Buyer shall reimburse Seller for such expense upon notice.

8.09           Relationship of the Parties. Nothing in this Agreement or the Closing Documents shall be construed to create any joint venture, partnership, agency or other similar fiduciary relationship between the Parties or the parties thereto. Under this Agreement and the Closing Documents, the Parties and their respective Affiliates are nothing other than independent contractors for the sale or purchase of specific property, goods or services. The Parties acknowledge that, for purposes of this Agreement and the Closing Documents, none of the Parties or their respective Affiliates shall be considered to be the agent, representative, employee, master, or servant of the others for any purpose. Except as expressly provided in this Agreement, none of the Parties or their respective Affiliates shall have any Obligation to manage or operate any of their respective businesses with any duty or standard of care to the other Party or their respective Affiliates, and none of the Parties or their respective Affiliates have any authority, right or power to enter into a contract or commitment, assume any Obligation or make any representation or warranty on behalf of the others (except as expressly specified in this Agreement or the Closing Documents). The Parties agree and acknowledge that, except as expressly provided herein or in the Closing Documents, none of the Parties or their respective Affiliates shall owe duties, fiduciary or otherwise to the other. The Parties and their respective Affiliates are, and will be after Closing, competitors with the right to pursue any business opportunity for their respective individual benefit and make no representation or warranty regarding the manner in which they will conduct their respective businesses and operations. None of the Parties or their respective Affiliates shall have any Obligation to refrain from (a) engaging in the same or similar activities or lines of business as the Parties or their respective Affiliates, (b) developing or marketing any products or services that compete, directly or indirectly with those Parties or their respective Affiliates, (c) investing or owning any interest publicly or privately in, or developing a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in direct or indirect competition with, the Parties or their respective Affiliates, or (d) doing business with any client or customer of the Parties or their respective Affiliates. None of the Parties or their respective Affiliates shall have any Obligation to offer any business opportunity (except as expressly specified in this Agreement or the Closing Documents) and may modify or otherwise change any of their respective businesses or operations at any time.

8.10           Further Assurances. From time to time, as and when reasonably requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions which are consistent with, and customary and necessary for, the consummation of the Contemplated Transactions. Without limiting the generality of the preceding and subject to Section 8.02 and Section 8.03, Seller and Buyer shall contact all Third Parties which as of

Sale and Purchase Agreement

the Closing Date have contractual arrangements with a Seller Company and its Affiliates in respect of the Assets or the Operations and which are anticipated to have commercial arrangements with Buyer following the Closing to establish transition matters to be effective as of the Effective Time.

8.11           Compliance Matters.

(a)       Buyer shall operate the process equipment in accordance with the requirements of the Consent Decree after the Effective Time and cooperate with Seller until such time as Buyer is substituted for Seller by court order or the Consent Decree is terminated whichever occurs first;

(b)       Nothing in this Agreement shall require Buyer or Seller to perform any part of this Agreement or take any actions if, by doing so, Buyer or Seller would not comply with any Applicable Law. The Obligations in this paragraph shall survive the termination or expiry of this Agreement. Subject to Applicable Laws or the preservation of legal privilege, in the event a Party has a reasonable belief that the other Party has breached its Obligations under Section 4.07 or Section 5.05, the Party shall have a right, at its expense, and the other Party shall take reasonable steps to enable this right, to audit the other Party’s relevant books and records to determine whether such a breach has occurred.

8.12           Information Technology.

(a)                The Parties acknowledge that Seller and the Seller Companies may use certain Seller’s Software, IT Systems, Third Party Software, IT Equipment and Non-Group IT Equipment in connection with the Assets and the Operations.

(b)                Seller or an Affiliate of Seller will grant to Buyer a license to continue to use copies of certain Seller’s Software pursuant to the Shell Software License Agreement.

(c)                The Parties shall cooperate to identify, as soon as reasonably practical following the Execution Date, any relevant and material Third Party Software and Non-Group IT Equipment.  If Buyer proposes to continue using any Third Party Software or any Non-Group IT Equipment on and following the Closing Date (including where Buyer uses such Third Party Software or Non-Group IT Equipment under licenses or leases granted to Seller or an Affiliate of Seller), then, at the request and cost of Buyer, Seller and Buyer shall cooperate with a view to contacting relevant Third Parties to obtain, before Closing, any licenses, leases or consents that may be required to allow such continued use. For the avoidance of doubt, Buyer acknowledges that:

(i)                 Seller gives no warranty or representation that any such license, lease or consent will be granted; and

(ii)              neither Seller nor any Affiliate of Seller is obliged to grant or continue (and Seller and any Affiliate of Seller may without liability terminate) any sub-license or lease to allow Buyer to use Third Party Software or Non-Group IT Equipment on or following the Closing Date.

Sale and Purchase Agreement

(d)                Buyer undertakes with Seller, for the benefit of Seller and Seller’s Affiliates, that, subject to Section 8.12(e), Buyer will have no rights in Seller’s Software, the Third Party Software, IT Systems, IT Equipment, or the Non-Group IT Equipment whatsoever, and Buyer shall ensure that:

(i)                 Buyer does not use any Seller’s Software (including, for the avoidance of doubt, Seller infrastructure desktop operational software as provided by other Affiliates of Seller to the Seller Companies, which will not be licensed or otherwise transferred to Buyer for use on or after the Closing Date), IT Systems, Third Party Software, IT Equipment or Non-Group IT Equipment on or after the Closing Date; and

(ii)              within thirty (30) Business Days after the Closing Date:

(A)             any Seller’s Software or Third Party Software remaining on the IT Systems and IT Equipment of the Assets is permanently removed or deleted from such system and any copies and archives of such Software and data are permanently destroyed and Buyer shall confirm such permanent deletion in writing to Seller or, at Seller’s request, returned to Seller or another Affiliate of Seller identified by Seller to Buyer; and

(B)              Seller or its nominee are permitted to enter the Refinery to remove any IT Equipment and Non-Group IT Equipment.

(e)                Section 8.12(d) does not apply:

(i)                 to Seller’s Software to the extent that Buyer is permitted to use such Software under the Shell Software License Agreement, the Shell Process License Agreement, the Swap Kit Purchase Agreement, or any other related Closing Document; or

(ii)              to Third Party Software, IT Systems, IT Equipment or Non-Group IT Equipment to the extent that Buyer is permitted to use that Software or Equipment under a consent, license or lease obtained under Section 8.12(c) or otherwise granted by the owner of the Intellectual Property rights in that Third Party Software, IT Systems or by the owner of that IT Equipment or Non-Group IT Equipment.

(f)                 Except to the extent otherwise provided for under any Closing Document, on or before the Closing Date, the Assets will no longer be operational through the IT Systems or IT Equipment of Seller and its Affiliates, or through Seller’s Software and neither Seller nor any Affiliate of Seller shall have any liability whatsoever after the Closing Date in relation to the provision to, or supply to Buyer or the Assets of:

(i)               any IT related hardware, Software, components, data, databases and/or services; or

(ii)              any access to the IT Systems or IT Equipment of Seller or any Affiliate of Seller, or any Software.

(g)                Buyer shall ensure that:

Sale and Purchase Agreement

(i)                 before the six-month anniversary of the Closing Date, all Shell IP-addresses, and all references to Shell, Seller, Seller Companies and other Affiliates of Seller, have been removed from all IT System names and identifiers of, the IT network of the Assets and Buyer; and

(ii)              until the Shell IP-addresses and all references to Shell, Seller, Seller Companies and other Affiliates of Seller have been removed from all IT System names and identifiers of, the IT networks of Buyer and the Assets, the Shell IP-addresses shall only be used internally and shall not be used for communication with other parties via the internet without the use of a device or application that dynamically changes the Shell IP address into an IP address authorized for use on the internet and owned by Buyer.

(h)                Buyer acknowledges that, to the extent that the Assets receive infrastructure or other IT related services, prior to the Closing Date and such services are rendered pursuant to an agreement between Seller or an Affiliate of Seller and the relevant service provider, Buyer shall not be entitled to receive such services after Closing, and Buyer shall be solely responsible (at its own cost) for ensuring that Buyer has access to such infrastructure and other IT related services as it requires after Closing (including by concluding such new agreements with relevant service providers as may be necessary). Notwithstanding the foregoing, any post-Closing rights and obligations with respect to infrastructure or other IT related services that s Seller is obligated to perform pursuant to that certain (i) Shell Software License Agreement, (ii) Shell Process License Agreement, and (iv) Swap Kit Purchase Agreement shall govern any matters between the Parties set forth in such agreements.

(i)                 Subject to standard security measures and applicable Laws, Buyer shall allow Seller or its nominee access to the relevant premises to verify compliance with the provisions of this Section 8.12, and shall, if so requested by Seller, provide (at Seller’s sole cost and expense) confirmation of an independent auditor (selected by Seller in its sole discretion) of Buyer’s compliance with this Section 8.12.

(j)                 Buyer shall, at its sole cost and expense, indemnify, defend and hold harmless Seller and Seller’s Affiliates from and against any actions, Claims, Losses, and payments incurred or suffered by Seller or such Affiliates of Seller as a result of, or relating to, the failure of Buyer to comply with its Obligations under this Section 8.12. In particular, but without limitation to the foregoing, Buyer shall pay directly to any Third Party, or reimburse Seller (and any Affiliate of Seller) in respect of, any costs, fees or expenses payable in connection with the possession, or use, or access, on or following the Closing Date, of Third Party Software, Third Party Intellectual Property, IT Systems, IT Equipment or Non-Group IT Equipment by Buyer (including any monies payable from Seller (or an Affiliate of Seller) or Buyer (or an Affiliate of Buyer) to the owner of the Intellectual Property rights in the Third Party Software, IT Systems, IT Equipment or of the Non-Group IT Equipment, whether in relation to the transfer of existing licenses, subscription services or leases, pursuant to existing or new licenses or leases or otherwise) save and except to the extent otherwise provided in the Shell Software License Agreement, Shell Process License Agreement, the Swap Kit Purchase Agreement and any other agreement governing these matters between the Parties.

Sale and Purchase Agreement

8.13           Insurance.

(a)                Buyer acknowledges that each Seller Company maintains worldwide programs of property and liability insurance coverage for itself and its Affiliates. In connection therewith, there exist insurance policies related to the Assets issued directly or indirectly to the Seller Companies by an Affiliate wholly owned, directly or indirectly, by Royal Dutch Shell plc (the “Seller Captive Insurer”). In addition, there exist insurance policies issued directly or indirectly to the Seller Companies by Third Parties relating to the Assets (such policies being collectively, with the polices issued by the Seller Captive Insurer, the “Seller Insurance Policies”).

(b)                Seller acknowledges and agrees that as of the Closing:

(i)                 no insurance coverage shall be provided under the Seller Insurance Policies to Buyer, any Affiliate of Buyer, the Assets or with respect to any Assumed Liabilities;

(ii)              Seller Insurance Policies shall also provide a Waiver of Subrogation in favor of Buyer regarding any claims made under Seller Insurance Policies up to the Closing Date;

(iii)            any and all policies insured or reinsured by the Seller Captive Insurer or any other provider of the Seller Insurance Policies which, but for this provision, would have insured the Assets, shall be deemed terminated, commuted and cancelled as of the Effective Time;

(iv)             Buyer shall be responsible for securing the insurance it considers appropriate for the operation of the Assets after the Closing; and

(v)               Buyer has no right, title or interest in any unearned premiums on any policies maintained by or for the benefit of Seller or an Affiliate of Seller.

(vi)             In the event that the Seller shall become aware of any fact, event or circumstance (other than a fire or other casualty loss, which the Seller shall have the right to address arising after the date of this Agreement and prior to the Closing Date in respect of which a claim may be made under the Seller Insurance Policies, the Seller shall use reasonable endeavours to (a) file a claim in respect of such event or circumstance and (b) to have such claim paid prior to the Closing Date.  In the event that such a claim is not paid prior to the Closing Date, the Seller shall use reasonable endeavours to pursue payment in respect of such a claim on behalf of the Buyer and the Buyer shall have the right to receive any payment made in respect of any such claim made prior to the Closing Date as, when and to the extent such claim shall be paid.

(c)                Buyer acknowledges and agrees that as of the Closing:

(i)                 no insurance coverage shall be provided under the Seller Insurance Policies to Buyer, any Affiliate of Buyer, the Assets or with respect to any Assumed Liabilities;

Sale and Purchase Agreement

(ii)              any and all policies insured or reinsured by the Seller Captive Insurer or any other provider of the Seller Insurance Policies which, but for this provision, would have insured the Assets, shall be deemed terminated, commuted and cancelled as of the Effective Date save and except for open and pending and IBNR claims which shall continue to be covered by these policies;

(iii)            no Claims regarding any matter whatsoever, whether arising from events occurring prior to the Closing, shall be made by Buyer against or with respect to any of the Seller Insurance Policies regardless of their date of issuance;

(iv)             Buyer shall be responsible for securing the insurance it considers appropriate for the operation of the Assets after the Closing; and

(v)               Buyer has no right, title or interest in any unearned premiums on any policies maintained by or for the benefit of Seller or an Affiliate of Seller.

(d)                Buyer acknowledges that:

(i)                 As part of the Seller Insurance Policies program, Seller maintains a Rolling Contractor Insurance Program (“RCIP”) for the Refinery, which provides certain Refinery contractors (and their subcontractors) enrolled in the RCIP with workers compensation, employer’s liability and general liability insurance; and

(ii)              as of the Closing Date and in accordance with Section 8.13(c)(ii) above, the RCIP program coverage provided by Seller (or an Affiliate of Seller) shall terminate and cease.

(iii)            thereafter the risk and any liability associated with any gap in or lack of coverage that was previously provided by Seller’s RCIP shall be the responsibility of Buyer.

ARTICLE IX
INTELLECTUAL PROPERTY

9.01           Licensed Intellectual Property. Except as expressly granted on a non-exclusive basis in the Shell Refinery Process License Agreement, Shell Software License Agreement, the Swap Kit Purchase Agreement and any other agreement governing these matters between the Parties, Buyer will have no rights or licenses in any Intellectual Property of Seller or its Affiliates or otherwise. In the event of a conflict between the provisions of this Agreement and the provisions of the Shell Refinery Process License Agreement, the Shell Software License Agreement, the Swap Kit Purchase Agreement and any other agreement governing these matters between the Parties, the applicable provisions of the Shell Refinery Process License Agreement, Shell Software License Agreement, the Swap Kit Purchase Agreement and any other agreement governing these matters between the Parties shall prevail.

9.02           Third Party Intellectual Property.

Sale and Purchase Agreement

(a)                Seller agrees to use commercially reasonable efforts to assign to Buyer all of Seller’s rights to Third Party Intellectual Property used in the Operations, provided, however, Seller shall have no obligation to procure such assignment if such assignment would result in Seller or its Affiliates losing any rights to use Third Party Intellectual Property at any asset owned or operated by Seller or its Affiliates.

(b)                Buyer shall reimburse Seller for any expense incurred by Seller (including any monies due from Seller or Affiliate to the licensor of the Third-Party Intellectual Property) in connection with the assignment of the Third-Party Intellectual Property to Buyer.

(c)                Nothing herein shall require Seller to breach (or procure the breach of) any obligation it or any of its Affiliates owe to any Third Party.

ARTICLE X
EMPLOYEES AND PERSONAL DATA PROTECTION

10.01        Employee Matters. Seller and Buyer agree to the provisions concerning Employee Matters as set forth in Schedule 10.01.

10.02        Personal Data Protection. Seller and Buyer agree to the provisions concerning Personal Data as set forth in Schedule 10.02.

ARTICLE XI
BUYER’S OBLIGATION TO CLOSE

Subject to the limitation in 11.07, Buyer’s obligation to close the Contemplated Transactions is subject to the fulfillment, or waiver by Buyer, on or prior to the Closing of each of the following:

11.01        Compliance with Agreement. Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to the Closing Date.

11.02        Representations and Warranties. (i) The representations and warranties of Seller made in Article IV of this Agreement (as may be amended by Seller in accordance with Section 6.03) that are qualified by a Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (except for those representations and warranties that speak only as of a specific date or time, which need only be true and correct on and as of such specified date or time) and (ii) representations and warranties of Seller made in Article IV of this Agreement (as may be amended by Seller in accordance with Section 6.03) that are not qualified by a Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (except for those representations and warranties that speak only as of a specific date or time, which need only be true and correct on and as of such specified date or time), to the extent any failure of such representations and warranties to be true and correct individually or in the aggregate, has not had a Material Adverse Effect.

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11.03        Closing Deliverables. The Seller Companies shall be willing and able to enter into, and shall have executed and delivered or caused to be executed and delivered, at the Closing the items set forth in Section 3.02 to which any Seller Company is to be a signatory or is required to deliver.

11.04        Litigation. There shall not be any judicial restraining order or injunction, preliminary or otherwise, in effect prohibiting the Closing of the Contemplated Transactions. There shall not be pending or threatened in writing any Proceeding instituted by any Governmental Authority to restrain, prohibit or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the Contemplated Transactions, or operation of the Assets by Buyer after the Closing Date.

11.05        Governmental ConsentsA.. All (i) applicable waiting periods under any Law, Order or administrative or judicial doctrine that is designed or intended to prohibit, restrict or regulate investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition applicable to the transactions contemplated hereby shall have expired or been terminated, and (ii) all actions, Permits and approvals by or in respect of, and all registrations and filings with, any Governmental Authority that are required to permit the consummation of the transactions contemplated hereby and/or the operation of the Assets post-Closing, including all actions, permits, approvals, registrations and filings necessary under any such regulatory Law, Order or administrative or judicial doctrine, shall have been taken, made or obtained and shall remain in full force and effect.

11.06        No Material Adverse Effect. Since the date of this Agreement no event, change, effect, condition, fact or circumstance shall have occurred which can reasonably be expected to have a Material Adverse Effect on the Business or the Refinery, provided, however, no Material Adverse Effect shall be deemed to have occurred for purposes of this Section 11.06 unless: (i) the financial impact of such Material Adverse Effect equals or exceeds [***]% of the Base Amount, (ii) such Material Adverse Effect is not covered by Section 8.07 or otherwise contemplated by this Agreement, including subject to the limitations regarding items not required to be true and correct upon the Closing Date as set forth in Section 11.02; and (iii) Buyer has given Seller the reasonable opportunity to cure any such Material Adverse Effect. For the avoidance of doubt, and for purposes of this Section 11.06, Seller’s inability to obtain insurance shall not be considered a Material Adverse Effect.

11.07        Financing. The financing reflected in the Financing Commitment(s) shall have fully funded on or before the Closing Date substantially in accordance with the terms and conditions set forth in the Financing Commitment(s). Notwithstanding that the Buyer is not obligated to close the Contemplated Transaction in the event the Financing Commitment(s) are not fully funded on or before the Closing Date in accordance with this Section 11.07, if Buyer is unable to close the Contemplated Transaction due to such failure, Seller shall nevertheless be obligated to reimburse Buyer for the Audit and the Swap Kit, and Seller shall be entitled to retain the Deposit and such retention shall be deemed liquidated damages, both in accordance with Section 15.04.

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11.08        Permits. Except for approvals and consents customarily obtained after Closing, all material consents from and filings with any Governmental Authority necessary for the valid assignment of the Permits shall have been received or obtained.

11.09        [***] Contract. Seller will have secured [***] to assign the [***] contract, or Buyer will have entered into a new [***] with [***] which will provide for the continued [***] to the Refinery immediately following the Effective Time and, in such case, Seller must have secured [***] with respect to the [***] Contract.

11.10        Required Licensees and Refinery Contracts. Either: (x) the Seller will have obtained any third party consent required to assign the Refinery Contracts and the licenses set forth on Schedule 11.10; or (y) in the event Seller is unable to obtain such consent then Buyer, using reasonable diligence, will have entered into an agreement effective contemporaneously with the Effective Date for each of the services previously provided pursuant to such contracts or licenses, if such services are reasonably necessary to run the Refinery after the Effective Time (collectively, the “Required Licenses and Contracts”).

ARTICLE XII
SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to close the Contemplated Transactions is subject to the fulfillment, or waiver by Seller, on or prior to the Closing of each of the following:

12.01        Compliance with Agreement. Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to the Closing Date, including by way of example and not limitation payment of the amount due in accordance with Buyer’s Promissory Note on or before the due date.

12.02        Representations and Warranties. (i) The representations and warranties of Buyer made in Article V of this Agreement that are qualified by a Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (except for those representations and warranties that speak only as of a specific date or time, which need only be true and correct on and as of such specified date or time) and (ii) representations and warranties of Buyer made in Article V of this Agreement that are not qualified by a Material Adverse Effect shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (except for those representations and warranties that speak only as of a specific date or time, which need only be true and correct on and as of such specified date or time), to the extent any failure of such representations and warranties to be true and correct individually, or in the aggregate, has not had a Material Adverse Effect.

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12.03        Closing Deliverables. Buyer shall be willing and able to enter into, and shall have executed and delivered or caused to be executed and delivered, at the Closing the items set forth in Section 3.02 to which Buyer is to be a signatory or is required to deliver.

12.04        Litigation. There shall not be any judicial restraining order or injunction, preliminary or otherwise, in effect prohibiting the Closing of the Contemplated Transactions. There shall not be pending or threatened any Proceeding instituted by any Governmental Authority to restrain, prohibit or otherwise interfere with or obtain substantial monetary damages in connection with the consummation of the Contemplated Transactions, or the operation of the Assets by Buyer after the Closing Date.

12.05        Governmental Consents. The waiting period (and any extension thereof) applicable to the consummation of the Contemplated Transactions shall have expired or been terminated under the HSR Act and any mandatory waiting period or required consent under any applicable foreign, domestic, or state competition or antitrust law, statute, rule or regulation shall have expired or been obtained except where the failure to observe such waiting period or to obtain such a consent would not reasonably be expected to delay or prevent the consummation of the Contemplated Transactions or have a Material Adverse Effect on the expected benefits of the Contemplated Transactions to Seller.

12.06        Integrity Due Diligence. Seller has completed and cleared to its satisfaction, its integrity due diligence on Buyer (or such Affiliate of Buyer), and Seller shall confirm its determination as of the Effective Date, that Buyer continues to satisfy Seller’s policies in the event any of the following transactions described in (a)-(c) below occur on or before the Closing Date:

(a)                Equity Interests representing 5% or more of the fully-diluted Equity Interests of Buyer (or any Affiliate of Buyer that is a party to a Closing Document) have been sold, transferred, assigned, conveyed, exchanged or otherwise disposed of to any Person, including any Person that already holds Equity Interests in Buyer;

(b)                Equity Interests of a Person or Persons in Control of Buyer immediately prior to the Execution Date, directly or indirectly have been sold, transferred, assigned, conveyed, exchanged or otherwise disposed of (i) that represents 5% or more of such Person and such Person, directly or indirectly, holds 5% or more of the fully-diluted Equity Interests of Buyer (or any Affiliate of Buyer that is a party to a Closing Document), or (ii) whereby any new Person, after such transaction, increased its Equity Interests to 5% or more); or

(c)                Subject to Section 17.05, any assignment or transfer of this Agreement by Buyer other than any such assignment or transfer to a wholly owned subsidiary of Buyer.

Notwithstanding anything to the contrary set forth above, Seller shall not unreasonably, withhold, condition or delay its consent to close the transactions contemplated in this Agreement by reason of the occurrence of any of the foregoing transactions described in (a) – (c) above; and

12.07        [***] Contract. Seller will have secured [***] to assign the [***] Contract or Buyer will have entered into a new [***] with [***] which will provide for the continued [***] to the Refinery immediately following the

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Effective Time and, in such case, Seller must have secured [***] with respect to the [***] Contract.

ARTICLE XIII
INDEMNIFICATION

13.01        Buyer’s Indemnification of Seller Companies. Except as otherwise provided herein and subject to the provisions of this Article XIII, from and after the Closing, Buyer shall (i) indemnify and hold harmless, each Seller Company, its Affiliates, and their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors and other Representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”), from and against any and all Losses, and (ii) defend, save and hold harmless the Seller Indemnified Parties, from and against any and all Claims, in each case, to the extent caused by, arising from or incurred by:

(a)                Buyer’s breach of any representation or warranty in this Agreement or the Closing Documents (excluding the Commercial Agreements); provided, however, that Buyer shall not have any liability under this clause (a) for any breach of a representation or warranty contained in this Agreement or the Closing Documents if Seller had Knowledge of such breach at the time of Closing and failed to notify Buyer in writing of such breach prior to the Closing;

(b)                Buyer’s breach of or failure to perform any covenant or agreement in this Agreement (excluding Section 2.03(a) which is addressed in Section 13.01(c)) or the Closing Documents (excluding the Commercial Agreements);

(c)                the Assumed Liabilities, but excluding such Losses to the extent caused by the post-Closing acts or omissions of the Seller Indemnified Parties or their contractors, licensees and invitees;

(d)                Buyer’s modification of any Software licensed to Buyer pursuant to the Shell Software License Agreement or Intellectual Property licensed under the Shell Refinery Process License Agreement, which modification was not made under the direction of Seller or its Affiliates, but only to the extent that the Claim or Loss would not have arisen but for such modification;

(e)                (i) any Transfer Taxes chargeable to or reimbursable by Buyer pursuant to Section 14.01, and (ii) any Property Taxes that are the responsibility of Buyer pursuant to Section 14.02;

(f)                 Buyer’s use of any Seller’s Intellectual Property licensed to Buyer other than as provided in Shell Refinery Process License Agreement;

(g)                Buyer’s use of any Seller’s Software licensed to Buyer other than as provided in the Shell Software License Agreement; and

(h)                any and all Claims, in each case arising out of or in consequence of any Claim made after the Closing against any of the Seller Insurance Policies (including in respect of

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the RCIP) by Buyer or its Affiliates or any Person claiming any right to coverage on behalf of or for the benefit of Buyer or its Affiliates under the Seller Insurance Policies, including all costs and expenses (including attorneys’ fees) related thereto. Such indemnity shall cover, without limitation, any Claim by an insurer for reinsurance, retrospective premium payments or prospective premium increases attributable to any such Claim.

13.02        Seller’s Indemnification of Buyer. Except as otherwise provided herein and subject to the provisions of this Article XIII, from and after the Closing, Seller shall (i) indemnify and hold harmless, Buyer, its Affiliates and their respective directors, officers, employees, shareholders, partners, counsel, auditors, accountants, agents, advisors and other Representatives and each of the heirs, executors, successors and permitted assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses, and (ii) defend, save and hold harmless, the Buyer Indemnified Parties from and against any and all Claims, in each case, to the extent caused by, arising from or incurred by:

(a)                Seller’s breach of any representation or warranty in this Agreement or the Closing Documents; provided, however, that Seller shall not have any liability under this clause (a) for (i) any breach of a representation or warranty contained in the Commercial Agreements, or (ii) any breach of a representation or warranty contained in this Agreement or the Closing Documents if Buyer had Knowledge of such breach at the time of Closing and failed to notify Seller in writing of such breach prior to the Closing;

(b)                Seller’s breach of or failure to perform any covenant or agreement in this Agreement (excluding Section 2.03(b) which is addressed in Section 13.02(d) below) or the Closing Documents (excluding the Commercial Agreements);

(c)                any Property Taxes that are the responsibility of Seller Companies pursuant to Section 14.02; and

(d)                the Retained Liabilities but excluding such Losses to the extent caused by the post-Closing acts or omissions of the Buyer Indemnified Parties or their contractors, licensees and invitees.

13.03        Exclusive Remedy. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IF THE CLOSING OCCURS AND EXCEPT (A) AS PROVIDED IN SECTION 7.03(c), SECTION 7.04, SECTION 7.06, SECTION 7.09(iv), SECTION 7.11(b), SECTION 7.12, SECTION 8.02(b), SECTION 8.12(j), SECTION 13.01(h), THIS ARTICLE XIII, OR SECTION 10.06 OF SCHEDULE 10.01, (B) IN THE CASE OF FRAUD, OR (C) IN THE CASE OF INJUNCTIVE OR PROVISIONAL RELIEF, NO PARTY SHALL HAVE ANY LIABILITY, AND NO PARTY SHALL MAKE ANY CLAIM, FOR MONETARY PAYMENT OF ANY LOSS (AND THE PARTIES HEREBY WAIVE ANY RIGHT OF CONTRIBUTION AGAINST EACH OTHER AND THEIR RESPECTIVE INDEMNIFIED PARTIES), UNDER, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CLOSING DOCUMENT (EXCLUDING THE COMMERCIAL AGREEMENTS) WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, ENVIRONMENTAL OR OTHER APPLICABLE LAWS OR OTHERWISE.

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13.04        Procedures Relating to Indemnification Between Buyer and Seller.

(a)                Following the discovery of any facts or conditions that could reasonably be expected to give rise to (i) a Loss for which indemnification is provided under this Agreement, or (ii) a Claim for which defending, saving and holding harmless is provided under this Agreement, the Indemnified Party shall, as promptly as reasonably possible thereafter, provide written notice (a “Claim Notice”) to the Indemnifying Party setting forth:

(i)                 the specific facts and circumstances, in reasonable detail, relating to such potential Loss, including material documents, notices, correspondence and other relevant information relating to the matter or circumstance giving rise to the Claim or Loss;

(ii)              the amount of such Claim or Loss (or a good faith estimate thereof if the actual amount is not known or not capable of reasonable calculation); and

(iii)            a detailed explanation of the Indemnified Party’s understanding as to why such matter constitutes or could reasonably be expected to give rise to a Claim or Loss for which indemnification, defending, saving and/or holding harmless is provided under this Agreement, including under what provisions of this Agreement such Claim or Loss may arise;

A notice setting forth a speculative, prospective, unspecified or possible future Claim shall not constitute an adequate or timely Claim Notice. If any potential Claim arises as a result of a contingent or unquantifiable Loss of any of the Indemnified Parties, no Indemnified Party will be obliged to pay any such amount in respect of the potential Claim until the Loss ceases to be contingent and is quantifiable.

(b)                Notwithstanding the foregoing Section 13.04(a) and subject to the provisions of Section 13.08:

(i)                 a Buyer Indemnified Party shall not be entitled to indemnity, defending, saving, or holding harmless hereunder by Seller unless and until (A) such Indemnified Party shall have provided Seller a Claim Notice; and (B) Seller shall have failed to cure such Claim, if curable, within 30 days after Seller’s receipt of a Claim Notice;

(ii)              a Seller Indemnified Party shall not be entitled to indemnity, defending, saving, or holding harmless hereunder by Buyer unless and until (A) such Indemnified Party shall have provided Buyer a Claim Notice; and (B) Buyer shall have failed to cure such Claim, if curable, within 30 days after Buyer’s receipt of a Claim Notice; and

(iii)            without prejudice to the time periods specified in the foregoing Sections 13.04(b)(i) and 13.04(b)(ii), upon receipt of a Claim Notice, the Party receiving such notice shall, within 20 Business Days of receipt thereof, send written notice to the notifying Party of its understanding as to whether or not the relevant matter in the notifying Party’s notice is indemnifiable, defendable, savable, or has the ability to be held harmless by the receiving Party under this Agreement. Should the receiving Party fail to respond to the notice delivered by the notifying Party within 20 Business Days of receipt thereof, the receiving Party shall be deemed to have rejected the notifying Party’s assertion that such matter is indemnifiable, defendable, savable, or has the ability to be held harmless by the receiving Party under this Agreement. In case the

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receiving Party rejects the notifying Party’s assertion that the relevant matter in the notice is indemnifiable, defendable, savable, or has the ability to be held harmless by the receiving Party under this Agreement, the Parties may discuss the subject of the Claim Notice to clarify any open issues and respond to their respective inquiries, and if the receiving Party maintains its aforementioned rejection, then the notifying Party may resort to the dispute resolution procedures of ARTICLE XVI.

13.05        Procedures Relating to Indemnification for Third Party Claims.

(a)                Subject to Section 13.04 above, with respect to any indemnification, defending, saving and holding harmless provided for under this Agreement in respect of, arising out of or involving a Claim or demand made by any Third Party against an Indemnified Party (a “Third Party Claim”), such Indemnified Party must provide a Claim Notice to the Indemnifying Party of the Third Party Claim as promptly as reasonably practicable after receipt by such Indemnified Party of notice of the Third Party Claim. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that the failure to provide a Claim Notice, or deliver copies of all notices and documents, in a reasonably timely manner shall not affect the indemnification, defending, saving and holding harmless provided hereunder, except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b)                If a Third Party Claim is made against an Indemnified Party, the Indemnified Party shall permit the Indemnifying Party to participate in the defense thereof (it being understood that the Indemnified Party shall control such defense unless the Indemnifying Party assumes such defense as provided herein); provided, however, if the Indemnifying Party acknowledges its obligation to indemnify, defend, save and hold harmless the Indemnified Party therefor, then the Indemnifying Party may choose to assume the defense of such Third Party Claim with counsel selected by the Indemnifying Party provided that such counsel is reasonably satisfactory to the Indemnified Party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the Indemnifying Party shall continue to be entitled to assert any limitation on its indemnification, defending, saving and holding harmless responsibility contained in Sections 13.07 and 13.08. Should the Indemnifying Party so elect to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses incurred by the Indemnified Party in connection with the defense thereof, provided that, the Indemnifying Party does not seek to assert any limitation on its indemnification, defending, saving and holding harmless responsibility to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense subject to the agreement of the Indemnifying Party and the Indemnified Party to cooperate in the defense of such Third Party Claim as provided in Section 13.05(c).

(c)                If the Indemnifying Party chooses to defend any Third-Party Claim:

(i)                 the Parties shall reasonably cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation shall include the retention and (upon the

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Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim and that can be obtained without unreasonable effort and expense, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; and

(ii)              the Indemnifying Party shall keep the Indemnified Party fully and timely informed as to the progress of the Third Party Claim, and the defense thereof, and provide the Indemnified Party with copies of all correspondence relating to such Third-Party Claim within five Business Days of receiving or sending such correspondence and otherwise keep the Indemnified Party fully and timely informed of the status of such Third-Party Claim.

(d)                Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or consent to the entry of any Judgment with respect to such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not consent to the entry of any Judgment or enter into any settlement with respect to the Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, such consent of the Indemnified Party shall not be required in the event of the entry of such Judgment or entering into a settlement with respect to such Third Party Claim (i) does not include (x) the admission of any liability or responsibility (including any admission of any violation of Law) on behalf of the Indemnified Party, (y) any financial obligation to be paid by the Indemnified Party or (z) any sanction or restriction upon the conduct of any business of the Indemnified Party, and (ii) provides as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of an irrevocable release from all Liability in respect of such Third Party Claim in form and substance satisfactory to the Indemnified Party.

13.06        Losses Net of Insurance and Tax Benefits. The amount of any and all Losses under this Article XIII and elsewhere under this Agreement shall be determined net of any amounts that are recovered by an Indemnified Party under insurance policies with respect to such Losses. Each Party hereby waives, or will procure the waiver of, any subrogation rights that its insurer may have with respect to any indemnifiable Losses. The amount of any and all Losses under this Article XIII and elsewhere in this Agreement shall be determined net of any Tax Benefit realized by the Indemnified Party arising from the incurrence or payment of such amounts. If the Indemnified Party receives any net Tax Benefit after an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly pay to the Indemnifying Party the amount of such net Tax Benefit. Notwithstanding anything herein to the contrary, no Indemnified Party shall be required to commence any legal proceeding, or otherwise threaten to commence any legal Proceeding, in connection with the requirements under this Section 13.06.

13.07        Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the 18 month anniversary of the Closing Date, except for those representations and warranties (a) contained in Sections 4.01 and 5.01 (Organization and Good Standing), Sections 4.02 and 5.02 (Authority), Sections

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4.05 and 5.07 (Brokers), Section 4.06 (Ownership of the Assets and Use of Assets), Section 4.13(c) (HSE Laws), and Section 4.11 (Taxes) (the foregoing representations hereinafter referred to as the “Fundamental Representations”), which Fundamental Representations shall survive the Closing until the earlier of (i) the 30th day following the expiration of the applicable statute of limitation; and (ii) seven years from the Closing Date until the resolution of the indemnification Claims received by the Indemnifying Party in accordance with the provisions hereof prior to the expiration of the relevant time period). All covenants and obligations contained in this Agreement that by their terms are to be performed at or prior to the Closing shall terminate 180 days after the Closing Date, and all covenants and obligations contained in this Agreement that by their terms are to be performed after the Closing shall survive the Closing until performed in accordance with their terms.

A Claim shall be deemed to have been properly brought only upon delivery of a proper Claim Notice to the other Party within the applicable time periods provided above at the notice address set forth in Section 17.01. For the avoidance of doubt, the initial date of delivery of a Claim Notice, and not the expiration of any cure period, shall be deemed to be the date a Claim is made. Any Claim required to be made within an applicable time period provided above that is not so timely made shall be forever barred.

13.08        Limitations on Indemnification.

(a)                NOTWITHSTANDING ANY PROVISION TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PARTY SHALL BE LIABLE FOR AND NO PARTY SHALL SEEK, AND AN ARBITRATOR APPOINTED UNDER ARTICLE XVI MAY NOT AWARD, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT LOSSES (INCLUDING LOST PROFITS), WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS SECTION 13.08(a) SHALL NOT LIMIT A PARTY’S RIGHT TO INDEMNIFICATION UNDER THIS ARTICLE XIII FOR (i) ANY SUCH LOSSES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH LOSSES TO A THIRD PARTY THAT IS NOT AN AFFILIATE OR REPRESENTATIVE OF SUCH PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE XIII, OR (ii) BREACHES OF SECTION 17.15, OR (iii) ANY LIABILITY OR OTHER OBLIGATION OF BUYER IN RESPECT OF THE DEPOSIT OR ANY LIABILITY OF BUYER OR SELLER THAT IS ATTRIBUTABLE TO WILLFUL BREACH.

(b)                Notwithstanding any provision to the contrary contained in this Agreement, the following limitations shall apply with regard to Seller’s obligations to indemnify the Buyer Indemnified Parties pursuant to Section 13.02:

(i)                 No Claim may be made against Seller for indemnification pursuant to Section 13.02(a), Section 13.02(b) or Section 4.13(c) with respect to any individual action, occurrence or event subject to the indemnifications thereunder unless (A) Losses for such individual action, occurrence or event that are recoverable from Sellers under this Agreement exceed $150,000 (the “De Minimis Amount”) (and in such case, no Loss below the De Minimis Amount may be applied to or considered for purposes of calculating the aggregate amount of the

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Buyer Indemnified Parties’ Losses) or (B) such Claim relates to the breach of a Fundamental Representation by Seller (except for with respect to the Fundamental Representations set forth in Section 4.13(c) for which this limitation shall apply).

(ii)              No Claim may be made against Seller for indemnification pursuant to Section 13.02(a) or Section 13.02(b) unless the aggregate amount of all Losses of the Buyer Indemnified Parties with respect to Section 13.02(a) and Section 13.02(b), (excluding individual Losses which do not exceed the De Minimis Amount) exceeds an amount equal to 5% of the Base Amount (the “Basket”), after which point Seller shall be obligated to indemnify the Buyer Indemnified Parties from and against such aggregate Losses incurred that are recoverable from Seller under this Agreement (excluding individual Losses which do not exceed the De Minimis amount), which shall be fully payable without deductible. By way of clarification, for purposes of the limitations to indemnification and hold harmless obligations in this Section 13.08(b), the Indemnifying Party shall collectively mean Seller and its successors and assigns, on the one hand, or Buyer and its successors and assigns, on the other hand, and the application of the Basket (and whether it is met) shall be done separately with respect to Seller and its successors and assigns, on the one hand, or Buyer and its successors and assigns, on the other hand.

(iii)            Except with respect to claims for inaccuracies of the Fundamental Representations (but excluding the Fundamental Representation in Section 4.13(c) for which this limitation shall apply), the aggregate amount of all Losses paid by an Indemnifying Party shall not exceed 15% of the Base Amount. The limitations on Seller’s indemnification obligations set forth in the preceding sentence shall not apply to Losses resulting from any breach by Seller or inaccuracy of Seller’s Fundamental Representations (except for the Fundamental Representation set forth in Section 4.13(c)); provided, however, that Seller’s liability to indemnify pursuant to Section 13.02 (including for breaches or defaults of Seller’s Fundamental Representations) shall never exceed, in the aggregate, an amount equal to the Base Amount.

(iv)             Any Claim for indemnity hereunder shall be limited to the amount of actual out-of-pocket damages Losses sustained by the Indemnified Party.

13.09        Mitigation. The indemnification obligations of an Indemnifying Party shall be appropriately reduced to the extent an Indemnified Party does not use reasonable steps and use commercially reasonable efforts to mitigate provided that the reasonable costs of such mitigation shall be deemed to be Losses for which an Indemnified Party may, subject to the terms hereof, seek indemnification hereunder from the indemnifying Parties.

13.10        Subrogation. In the event that an Indemnified Party has a right of recovery against any Third Party non-insurers with respect to any Losses in connection with which a payment is made to such Indemnified Party by an Indemnifying Party, then (a) such Indemnifying Party shall, to the extent of such payment, be subrogated to all of the rights of recovery of such Indemnified Party against such Third Party with respect to such Losses; and (b) such Indemnified Party at the cost and expense of the Indemnifying Party shall execute all papers reasonably required and take all commercially reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable such Indemnifying Party to bring suit to enforce such rights. In the event that an Indemnified Party recovers any amount from such other Third Party, the amount of the Claim against the

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Indemnifying Party shall be reduced by the amount recovered, less all reasonable costs, charges and expenses incurred by Indemnified Party recovering that sum from such Third Party

13.11        Payments by an Indemnifying Party. Payments of all amounts owing by an Indemnifying Party under this Agreement shall be paid in United States dollars by wire transfer to a U.S. bank account to be designated in writing by the Indemnified Party within 60 Business Days after the earliest of (a) mutual agreement by the Parties in writing resolving a Claim, (b) the expiration of any period for appeal of a final adjudication of a Claim, or (c) the expiration of any period for appeal of a final adjudication or arbitration of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of a Claim.

13.12        Tax. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.

13.13        No Liability if Loss is Otherwise Compensated For.

(a)                Buyer agrees that:

(i)                 neither it nor any of the Buyer Indemnified Parties shall be entitled to recover Losses or otherwise claim reimbursement or restitution more than once in respect of any individual Claim or Loss; and

(ii)              Seller shall not be liable for any Claim in either case to the extent that the subject of the Claim has been or is made good or compensation is otherwise paid to Buyer.

(b)                In calculating the liability of Seller for any Claim or Loss, there shall be taken into account the amount by which any Tax for which any of the Buyer Indemnified Parties is now or in the future accountable or liable to be assessed, is reduced or extinguished as a result of the matter giving rise to such liability and any Claim or Loss shall be reduced by the amount of Tax which any of the Buyer Indemnified Parties has a right to obtain on any Claim or Loss suffered (regardless of the actual relief obtained), which relief shall be an amount equal to the product of the Claim or Loss and higher of the statutory or marginal Tax rate.

(c)                If, in respect of any matter which would give rise to a Claim or Loss, any of the Buyer Indemnified Parties is entitled to claim under any policy of insurance, then no such matter shall be the subject of a Claim or Loss whether by contribution or indemnity unless and until:

(i)                 any of the Buyer Indemnified Parties shall have made such Claims against its insurers; and

(ii)              in the event that such Claims under such policies of insurance are agreed by such insurers to be valid claims, the relevant payment has been made to any of the Buyer Indemnified Parties by the insurer, in which case, the amount (if any) payable by Seller in respect of the relevant Claim or Loss shall be reduced by the amount of the payment described in Section 13.13(b).

Sale and Purchase Agreement

(d)                RESERVED.

(e)                If Buyer or any member of the Buyer Indemnified Parties recovers from any Person (other than an Indemnifying Party) an amount which forms the basis of a Claim, Buyer shall notify Seller of the same, and:

(i)                 if Seller has already paid to a Buyer Indemnified Party an amount in satisfaction of the subject Claim and the amount paid by Seller in respect of the Claim is more than the Sum Recovered, Buyer shall immediately pay to Seller the Sum Recovered;

(ii)              if Seller has already paid to a Buyer Indemnified Party an amount in satisfaction of the subject Claim and the amount paid by Seller in respect of the Claim is less than or equal to the Sum Recovered, Buyer shall immediately pay to Seller an amount equal to the amount paid by Seller; or

(iii)            if Seller has not already paid to a Buyer Indemnified Party an amount in satisfaction of the subject Claim, the amount of the Claim of which Seller would have been liable shall be reduced by, and to the extent of, the Sum Recovered.

In this Section 13.13(e), “Sum Recovered” means an amount equal to the total of the amount recovered or recoverable from the other Person .

(f)                 For the avoidance of doubt, Buyer shall not be entitled under any circumstances to Losses or any other amount in respect of any Claim unless and until such Claim has become an actual liability and is due and payable, it being understood and agreed that if the enforceability of such Claim is subject to a Judgment or settlement, due and payable shall mean that such Judgment or settlement has been rendered and is not legally subject to further appeal.

13.14        Time Limits for Bringing Claims(a). No Claim shall be brought against Seller under or in connection with this Agreement, whether in tort, contract, under statute or otherwise, and Seller shall not be liable in respect of any such Claim, unless:

(a)                Buyer shall have given to Seller the Claim Notice as soon as reasonably practicable after Buyer has become aware of the underlying facts that might give rise to a possible Claim, and in any event within ten (10) Business Days of becoming aware of those facts; and

(b)                to the extent applicable, Buyer shall have complied with its Obligations under Section 13.04.

13.15        Exclusion of Remedies Against Financing Sources.

(a)                NOTWITHSTANDING ANYTHING ELSE CONTAINED HEREIN, BUT SUBJECT TO THE LAST SENTENCE OF THIS SECTION, THE PARTIES FURTHER AGREE THAT THE SOLE AND EXCLUSIVE REMEDY OF SELLER AND ITS AFFILIATES AGAINST THE FINANCING SOURCES, AND ANY OF THEIR RESPECTIVE PARTNERS,

Sale and Purchase Agreement

EQUITY HOLDERS, CONTROLLING PERSONS, MANAGEMENT COMPANIES, REPRESENTATIVES, ASSIGNEES OR AFFILIATES AND ANY AND ALL FORMER, CURRENT OR FUTURE HEIRS, EXECUTORS, REPRESENTATIVES, ADMINISTRATORS, TRUSTEES, SUCCESSORS OR ASSIGNS OF THE FOREGOING ARISING FROM OR RELATING TO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS, INCLUDING FOR ANY FAILURE OF BUYER TO EFFECT THE CLOSING OR OTHERWISE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT (WHETHER NEGLIGENTLY, WILLFULLY, INTENTIONALLY, UNINTENTIONALLY OR OTHERWISE), WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE THE RIGHTS AND REMEDIES AGAINST BUYER DESCRIBED IN THIS AGREEMENT, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, UNDER SECTION 2.05, ARTICLE XIII AND ARTICLE XV OF THIS AGREEMENT.

(b)                Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Financing Source shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any Financing Source Affiliate (or any of their successors or permitted assignees), or any Affiliate thereof or against any former, current or future Financing Source, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Financing Source Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a Claim (whether in tort, contract or otherwise) by or on behalf of such party against the Financing Source Affiliates, by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any statute, regulation or other Applicable Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Financing Source Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any Claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Each Financing Source Affiliate is expressly intended as a third-party beneficiary of this Section 13.15.

ARTICLE XIV
TAXES

14.01        Transfer Taxes. All transfer, stamp, documentary, sales, use, business, occupation, motor vehicles, fuel, registration, value added, environmental and other similar Taxes (including all applicable Real Property and Personal Property transfer Taxes, all environmental Taxes on any petroleum products transferred, and all costs to record any deeds), assessed or imposed in each case on the transfer or sale of the Assets (collectively, “Transfer Taxes”) will be borne by Buyer (regardless of whether such Transfer Taxes are levied on Seller or Buyer). Buyer shall be responsible for, and will file, all necessary Tax Returns and other documentation with respect to all Transfer Taxes and remit, upon the

Sale and Purchase Agreement

request of Seller, copies of the portions of such Tax Returns relevant to this Agreement and any necessary documentation to Seller. Seller agrees to use commercially reasonable efforts to cooperate with Buyer in taking advantage of any applicable exemptions that will eliminate or minimize any otherwise applicable Transfer Taxes imposed in connection with the purchase and sale of the Assets. Buyer shall promptly reimburse Seller for any Transfer Taxes paid by Seller upon receipt of a written notice from Seller that shows the amount of Transfer Taxes that were remitted by Seller.

14.02        Real and Personal Property Taxes. For purposes of this Agreement, all ad valorem, Real Property and Personal Property Taxes arising from the ownership or use of the Assets for the calendar year (or taxable period) in which the Effective Time occurs (collectively, “Property Taxes”) shall be prorated between Buyer and Seller as of the Effective Time regardless of when Property Taxes are actually billed and payable, based on the most recent statement of Property Taxes which is available at the time of Closing. The Seller Companies shall be responsible for paying their pro rata share of all such Property Taxes relating to the period prior to the Effective Time. Buyer shall be responsible for such Property Taxes relating to the period after the Effective Time. If there are any special or general assessments on the Assets which are payable in installments, Buyer shall be responsible for all installments which become due after the Effective Time. To the extent possible, prorations shall be made on and as of the day before the Closing Date; otherwise, the Parties shall make prorations within 90 days following the Closing Date. Buyer shall file, or cause to be filed, all required Tax Returns incident to all Property Taxes, which Tax Returns are due after the Closing Date and shall pay or cause to be paid to the Governmental Authorities all such Property Taxes reflected on such reports or returns even if some are for periods prior to the Closing Date. If a Party pays a Property Tax that is allocable to the other Party pursuant to this Section 14.02 and such Property Tax is not otherwise borne by the non-paying Party through a proration of Taxes at or after Closing or by way of an adjustment to the Purchase Price, the non-paying Party shall reimburse the paying Party within ninety (90) days after invoice for any such Property Taxes allocable to the non-paying party per this Section 14.02.

14.03        Tax Allocation. Seller and Buyer shall negotiate in good faith within thirty (30) days after the Closing Date and agree upon an allocation of the Base Amount in the form of Schedule 14.03, in accordance with Section 1060 of the Code (and any similar provision of state, local or foreign law, as appropriate) (the “Tax Allocation”). The Parties shall treat and report (and, if necessary, to cause each of their respective Affiliates to so treat and report) the sale and purchase of the Assets for all federal, state and local Tax purposes in a manner consistent with the Tax Allocation and shall not take any position on their respective Tax Returns that is inconsistent with the Tax Allocation; provided, however, that nothing contained herein shall prevent the Parties from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Tax Allocation, and no Party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Tax Allocation. The Parties recognize that the Tax Allocation does not include Buyer’s acquisition expenses and that Buyer will allocate such expenses appropriately.

Sale and Purchase Agreement

14.04        Tax Election. Either Party may elect to structure the conveyance, transfer or assignment of all or an applicable portion of the Refinery Real Property as a tax-free exchange pursuant to Section 1031 of the Code (a “1031 Exchange”); provided that (a) such Party gives notice of such election to the other Party in writing reasonably in advance of the Closing Date, (b) Buyer shall not be required to take title to any other property, and (c) such structure does not have any adverse effect on the other Party (including, but not limited to, delaying or affecting the Closing Date). If such an exchange is elected by such Party (the “Electing Party”), then the Parties will use commercially reasonable efforts to execute all necessary 1031 Exchange documents that shall be in a form mutually acceptable to the Parties (provided, that any costs and expenses incurred shall be borne by the Electing Party). The Electing Party will indemnify (subject to Article XIII) the other Party and its Affiliates, employees and agents against Losses that may be sustained by them on account of or in connection with such election to structure the transaction as a 1031 Exchange. Neither Party, by its consent to a 1031 Exchange, shall be responsible in any way for the Electing Party’s compliance with such 1031 Exchange.

14.05        Tax Assistance. After the Closing Date, each Party shall provide such assistance as the other Party may from time to time reasonably request in connection with the preparation of Tax Returns required to be filed, any Tax audit or other examination by any Governmental Authority, any judicial or administrative Proceeding relating to liability for Taxes, or any Claim for refund in respect of such Taxes or in connection with any litigation and Proceedings or liabilities related to the Assets, including making available employees for interviews, litigation preparation and testimony. The requesting Party shall reimburse the assisting Party for the out-of-pocket costs incurred by the assisting Party. Seller and Buyer shall reasonably cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Assets and each shall execute and deliver such documents as are necessary to carry out the intent of this Article XIV. Furthermore, Buyer and Seller agree that for a period of five years after the Closing Date or until six months after the expiration of the statute of limitations on assessment or refund, if longer than five years, not to destroy or otherwise dispose of any information provided by Seller to Buyer, in each case insofar as each constitutes or pertains to Tax records, unless such Party shall first offer in writing to surrender such books, records and other data to the other Party and such other Party shall agree in writing to take possession thereof during the 30-day period after such offer is made.

14.06        Operating Taxes. Except as provided in this Article XIV, Buyer shall be liable for and pay all Taxes that arise as result of the sale, rental, lease, storage, use, consumption or operation of the Assets by Buyer after the Effective Time.

14.07        Confidential Tax Information. Except as specifically required pursuant to this Article XIV, notwithstanding anything to the contrary in this Agreement, neither Party shall be required at any time to disclose to the other Party, or to any other Person, absent legal constraint, any Tax Return or other confidential Tax information.

14.08        Payments. Any payments made to any Party pursuant to this Article XIV shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by Applicable Law.

ARTICLE XV

Sale and Purchase Agreement

TERMINATION RIGHTS

15.01        Termination. This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

(a)                by mutual written consent of Buyer and Seller;

(b)                by Buyer in the event the Closing shall not have occurred or shall have become incapable of occurring as of the date that is after the 12-month anniversary of the Execution Date or such later date as the Parties agree in writing (as it may be extended pursuant to Section 15.02, the “Outside Date”) (including due to non-satisfaction or fulfillment of the conditions set forth in Article XI which would constitute a breach by Seller of this Agreement), but provided that such failure to close or being capable of closing is not due to (i) Buyer breaching any representation, warranty or covenant of Buyer contained in this Agreement or (ii) the failure to satisfy Section 11.05 as of the Outside Date;

(c)                by Seller in the event the Closing shall not have occurred or shall have become incapable of occurring as of the Outside Date (including due to non-satisfaction or fulfillment of the conditions set forth in Article XII which would constitute a breach by Buyer of this Agreement), but provided that such failure to close or being capable of closing is not due (i) to Seller breaching any representation, warranty or covenant contained in this Agreement or (ii) to the failure to satisfy Section 12.05 as of the Outside Date;

(d)                by Seller (so long as Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement), if there has been a breach of any of Buyer’s representations, warranties, covenants or agreements contained in this Agreement that would result in the failure of a condition set forth in Section 12.01 or Section 12.02 (which would constitute a breach by Buyer of this Agreement), and which breach has not been cured or cannot be cured within the earlier of the Outside Date or 30 days following the delivery to Buyer by Seller of a written notice of such breach; or

(e)                by Buyer (so long as Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement), if there has been a breach of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement that would result in the failure of a condition set forth in Section 11.01 or Section 11.02 (which would constitute a breach by Seller of this Agreement), and which breach has not been cured or cannot be cured within the earlier of the Outside Date or 30 days following the delivery to Seller by Buyer of a written notice of such breach; or

(f)                 by Seller if Buyer fails to remit payment of the Deposit on the date due in accordance with the terms of the Promissory Note and, in such an event, Seller shall remain entitled to pursue collection under the terms of the Promissory Note, plus interest, if any, and to retain any amounts thereby collected.

The Party desiring to terminate this Agreement pursuant to this Section 15.01 shall give notice of such termination to the other Party in the manner set forth in Section 17.01.

Sale and Purchase Agreement

15.02        Extended Outside Date. If all conditions to Closing set forth in Article XI and Article XII are satisfied other than the conditions set forth in Sections 11.05 and 12.05, then the Outside Date shall be extended to such date as the Parties mutually agree; provided, however, in the event the Parties do not mutually agree, then the Outside Date shall be automatically extended to the date that is the 24-month anniversary of the Execution Date (the “Extended Outside Date”); provided, further, that after the Extended Outside Date either Party may terminate this Agreement by giving written notice in the event the Closing conditions set forth in this Agreement, including under Sections 11.05 and 12.05 have not been satisfied by such Extended Outside Date and that such failure to close is not due to any breach by the Party seeking to terminate this Agreement of any of its representations, warranties or covenants contained in this Agreement.

15.03        Effect of Termination. In the event of termination by Buyer or Seller pursuant to Section 15.01, the Contemplated Transactions shall be terminated, without further action by any Party. If the Contemplated Transactions are terminated as provided herein, then:

(a)                Buyer shall return to Seller all documents and copies and other materials received from, or on behalf of, Seller or its Representatives relating to the Contemplated Transactions, whether so obtained before or after the Execution Date and whether received by Buyer or a Representative of Buyer; and

(b)                all Confidential Information received by Buyer or a Representative of Buyer with respect to the Assets and the Assumed Liabilities shall be treated in accordance with the terms and conditions of Section 17.15.

15.04        Survival upon Termination.

(a)                If this Agreement is terminated and the Contemplated Transactions are abandoned as described in this Article XV, this Agreement shall have no further force and effect, and there shall be no liability on the part of any Party with respect thereto, except for the provisions of:

(i)               Section 15.04(b), 2.05(a) and 11.07 related to the Deposit;

(ii)              Sections 4.05 and 5.07 relating to finder’s fees and broker’s fees;

(iii)            Section 7.01 relating to the obligation of Buyer to keep confidential certain information and data obtained by it;

(iv)           Section 7.03 relating to indemnification in connection with the matters contemplated thereby;

(v)             this Section 15.04;

(vi)            Article XVI;

(vii)           Section 17.02 relating to governing law;

Sale and Purchase Agreement

(viii)          Section 17.03 relating to publicity;

(ix)             Section 17.07 relating to certain expenses; and

(x)              Section 17.15 related to confidentiality;

each of which shall remain in full force and effect and survive in perpetuity. Nothing in this Article XV shall (i) be deemed to release any Party from any liability for any Losses related to any breach by such Party prior to the Closing of any representation, warranty, covenant or agreement contained in this Agreement except as expressly provided in Section 15.04(b), or (ii) relieve any Party from any liability for any Losses pursuant to this Agreement that is attributable to Willful Breach by such Party.

(b)                In the event this Agreement is terminated by mutual consent between the Parties (where Seller’s termination of this Agreement for failure of the condition precedent set forth in Section 12.06 shall be deemed mutual consent), Buyer shall be entitled to a return of the Deposit less one half of: (i) the cost of the Swap Kit, and (ii) the cost of any audit requested by the Buyer to be performed on behalf of the Buyer, including the Financial Audit and Seller shall be entitled to retain the remainder of the Deposit. In the event (x) this Agreement is terminated by Buyer pursuant to Section 15.01(b), or Section 15.01(e); or (y) the Closing has not occurred on or before the Outside Date or Extended Outside Date, as applicable, due to Seller’s failure to close the Contemplated Transactions when all conditions precedent to Seller’s closing obligations set forth in Article XII shall have been satisfied or waived in writing by Seller, then Buyer shall be entitled to a return of the Deposit and shall not be obligated to pay to Seller the cost of the Swap Kit or the Audit. In the event (x) this Agreement is terminated By Seller pursuant to Section 15.01(c), or Section 15.01(d), or (y) the Closing has not occurred on or before the Outside Date or Extended Outside Date, as applicable, due to Buyer’s failure to close the Contemplated Transactions when all conditions precedent to Buyer’s closing obligations set forth in Article XI shall have been satisfied or waived in writing by Buyer (where the condition precedent set forth in Section 11.07 shall be deemed automatically waived for purposes of this Section 15.04(b)), then Seller shall be entitled to retain the Deposit and Buyer shall pay to Seller the cost of the Swap Kit and the Audit, and Buyer shall make such payment to Seller prior to the expiration of thirty (30) calendar days from the termination date. For the avoidance of doubt, if Buyer cannot close due to its failure to secure financing, Buyer shall remain obligated to pay for the Swap Kit and the Audit, and Seller shall be entitled to retain the Deposit. The Deposit is not a penalty, but is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement, reputational damage suffered as a result of the Parties not completing the transaction, the time and expense in undergoing the process of marketing the Assets and in reliance on this Agreement and on the expectation of the consummation of the Contemplated Transactions, which amount would otherwise be difficult to calculate with any precision. Retention of the Deposit shall be Seller’s sole and exclusive remedy for default by Buyer hereunder

15.05        Remedies. Subject to the provisions of Section 15.04(b), each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms

Sale and Purchase Agreement

or otherwise are breached. Accordingly, each of the Parties shall be entitled to seek remedies in accordance with Section 16.09 and 16.10.

ARTICLE XVI
ARBITRATION

16.01        Dispute Resolution. Any Claim arising out of or relating to this Agreement, the Closing Documents (excluding the Commercial Agreements, which shall be governed by the terms thereof), or the performance, breach, validity, interpretation, application, or termination thereof (a “Dispute”), whether based on contract, tort, statute or other legal or equitable theory (including any Claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this Section 16.01) shall be settled by binding arbitration initiated upon the written notice of any Party (the “Arbitration Notice”). The arbitration shall be conducted in accordance with this Agreement and the then current AAA Commercial Arbitration Rules including Procedures for Large, Complex Commercial Disputes (collectively, the “AAA Rules”), and administered by the AAA and judgment on the award may be entered in any court having jurisdiction thereof.

16.02        Seat of the Arbitration and Governing Law.

(a)                The seat of the arbitration shall be Houston, Texas.

(b)                The language of the arbitration shall be English.

(c)                Upon agreement of the Parties and the arbitrators, pre-hearing conferences and evidentiary hearings may be held in other locations, however the seat of the arbitration will be deemed to remain unchanged and any awards or orders will be deemed to have been made at the seat of the arbitration.

(d)                The arbitrator(s) shall decide the issues submitted as arbitrators at law only and the arbitral panel shall base its award, and any interim awards, upon the terms of this Agreement and the substantive laws of the State of Texas, excluding the conflicts provisions of such law. The arbitral panel is not empowered to and shall not act as amiable compositeurs or ex aequo et bono.

16.03        Selection and Appointment of Arbitrator(s).

(a)                All Disputes shall be heard and determined by three arbitrators. All arbitrators shall be independent and impartial.

(b)                The Parties shall, within 20 days after the Arbitration Notice, each select one person to act as arbitrator. The two arbitrators so selected shall, within 20 days of their appointment, select a third arbitrator who shall serve as the chairperson of the arbitral panel.

(c)                If there are more than two claimants or respondents, then unless the Parties agree otherwise, the AAA shall appoint all three arbitrators.

Sale and Purchase Agreement

(d)                If three arbitrators are to be appointed and a Party fails to appoint an arbitrator as provided herein, or if the arbitrators selected by the Parties are unable or fail to agree upon a third arbitrator within 20 days of their appointment, then that arbitrator shall be selected and appointed by the AAA.

(e)                Should an arbitrator die, resign, refuse to act, or become incapable of performing his or her functions as an arbitrator, the AAA may declare a vacancy on the arbitral panel. The vacancy shall be filled by the method by which that arbitrator was originally appointed.

(f)                 The arbitrators shall be bound by and shall follow the then current ABA/AAA Code of Ethics for Arbitrators in Commercial Disputes.

(g)                The arbitrators shall have the power to rule on their own jurisdiction and to decide any issues of arbitrability.

16.04        Pre-Hearing Procedure and Disposition.

(a)                At the request of a Party, the arbitral panel may take such interim measures and make such interim orders as it deems necessary, including measures for the preservation of assets, the conservation of goods, or the sale of perishable goods. The arbitral panel may require appropriate security as a condition of ordering such measures.

(b)                At any time after the arbitral panel is constituted and upon motion of any Party, the arbitral panel may hear and determine any preliminary issue of law asserted by a Party to be dispositive, in whole or in part, of any claim or defense, pursuant to such procedures as the arbitral panel deems appropriate.

(c)                At any time after the arbitral panel is constituted and upon motion of any Party, the arbitral panel may summarily determine and dismiss, in whole or in part, any Claim or issue in dispute (i) if the Party asserting it has failed to state a Claim as a matter of law, or (ii) if the pleadings and evidence show that no genuine issue of material fact exists with respect to any element of the Claim or defense and that the moving Party is entitled to disposition of the Claim or defense as a matter of law.

(d)                If the arbitral panel deems it appropriate, keeping in mind the expedited nature of arbitration proceedings, the arbitral proceedings may be bifurcated according to Claims or issues, and Claims or issues may be heard and determined separately as may be appropriate.

16.05        Discovery.

(a)                The Parties shall exchange copies of all exhibits and witness lists at a time to be determined by the arbitral panel. A Party may request the other Party to produce relevant documents, to answer up to 10 interrogatories (including subparts), to respond to up to 10 requests for admissions (which shall be deemed admitted if not denied), and to produce for deposition and, if requested, at the hearing all witnesses that such Party has listed. Any additional discovery shall only occur by agreement of the Parties or as ordered by the arbitral panel upon a finding of good cause.

Sale and Purchase Agreement

(b)                The arbitral panel shall take into account applicable principles of legal privilege and related protections, such as those involving the confidentiality of communications between a lawyer and a client and the work product of a lawyer, and no Party or witness may be required to waive any privilege recognized at law. The arbitral panel shall issue orders as reasonably necessary to protect the confidentiality of proprietary information, trade secrets, and other sensitive information disclosed.

16.06        Awards and Relief.

(a)                All awards shall be in writing, shall state the reasoning upon which the award rests, and shall be final and binding on the Parties. Any award shall be made and signed by at least a majority of the arbitrators. The Parties undertake to carry out the award without delay.

(b)                The arbitral panel is not empowered to and shall not award any of the Losses expressly disclaimed in Section 13.08(a).

(c)                The arbitral panel is expressly empowered to grant any remedy or relief not expressly prohibited herein available under Applicable Law, including specific performance of this Agreement to the extent allowed by Applicable Law, declaration of the validity, meaning, and effect of this Agreement and the rights or duties of the Parties hereunder, and, to the extent allowed by Applicable Law, prohibiting or mandating actions by a Party with respect to the performance of this Agreement or matters arising out of or in connection therewith.

(d)                In its award, the arbitral panel may apportion the costs of arbitration, including attorneys’ fees and expert costs between or among the Parties in such manner as it deems reasonable, taking into account the circumstances of the case, the conduct of the Parties during the proceedings, and the result of the arbitration, including requiring one Party to bear all or the majority of such costs.

(e)                If any Party fails or refuses to participate in arbitration as provided herein, the arbitral panel may award to the other Party or Parties all costs associated with the arbitration, including attorneys’ fees and costs, arbitrator’s fees, and administrative fees.

(f)                 Unless otherwise ordered by the arbitral panel as part of its award, each Party shall bear its own costs and expenses and the costs of arbitration, and the fees and expenses of the arbitrators and of any expert or other assistance engaged by the arbitral panel shall be borne by the Parties to the arbitration in equal shares.

16.07        Effect of Failure to Participate or to Pay Advances of Costs and Fees.

(a)                The failure or refusal of any Party, having been given notice thereof pursuant to Section 17.01, to participate at any stage of the arbitration shall not prevent the proceedings from continuing, nor shall such failure or refusal impair the validity of the award or cause the award to be void or voidable, nor shall it be a basis for challenge of the validity or enforceability of the award or of the arbitration proceedings.

(b)                If any Party fails to timely pay an advance on fees and costs ordered by the arbitral panel or the AAA within twenty (20) days after the date set for such deposit, that Party

Sale and Purchase Agreement

shall be deemed to be in default. The arbitral panel or the AAA shall then determine whether the funds on deposit are sufficient to satisfy the anticipated estimated expenses for the proceeding to continue on an expedited basis without the participation of the defaulting Party. If so, the proceeding will continue without the participation of the defaulting Party, and the Panel may enter an award on default. Prior to entering an award on default, the arbitral panel shall require the non-defaulting Party to produce such evidence and legal argument in support of its contentions as the arbitral panel may deem appropriate. The arbitral panel may receive such evidence and argument without the defaulting Party’s presence or participation. If the funds on deposit are deemed insufficient to satisfy the estimated costs of continuing as provided herein, the non-defaulting Party may make all or part of the requested deposit in an amount sufficient to allow the proceeding to continue without the participation of the defaulting Party. If the non-defaulting Party chooses not to make the requested deposit, the arbitral panel may suspend or terminate the proceedings.

16.08        Adherence to Time Limits.

In accepting appointment, the arbitrator(s) shall commit that their schedules permit them to devote the reasonably necessary time and attention to the arbitration proceedings and to the prompt and efficient resolution of the Dispute.

16.09        Interim Measures from the Courts in Aid of Arbitration.

Before the constitution of the arbitral panel, any Party may request a court of competent jurisdiction to grant interim measures of protection: (i) to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof; (ii) to preserve the status quo pending resolution of the Dispute; (iii) to prevent the destruction of documents and other information or things related to the Dispute; (iv) to prevent the transfer, dissipation, or hiding of assets; and/or (v) to aid the arbitral proceedings and the award. A request for such interim measures to a judicial authority shall not be deemed incompatible with or a waiver of a Party’s right to arbitrate a Dispute.

16.10        Consent to Jurisdiction. The Parties hereby consent to the jurisdiction of the state and federal courts located in Houston, Texas for the enforcement of any award rendered by the arbitral panel and for assistance in aid of arbitration.

16.11        Confidentiality. Unless the Parties agree otherwise via a prior written agreement, the Parties, the arbitrator(s), and the AAA shall treat the dispute resolution proceedings provided for herein, any related disclosures, and the decisions of the arbitral panel, as confidential, except in connection with judicial proceedings ancillary to the dispute resolution proceedings, such as a judicial challenge to, or enforcement of, the arbitral award, and unless otherwise required by law to protect a legal right of a Party.

ARTICLE XVII
MISCELLANEOUS

17.01        Notices.

(a)                All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or other similar means of electronic communication (with a transmission confirmation), or sent, postage prepaid, by certified or express mail, or reputable overnight courier service as follows:

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If to Buyer:

Vertex Energy Operating LLC

1331 Gemini Street, #250

Houston, Texas 77058

Attn: Ben Cowart, CEO/President

With a copy (which shall not constitute notice) to:

Ruddy Gregory PLLC

44 Cook Street, #640

Denver, Colorado 80206

Attn: James P. Gregory, Esq.

If to Seller:

Equilon Enterprises LLC d/b/a Shell Oil Products US

Shell Chemical LP

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attn: Vice President, Americas Downstream Acquisition and Divestments

With a copy (which shall not constitute notice) to:

Shell Chemical LP

150 N. Dairy Ashford Rd.

Houston, Texas 77079

Attn: Associate General Counsel, Downstream Portfolio

Any Party may change the address to which such communications are to be directed to it by giving written notice to the other in the manner above.

(b)                Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed, emailed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received upon the earlier of the third Business Day after deposit in the mail and the date of delivery as shown by the

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return receipt therefor; provided, however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

17.02        Governing Law; Submission to Jurisdiction.

(a)                This Agreement and the Closing Documents (unless expressly provided otherwise therein) and the obligations of the Parties hereunder and thereunder shall be governed by and construed and enforced in accordance with the substantive and procedural laws of the State of Texas, without regard to rules on choice of law.

(b)                Subject to and without limiting the provisions of Article XVI, any action to enforce this Agreement or the Closing Documents (unless expressly provided otherwise therein) may be properly venued in, and shall be brought in, the federal or state courts located in Houston, Texas. Each Party agrees that it shall irrevocably submit to the jurisdiction of such courts for purposes of actions to enforce the terms of this Agreement and the Closing Documents (unless expressly provided otherwise therein) and to service of process by certified mail, delivered to the applicable Party at the address indicated herein. Each Party hereby irrevocably waives (on its own behalf and on behalf of its other Indemnified Parties), to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile. The Parties agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Applicable Law.

(c)                TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT, THE CLOSING DOCUMENTS OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION  17.02(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

17.03        Publicity. No Party shall issue any press release or public announcement concerning this Agreement or the Contemplated Transactions without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of the issuing Party disclosure is otherwise required by Applicable Law or the rules or regulations of any securities exchange, whether in the United States or elsewhere (or upon advice of counsel such release or announcement is appropriate or desirable under or in light of such laws and regulations), in which case the Party intending to make such release shall use commercially reasonable efforts consistent with such Applicable Law to (a) consult in good faith with, and with

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appropriate notice to, the other Party with respect to the timing and content thereof (including giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith) and (b) provide a copy thereof to the other Party prior to such issuance. Notwithstanding the foregoing, Buyer and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of either Buyer or Seller, at the time of the signing of this Agreement, such joint press release shall be transmitted by a Party to the other Party for review and comment not less than seventy-two (72) hours (exclusive of Saturdays, Sundays, and holidays) before being issued by the Party. Both Parties should use their best efforts to align on disclosure timing for release to take into consideration earnings calls and/or black out periods.

17.04        Entire and Integrated Agreement.

(a)                This Agreement, the Schedules, the Disclosure Letter and Exhibits and the Closing Documents set forth the entire agreement and understanding of the Parties in respect to the Contemplated Transactions and supersede all prior agreements, arrangements and undertakings, whether written or oral, relating to the subject matter hereof (including the Confidentiality Agreement which shall terminate and be of no further force or effect as of the Execution Date).

(b)                The Parties have agreed to enter into or deliver the Closing Documents contemporaneously with the Closing. The Parties would not have executed this Agreement had the Parties not also agreed to execute or deliver, as applicable, the Closing Documents at the Closing. The Parties acknowledge and agree that the Closing Documents are not stand-alone agreements but are rather interrelated agreements that are inextricably intertwined. The Parties agree that if the Closing occurs and subsequent thereto a Party or its Affiliates, as applicable, becomes a debtor or debtor-in-possession in a case under the Bankruptcy Code, the Closing Documents will be assumed or rejected under 11 U.S.C. §365 as one integrated whole and the Closing Documents shall not be severable for purposes of assumption or rejection, unless the Parties agree otherwise. The Parties’ rights under 11 U.S.C. §365 are preserved.

17.05        Assignment.

(a)                This Agreement and the Closing Documents (excluding the Commercial Agreements which shall be governed as provided therein) and, except as otherwise provided in Article IX with respect to the Seller Intellectual Property, any rights and Obligations hereunder or thereunder shall not be assignable or transferable by Buyer or Seller without the prior written consent of the other Party and any purported assignment without such consent shall be automatically null and void and without effect. Without limiting the generality of the preceding, the indemnification Obligations of Seller and Buyer pursuant to this Agreement and the Closing Documents (excluding the Commercial Agreements) shall not be transferable or assignable in whole or in part without the other Party’s prior written consent and any purported or attempted transfer or assignment by an Indemnifying Party shall be automatically null and void without the prior written consent of the Indemnified Party. Notwithstanding the foregoing, Seller may assign or transfer any or all of its rights hereunder to any qualified intermediary to complete a 1031 Exchange as contemplated in Section 14.04.

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(b)                The indemnification Obligations of Seller pursuant to this Agreement and the Closing Documents (excluding the Commercial Agreements) shall automatically terminate and be of no further force or effect in the event and to the extent Buyer sells, transfers, assigns, conveys, exchanges or otherwise disposes or leases to a Third Party any of the Assets (whether directly, indirectly, by operation of law or otherwise, including in the event of a Change in Control of Buyer after the Closing) without Seller’s prior written consent (in which case such indemnification Obligations shall terminate only with respect to those Assets and Claims related thereto that are sold, transferred, assigned, exchanged or leased and shall otherwise remain in full force and effect), provided, however, Seller shall not unreasonably withhold, condition or delay its consent.

(c)                Without limiting the provisions of Sections 17.05(a) and 17.05(b), following the Closing, in the event Buyer, in any transaction or series of transactions, sells, transfers, assigns, conveys, exchanges or otherwise disposes or leases to a Third Party all or substantially all of the Assets, then, in connection with, as a condition to, and no later than the consummation of such transaction, Buyer shall cause the applicable acquirer to expressly assume Buyer’s Obligations under this Agreement (including with respect to the Assumed Liabilities) and the Closing Documents (excluding the Commercial Agreements) by joinder or other documentation reasonably satisfactory to Seller.

17.06        Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties, or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant representation or warranty.

17.07        Expenses. Whether or not the Contemplated Transactions are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Contemplated Transactions, including legal, due diligence, accounting and investment banking fees and expenses, shall be paid by the Party incurring such costs or expenses.

17.08        Schedules and Disclosure Letter. Matters listed once on the Schedules or the Disclosure Letter shall be deemed disclosed with reference to all sections of the Schedules or the Disclosure Letter (including any disclosures made in amendments made pursuant to Section 6.03 to the extent the applicability of such information is readily apparent. The listing (or inclusion of a copy) of a document or other item in the Disclosure Letter shall be adequate to disclose an exception to a representation or warranty made herein if the nature and relevance of such exception is readily apparent from the listing (or inclusion of a copy) of such document. In addition, the posting of any document or other item in the Data Room prior to the Execution Date shall be deemed to be a disclosure of such document or other item in any section of the Disclosure Schedules to which such document or other item is clearly relevant. The inclusion of information in the Schedules or the Disclosure

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Letter shall not be construed as an admission that such information is material to the Assets, the Assumed Liabilities or Seller. In addition, matters reflected in the Schedules or the Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in such Schedules or the Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

17.09        Legal Representation. Buyer and Seller acknowledge that each of them has been represented by counsel in connection with this Agreement and the Contemplated Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived.

17.10        Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

17.11        Bulk Transfer Laws. Buyer hereby waives compliance by Seller with the provisions of any so-called bulk transfer laws of any jurisdiction in connection with the purchase and sale of the Assets. Seller shall indemnify, defend and hold Buyer harmless (subject in all respects to Article XIII) from any Losses that Buyer may incur due to failure to so comply in accordance with Section 13.02(d).

17.12        No Third-Party Beneficiaries. Except as provided with respect to indemnification for Indemnified Parties as set forth in Article XIII and elsewhere in this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective permitted successors and assigns.

17.13        Binding Effect. Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

17.14        Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

17.15        Confidentiality.

(a)                Each of Seller and Buyer (on behalf of themselves and each of their respective Affiliates and Representatives) acknowledges that the information and material, in whatever form, including this Agreement and the Closing Documents (collectively, the “Confidential Information”) disclosed or made available to it by, and relating to, the other (and its Affiliates) prior to the Effective Time is confidential. Each of Seller and Buyer (on behalf of themselves and each of their respective Affiliates and Representatives) further agrees that it shall use commercially reasonable efforts not to make or permit disclosure of the Confidential Information to any Person, other than their Affiliates and their respective Representatives (including collective bargaining representatives) to whom such disclosure is necessary or

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convenient for the completion of the Contemplated Transactions (including compliance with the terms and condition of any Material Contract), and except in an arbitration proceeding as described in Article XVI or as may be required by Applicable Law or a court of competent jurisdiction. Each of Seller and Buyer (and their respective Affiliates) shall appropriately notify each Representative to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence and shall not be used in any capacity except for the operations of the Assets by Buyer. During the Interim Period, Seller and Buyer will cooperate in establishing “clean teams” where required or advisable in order to facilitate the review of Confidential Information that is competitively sensitive and that may be reasonably necessary for due diligence, transition, or integration purposes.

(b)                Each of Seller and Buyer (and their respective Affiliates and Representatives) agrees to use diligent efforts in accordance with customary and reasonable commercial practice, and at least with the same degree of skill and care that it would manifest in protection of its own confidential information, to protect the Confidential Information.

(c)                Each of the Parties (on behalf of themselves and each of their respective Affiliates and Representatives) agrees to notify the other Party promptly, in the event that it becomes aware of the unauthorized possession or use of the Confidential Information (or any part thereof) by any Third Party, including any of its Representatives. Each of Seller and Buyer (and their respective Affiliates and Representatives) agrees to cooperate with the other Party in connection with the other Party’s efforts to terminate or prevent such unauthorized possession or use of its Confidential Information.

(d)                Each of Seller and Buyer (on behalf of themselves and each of their respective Affiliates and Representatives) acknowledges that the other will suffer injury for which the other will not have an adequate remedy at law, in the event of a breach of the provisions of this Section 17.15, and that the other shall be entitled to injunctive relief as is reasonably necessary to prevent or curtail such breach, whether actual or threatened; provided, that, in no event (including a Willful Breach of this Agreement by Seller or Buyer, respectively) shall Seller or Buyer (or their respective Affiliates and Representatives) be prevented from exercising all of the rights granted to it hereunder.

(e)                Notwithstanding any provision to the contrary contained in this Agreement, the Obligations of each of Seller and Buyer (and their respective Affiliates and Representatives) to maintain the confidentiality of the Confidential Information it receives (each in such capacity a “Receiving Party”) shall not apply to any portion of the Confidential Information that:

(i)                 is or becomes generally available to the public through no fault of the Receiving Party, including information in the public domain;

(ii)              the Receiving Party receives from a Third Party without any requirement to keep such information secret;

(iii)            the Receiving Party can prove was in its possession without any obligation of secrecy at the time of its disclosure; or

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(iv)             the Receiving Party develops independently of and without reference to or use of the Confidential Information.

(f)                 Buyer shall not use (and shall be responsible in the event any of its Representatives use) the Confidential Information prior to the Closing for any other purpose other than the evaluation of the Contemplated Transactions.

(g)                In the event of any inconsistency between the provisions of this Section 17.15 and the confidentiality provisions of any Closing Document, the provisions of any Closing Document shall control with respect to any matters addressed by such Closing Document.

(h)                In the event this Agreement is terminated for any reason, at the request of Seller, Buyer shall within 20 days after receiving such request return to Seller all written Confidential Information, including all photocopies of the same.

(i)                 The provisions of this Section 17.15 shall remain in force for a period of five years from the later of the Execution Date or the Closing Date. The terms of this Section 17.15 shall survive the termination or expiration of this Agreement.

(j)                 If the Closing occurs, Seller agrees to treat information it possesses concerning the historical operation of the Assets as Confidential Information.

(k)                Seller and Buyer do not intend for any obligations of confidentiality contained herein to limit disclosure of the transaction in any way that would cause it to be treated as a “confidential transaction” under Treasury Regulation 1.6011-4(b)(3).

17.16        Electronic Signatures. Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et. seq.), the Uniform Electronic Transactions Act, or any other Applicable Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party shall be deemed to have executed this Agreement or other document contemplated thereby (including any amendment or other change thereto) unless and until such Party shall have executed this Agreement or other document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate this Agreement or such other document contemplated. Delivery of a copy of this Agreement or such other document bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

17.17        Anti-Corruption; Trade Controls.

(a)                Notwithstanding Section 4.07(a), Seller:

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(i)                 is aware of, during the Interim Period will comply with and has not violated Anti-Corruption Laws or Trade Control Laws and is not a Restricted Party;

(ii)              whether directly or indirectly, has not made, offered, authorized or accepted and will not make, offer, authorize, or accept any payment, gift, promise, or other advantage, to or for the use or benefit of any Government Official or any other Person where that payment, gift, promise, or other advantage would comprise a facilitation payment or otherwise violate the Anti-Corruption Laws or any other Applicable Law, or which would cause Buyer to be in breach of any Anti-Corruption Laws;

(iii)            has maintained and will maintain adequate written policies and procedures to comply with Anti-Corruption Laws;

(iv)             has maintained and will maintain adequate internal controls, including but not limited to using reasonable efforts to ensure that all transactions are accurately recorded and reported in its books and records to reflect truly the activities to which they pertain, such as the purpose of each transaction, with whom it was entered into, for whom it was undertaken, or what was exchanged;

(v)               will, to its knowledge, retain such books and records for the period required by Applicable Law or Seller’s own retention policies, whichever is longer;

(vi)             is not a Governmental Official, and to the best of its knowledge exercising reasonable diligence, no officer, agent or employee engaged by Seller or acting on Seller’s behalf is a Government Official;

(vii)          will, in the event Seller becomes aware it has breached an obligation in this paragraph, promptly notify Buyer, subject to the preservation of legal privilege; and

(viii)        shall make payments to Buyer, except with Buyer’s prior written consent.

(b)                Notwithstanding Section 5.05, Buyer:

(i)                 is aware of, during the Interim Period will comply with and has not violated Anti-Corruption Laws or Trade Control Laws and is not a Restricted Party;

(ii)              whether directly or indirectly, has not made, offered, authorized, or accepted and will not make, offer, authorize, or accept any payment, gift, promise, or other advantage, to or for the use or benefit of any Government Official or any other Person where that payment, gift, promise, or other advantage would comprise a facilitation payment or otherwise violate the Anti-Corruption Laws or any other Applicable Law, or which would cause Seller to be in breach of any Anti-Corruption Laws;

(iii)            has maintained and will maintain adequate written policies and procedures to comply with Anti-Corruption Laws or, alternatively, has made itself aware of and shall adhere to the Shell General Business Principles and the Shell Code of Conduct (www.shell.com/about-us/our-values);

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(iv)             has maintained and will maintain adequate internal controls, including but not limited to using reasonable efforts to ensure that all transactions are accurately recorded and reported in its books and records to reflect truly the activities to which they pertain, such as the purpose of each transaction, with whom it was entered into, for whom it was undertaken, or what was exchanged;

(v)               will, to its knowledge, retain such books and records for the period required by Applicable Law or Buyer’s own retention policies, whichever is longer;

(vi)             is not a Governmental Official, and to the best of its knowledge exercising reasonable diligence, no officer, agent or employee engaged by Buyer or acting on Buyer’s behalf is a Government Official;

(vii)          will, in the event it becomes aware it has breached an obligation in this paragraph, promptly notify Seller, subject to the preservation of legal privilege;

(viii)        has used and will use reasonable efforts to require any subcontractors, agents, or any other Third Parties to also comply with the foregoing requirements in this Section;

(ix)             and any Person who has acted on its behalf in connection with this Agreement has not been and is not now involved in internal or external investigations or discussions with any Government Authority related to potential or actual breaches of Trade Control Laws or Anti-Corruption Laws;

(x)               warrants that all information provided by Buyer to Seller in connection with Seller’s integrity due diligence is accurate; and

(xi)             shall make payments to Seller, except with Seller’s prior written consent.

(c)                Prior to Closing and notwithstanding any other provision of this Agreement, if a Party becomes a Restricted Party, is listed on the Restricted Party list, or is held liable for violation of Anti-Corruption Laws or Trade Control Law, in each case, in connection with the Contemplated Transactions, then this Agreement shall terminate upon a notice of termination being provided by the other Party to such Party.

17.18        Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by means of signature pages delivered by facsimile transmission or electronic mail), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers or representatives of Buyer and Seller as of the day and year first above written.

SELLER:	SHELL CHEMICAL LP By: /s/ Sean Clarry Name: Sean Clarry Title: President
BUYER:

EQUILON ENTERPRISES LLC d/b/a SHELL OIL PRODUCTS US

By: /s/ Patrick F. Southwick

Name: Patrick F. Southwick

Title: Vice President - Portfolio

SHELL OIL COMPANY

By: /s/ Keith Probyn

Name: Keith Probyn

Title: Vice President Real Estate

VERTEX ENERGY OPERATING LLC

By: /s/ Benjamin Cowart

Name: Benjamin Cowart

Title: President/CEO

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